Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT

between

PITNEY BOWES INC.

and

STARFISH PARENT, LP

dated as of AUGUST 23, 2019

i

Exhibits

Exhibit A	Accounting Principles
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Real Property Lease Assignment
Exhibit E	Form of Real Property Sublease (Troy, NY)
Exhibit F-A	Form of Real Property License Agreement (Shelton, CT)
Exhibit F-B	Form of Real Property License Agreement (Stamford, CT)
Exhibit G	Form of IP License Agreement
Exhibit H	Form of Local Transfer Agreement
Exhibit I-A	Form of Software Maintenance and Support Agreement
Exhibit I-B	Form of On-Demand Subscription Agreement
Exhibit J	Form of IP Assignment Agreement
Exhibit K	Transferred Entities

STOCK AND ASSET PURCHASE AGREEMENT

This STOCK AND ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 23rd day of August 2019, by and between (a) Pitney Bowes Inc., a Delaware corporation (the “Seller”), and (b) Starfish Parent, LP, a Delaware limited partnership (the “Purchaser”).  Capitalized terms used in this Agreement shall have the meanings indicated in Section 9.2.

WHEREAS, certain of the Seller’s Subsidiaries, the Transferred Entities, currently conduct the Business;

WHEREAS, the Seller owns, directly or indirectly, (i) 100% of the issued and outstanding equity interests of the Transferred Entities engaged in the Business and (ii) certain other Transferred Assets used in the conduct of the Business; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Purchaser desires to acquire (or cause one or more of its designated Affiliates to acquire) from the Seller and its Subsidiaries the Transferred Equity Interests and the Transferred Assets and to assume certain liabilities relating to the Business and the Seller and its Subsidiaries desire to sell, assign, transfer, convey and deliver to the Purchaser such equity interests, assets and liabilities.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE; ASSUMPTION OF LIABILITIES

Section 1.1.       Purchase and Sale.  Upon the terms and subject to the terms and conditions set forth in this Agreement (including Section 2.5 and Section 9.11), at the Applicable Closing, the Seller shall, and shall cause all of the Selling Entities to, sell, assign, transfer, convey and deliver to the Purchaser (or one or more of its designated Affiliates), and the Purchaser shall (or shall cause one or more of its designated Affiliates to) purchase, acquire and accept from each Selling Entity, free and clear of all Encumbrances (other than Permitted Encumbrances) all of such Selling Entity’s rights, title and interests in and to:

(a)        100% of the Transferred Parent Equity Interests (excluding any Excluded Assets and the Excluded Equity Interests and any of the other equity interests in any Person (other than the Transferred Entities) held by the Transferred Entities); and

(b)         the Transferred Assets, in each case, in the applicable jurisdiction,

in exchange for (i) the Purchase Price, payable in full on the Principal Closing Date and subject to adjustment as set forth in Section 1.5, Section 1.8 and Section 5.11, and (ii) the Purchaser’s assumption of the Assumed Liabilities and its agreement to cause all such Assumed Liabilities to be paid, performed and discharged when due, without further recourse to any member of the Seller Group.  In accordance with Section 2.5, the transfer of the Transferred Parent Equity Interests, the Transferred Assets and the Transferred Employees in any Deferred Jurisdictions, and the

assumption of the Assumed Liabilities in any Deferred Jurisdictions, will be effected on one or more Deferred Closing Dates after the Principal Closing Date.

Section 1.2.      Transferred Assets; Excluded Assets; Transferred Entities.

(a)         Transferred Assets.  The term “Transferred Assets” means, collectively, all of the following assets that are held, as of the applicable Effective Time, by any Selling Entity, other than any Excluded Assets:

(i)        the goodwill of the Business;

(ii)      all Transferred Personal Property;

(iii)     all Transferred Intellectual Property;

(iv)     all Contracts primarily relating to, or primarily used in, the Business (other than the Transferred Real Property Leases) and the portion of the Split Contracts to the extent relating to the Business, in each case, subject to Section 5.7 (collectively, the “Transferred Business Contracts”);

(v)     the real property leases and subleases set forth on Section 1.2(a)(v)(1) of the Disclosure Schedules (the “Assigned Real Property Leases”, together with the leases and subleases held by the Transferred Entities set forth on Section 1.2(a)(v)(2) of the Disclosure Schedules, collectively, the “Transferred Real Property Leases”), together with (x) any prepaid rent and security deposits relating thereto and any options to purchase in connection therewith and (y) the right, title or interest of the Transferred Entities and Selling Entities, if any, in and to any fixtures, structures or improvements, appurtenant to such real property subject to the terms and conditions of the Transferred Real Property Leases;

(vi)     other than any Permit described in Section 1.2(b)(xiv), all Permits primarily relating to, used or held for use in connection with the Business;

(vii)    all (A) customer and vendor lists to the extent relating to the Business and (B) books, records, data, files and documents and information embodied in any form or media to the extent relating to the Business, the Transferred Entities and/or the Transferred Assets, including all of such Selling Entity’s or Transferred Entity’s equipment maintenance data, accounting records, service and warranty records, cost and pricing information, business plans, transactional records to the extent relating to the Business or such Transferred Entity, and any other such data and records to the extent relating to the Business or such Transferred Entity, however stored; provided that each member of the Seller Group shall be entitled to retain and use copies of any of the foregoing solely for the purposes specified in Section 5.4(c) and subject to the obligations specified therein;

(viii)   to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including (A) rights under insurance policies as described in Section 5.14 and (B) rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors to the extent relating to the Business, the Transferred Entities and/or the Transferred Assets or defenses and rights of offset or counterclaim relating to the Assumed Liabilities (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent related to the Excluded Assets, the Excluded Liabilities or Losses for which the Seller is liable to the Purchaser or any of its Affiliates);

(ix)     any rights to reimbursements, refunds, indemnification, hold-harmless or similar rights, in each case, from third parties to the extent relating to the acquisition or conduct of any part of the Business;

(x)      all accounts receivable of each Selling Entity and each Transferred Entity to receive payments from customers and any other third parties to the extent relating to services rendered or products provided by the Business;

(xi)     all prepaid expenses, deposits and refunds to the extent relating to the Business;

(xii)    all assets of any (A) Assumed Benefit Plan and (B) other Business Benefit Plan, to the extent the assets of such Business Benefit Plan are expressly described as transferring to the Purchaser in Section 5.10 (collectively, the “Transferred Benefit Plan Assets”);

(xiii)   any employee data to the extent relating to employees who are Transferred Employees, other than data which any member of the Seller Group is prohibited by Law from disclosing or delivering to the Purchaser;

(xiv)   all organizational documents, minute and stock record books, corporate seals, Tax Returns and other Tax records of each of the Transferred Entities or solely with respect to the Transferred Assets; and

(xv)    all other rights, title and interests of each Selling Entity of the type not covered by the preceding clauses (i) to (xiv) in and to, as they exist as of the applicable Effective Time, all of the assets, properties, claims and rights of every kind, nature, character and description, tangible and intangible, real, personal or mixed, wherever located, in each case, that are primarily related to, primarily used or primarily held for use by such Selling Entity in connection with the Business as of such Effective Time.

(b)         Excluded Assets.  The “Excluded Assets” shall consist of all assets that do not constitute Transferred Assets, including all of the following assets, whether or not the following assets fall within the definition of “Transferred Assets” and, unless expressly stated below, whether or not held by a Transferred Entity:

(i)       all Cash of each member of the Seller Group (other than the Transferred Entities) other than any prepaid rent and security deposits relating to the Transferred Real Property Leases;

(ii)      all checkbooks, canceled checks and bank accounts of each member of the Seller Group (other than the Transferred Entities);

(iii)    all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by customers, suppliers, vendors and licensors to the extent related to the Excluded Assets or the Excluded Liabilities;

(iv)     all rights (A) of each member of the Seller Group under this Agreement and the other Transaction Documents and (B) under the Split Contracts except, in the case of clause (B) and subject to Section 5.7, to the extent relating to the Business;

(v)     all organizational documents, minute and stock record books, corporate seals, Tax Returns and other Tax records of (x) each member of the Seller Group (other than the Transferred Entities) and (y) any Seller Consolidated Group;

(vi)     all insurance policies (other than insurance policies held by the Transferred Entities) and rights thereunder to the extent not relating to the Business, including the benefit of any deposits or prepayments and any insurance proceeds covering any portion of any Excluded Assets or Excluded Liabilities (subject to Section 5.14);

(vii)    all rights of each member of the Seller Group to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to any Excluded Assets or Excluded Liabilities;

(viii)   all Excluded Intellectual Property and, subject to the restrictions set forth in the IP License Agreement, the Seller’s (A) Commerce Cloud Design System, (B) Commerce Cloud Fusion Data Platform, (C) Commerce Cloud SaaS Platform (including API Management system), (D) Commerce Cloud Business Systems, (E) Localization and Globalization Platform, and (F) Common DevOps tools and scripts (referred to by the Seller as PB intersource) that, for (A)-(F), will be licensed to the Purchaser pursuant to the IP License Agreement;

(ix)      all Tax credits, Tax refunds and other Tax assets of any member of the Seller Group (other than the Transferred Entities);

(x)       all assets (other than the Transferred Benefit Plan Assets) relating to any employee benefit plan in which any employee of any member of the Seller Group participates;

(xi)    any employee data which relates to employees who are not Transferred Employees or which any member of the Seller Group is prohibited by Law from disclosing or delivering to the Purchaser;

(xii)    all assets used by any member of the Seller Group to provide services or supplies to the Purchaser and its Affiliates (including, after the Applicable Closing, the Transferred Entities) pursuant to the Transition Services Agreement;

(xiii)   (A) all records and reports prepared or received by any member of the Seller Group in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or the Purchaser so prepared or received, (B)

all confidentiality agreements with prospective purchasers of the Business or any portion thereof (whose names have been provided to the Purchaser at least five (5) Business Days prior to the Principal Closing Date), and all bids and expressions of interest received from third parties with respect thereto, provided that, following the Principal Closing, (x) the applicable member of the Seller Group shall (1) enforce confidentiality obligations under any such confidentiality agreement with respect to confidential information of the Business (to the extent such obligations remain in effect) at the reasonable request of the Purchaser and (2) submit a request immediately after the execution of this Agreement under any such confidentiality agreement for the return or destruction of such confidential information and provide a copy of any certification relating thereto to the Purchaser (in each case of the foregoing clauses (1) and (2), at the Purchaser’s sole cost and expense and subject to reimbursement and/or indemnification by the Purchaser for the full amount of any expenditure or liability) and (y) no member of the Seller Group shall amend, or waive any of its rights under, any such confidentiality agreement without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), and (C) all privileged communications described in Section 9.13 and all privileged materials, documents and records to the extent not related to the Business;

(xiv)   any Permit held by a member of the Seller Group immediately prior to the Principal Closing, whether or not primarily relating to, used or held for use in connection with the Business, the transfer of which is not permitted by applicable Law;

(xv)     the Excluded Equity Interests and any of the other equity interests in any Person (other than the Transferred Entities);

(xvi)   all furnishings and furniture located at any of the Shared Spaces that are not occupied pursuant to Transferred Real Property Leases; and

(xvii)  the assets set forth on Section 1.2(b)(xvii) of the Disclosure Schedules.

(c)       Transferred Entities.  All assets of the Transferred Entities, excluding (i) the Excluded Equity Interests and any of the equity interests in any Person (other than the Transferred Entities) and (ii) any assets of the Transferred Entities that are Excluded Assets, will be transferred to the Purchaser (or one or more of its designated Affiliates) through the transfer of the Transferred Parent Equity Interests.

Section 1.3.      Consent to Assignment.

(a)        Notwithstanding anything in this Agreement to the contrary, but subject to Section 5.5 and Section 5.6, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Transferred Asset or any claim, right or benefit thereunder or arising therefrom (collectively, the “Interests”), if an attempted sale, assignment, transfer or conveyance of such Interest would constitute a breach or a violation of any applicable Law, or would adversely affect the rights of the Purchaser or its Affiliates thereunder or, with respect to Contracts not exclusively relating to the Business, the Seller and its Affiliates thereunder, or if such Interest cannot be sold, assigned, transferred or conveyed without any third-party consent that has not been obtained by (or does not remain in full force and effect at) the Applicable Closing (any such Interest, an

“Excluded Interest”), unless and until (i) such Excluded Interest can be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) without such a breach, violation of Law or adverse effect on the Seller’s or the Purchaser’s rights thereunder or (ii) such third-party consent is obtained, at which time (with respect to any Excluded Interest, the “Excluded Interest Transfer Time”), in the case of clauses (i) and (ii), such Excluded Interest and any related Assumed Liability shall be deemed to be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) and assumed in accordance with Section 1.4(a) and shall cease to be an Excluded Interest.

(b)        During the twelve (12) months following the Applicable Closing Date, to the extent and during the period any Interest remains an Excluded Interest and without further consideration (i)(x) the parties shall, and shall cause their respective Affiliates to, use their commercially reasonable efforts to cooperate in any reasonable and lawful arrangements (including by establishing agency type or other similar arrangements or establishing subcontracting, sublicensing or subleasing arrangements) reasonably satisfactory to both parties to provide the benefits and use of such Excluded Interest in all material respects to the Purchaser or its designee, and (y) to the extent permitted by Law, the Seller shall, and shall cause its Affiliates to, exercise, enforce and exploit, only at the direction of and for the benefit of the Purchaser, any and all claim, right or benefit of the Seller or its Affiliates arising in connection with such Excluded Interest, and (ii) (x) the Seller shall, and shall cause its applicable Affiliates to, promptly pay, assign and remit to the Purchaser when received all monies and other consideration relating to such Excluded Interest or any claim, right or benefit thereunder, in each case, received by it following the Applicable Closing and not transferred to the Purchaser or its designee pursuant to this Agreement and (y) the Purchaser or its designee shall promptly pay or satisfy the corresponding liabilities and obligations with respect to such Excluded Interest to the same extent the Purchaser would have been responsible therefor if such Excluded Interest had been transferred to the Purchaser as of the Applicable Closing.  The parties shall use their commercially reasonable efforts to structure the provision of the benefits of any Excluded Interest to the Purchaser in a manner that does not result in any member of the Seller Group or any of their Affiliates recognizing net taxable income (taking into account any deductions available for payments made to the Purchaser) with respect to such structure; provided that, if notwithstanding such efforts any member of the Seller Group or any of their Affiliates (other than a Transferred Entity) recognizes net taxable income as a result of such structure (as reasonably determined by the Seller), then the amount payable by the Seller shall be reduced by 25.5% of such net taxable income.  Notwithstanding anything to the contrary in this Agreement, no member of the Seller Group shall have any obligation to seek any third-party consent or to cooperate in providing the benefits of any Excluded Interest to the Purchaser, in either case, following the earlier of (i) the Excluded Interest Transfer Time for such Excluded Interest and (ii) the date that is twelve (12) months after the Applicable Closing Date.  The parties acknowledge that the failure of any third party consent to be obtained or the failure of any Interest to constitute a Transferred Asset or any circumstances resulting therefrom shall not, in and of itself, constitute a Business Material Adverse Effect or a breach by the Seller of any representation, warranty, condition, covenant or agreement contained in this Agreement.  No member of the Seller Group shall be required to make any material expenditure or incur any potential liability (other than any liability for immaterial administrative or legal costs and expenses) in connection with any such activities described in this Section 1.3(b), unless reimbursed and/or fully indemnified by the Purchaser for the full amount of any such expenditure or liability.

Section 1.4.       Assumed Liabilities; Excluded Liabilities.

(a)        Assumed Liabilities.  At the Applicable Closing, the Purchaser shall (or shall cause one of its designated Affiliates to) assume and agree to pay, honor, discharge and perform in full when due, and shall, as provided in Article VIII, indemnify and hold the Seller Indemnified Parties harmless from, all of the following Liabilities of any member of the Seller Group, other than any portion thereof that constitutes an Excluded Liability (collectively, the “Assumed Liabilities”):

(i)       all Liabilities to the extent arising under or relating to the Transferred Business Contracts;

(ii)      all Liabilities to the extent arising under or relating to the Transferred Real Property Leases, including all Liabilities to the extent arising from or relating to the possession, occupation, operation or maintenance of the real properties subject to the Transferred Real Property Leases, whether such Liabilities relate to conditions that exist before, on, or after the Principal Closing Date;

(iii)     all Liabilities for allowances, credits or adjustments relating to services provided by the Business to which customers of the Business may be entitled;

(iv)     all Liabilities arising from or relating to claims or litigation to the extent related to the Business or the Transferred Assets;

(v)      (A) all Liabilities with respect to the Transferred Employees and their dependents and beneficiaries arising out of or relating to any Assumed Benefit Plan and (B) the other Liabilities expressly assumed by the Purchaser pursuant to Section 5.10 (collectively, the “Assumed Employee Liabilities”);

(vi)     all Liabilities to the extent relating to the Business or the Transferred Assets arising under Environmental Laws;

(vii)    all Liabilities to the extent arising out of or relating to any Transferred Personal Property or Transferred Intellectual Property;

(viii)   all accounts payable of each Selling Entity and each Transferred Entity owed to suppliers and any other third parties to the extent relating to or arising out of the Business;

(ix)     all other Liabilities to the extent relating to, arising out of or otherwise in any way in respect of the Business or the conduct or operation of the Business and activities related thereto, whether before or after the Principal Closing Date, or the ownership, use or operation of any Transferred Assets, in each case, whether or not presently asserted and whether arising before, on or after the Principal Closing; and

(x)      all Liabilities of the Transferred Entities or their personal or real property or other assets (or the ownership or operation thereof).

The Seller and the Purchaser acknowledge and agree that the Transferred Entities shall remain liable after the Principal Closing Date for all of their respective Liabilities and such Liabilities shall constitute Assumed Liabilities (except to the extent such Liabilities constitute Excluded Liabilities), and the Purchaser shall, as provided in Article VIII, indemnify and hold the Seller Indemnified Parties harmless from all such Liabilities.

(b)        Excluded Liabilities.  The Purchaser shall not assume, and the term “Assumed Liabilities” shall not include, any of the Excluded Liabilities.  The members of the Seller Group shall retain, and the Seller shall, as provided in Article VIII, indemnify and hold the Purchaser Indemnified Parties harmless from, the Excluded Liabilities.  The “Excluded Liabilities” shall consist of the following:

(i)       all Liabilities to the extent related to the Excluded Assets, including all Liabilities to the extent (A) relating to any business of any member of the Seller Group other than the Business or (B) not relating to the Business or the Transferred Assets;

(ii)      all Liabilities to the extent any member of the Seller Group is expressly liable pursuant to the terms of this Agreement or the transactions contemplated hereby;

(iii)     all notes payable and Indebtedness of any member of the Seller Group, other than the Transferred Entities and other than any Transferring Indebtedness or amounts included in Current Liabilities;

(iv)     all costs and expenses incurred by the Seller or any Selling Entity in connection with this Agreement or the transactions contemplated and/or related to the solicitation of any other potential buyers of the Business, the Transferred Entities and/or the Transferred Assets or the consideration of strategic alternatives with respect thereto (to the extent not included in the calculation of Transaction Expenses);

(v)      all Liabilities arising from or relating to any Action brought against the Seller, any of its Affiliates or any of their respective directors or officers relating to or arising from this Agreement or the transactions contemplated hereby by any of the Seller’s shareholders, advisors or representatives or any other prospective purchasers of the Business;

(vi)     all Liabilities related to any confidentiality agreements entered into by the Seller or any of its Affiliates, in connection with the sale of the Business;

(vii)    (A) all Liabilities incurred under or with respect to any Business Benefit Plan that is not an Assumed Benefit Plan and (B) any other employment and employee Liabilities other than the Assumed Employee Liabilities;

(viii)   Retained Asset Taxes; and

(ix)     all Liabilities to the extent arising out of or resulting from the Reorganization;

provided, however, that any Liabilities of the Transferred Entities (other than the Liabilities described in Section 1.4(b)(i)(A)) shall not constitute Excluded Liabilities.

Section 1.5.       Purchase Price.

(a)       Subject to the terms and conditions hereof, at the Principal Closing, the Purchaser shall pay or cause to be paid to the Seller (and/or to one or more Affiliates of the Seller as designated by the Seller in such amounts designated by the Seller, in each case, in writing), in immediately available funds by wire transfer to one or more bank accounts designated by the Seller, cash in U.S. dollars in an amount equal to (i) $700,000,000 (the “Purchase Price”) plus (ii) the Estimated Adjustment Amount (which may be positive or negative) (the “Closing Purchase Price”).  The Closing Purchase Price shall be subject to adjustment as provided in Section 1.8.

(b)        In the event that the portion of the Purchase Price allocated to any Deferred Jurisdiction set forth on Section 1.5(b) of the Disclosure Schedules is required by applicable Law to be paid in a Foreign Currency at the applicable Deferred Closing, (i) on the applicable Deferred Closing Date, the local Subsidiary of the Purchaser shall pay to the Seller (or the applicable local Selling Entity or other Affiliate of the Seller designated by the Seller) an amount in the applicable Foreign Currency equal to (A) such portion of the Purchase Price allocated to the applicable Deferred Jurisdiction (as determined in accordance with Section 2.4) in U.S. dollars multiplied by (B) the Exchange Rate as of such Deferred Closing Date with respect to each applicable Foreign Currency (each such payment, a “Local Consideration Payment”) and (ii) upon receipt of the applicable Local Consideration Payment (as evidenced by a wire reference number or equivalent documentation), the Seller shall not later than the first (1st) Business Day after such receipt refund to the Purchaser the portion of the Purchase Price allocated to such Deferred Jurisdiction (as determined in accordance with Section 2.4) in U.S. dollars.

Section 1.6.      Pre-Closing Estimated Adjustment of Purchase Price.  No earlier than five and no later than three (3) Business Days prior to the Principal Closing, the Seller shall prepare and deliver to the Purchaser (i) a statement setting forth the Estimated Closing Working Capital, the Estimated Closing Cash, the Estimated Transferring Indebtedness, the Estimated Transaction Expenses and the Estimated Adjustment Amount (such statement, the “Estimated Closing Statement”), such statement to be prepared in good faith and in accordance with the accounting principles, practices, assumptions, conventions and policies (including any exclusions or deviations from GAAP) set forth on Exhibit A (the “Accounting Principles”) and (ii) reasonable supporting detail of each of the calculations set forth in the Estimated Closing Statement.  The Seller shall, and shall cause each member of the Seller Group to, provide the Purchaser and its representatives and advisors reasonable access to the books, Contracts, properties, personnel, representatives (including the Seller’s advisors and independent accountants and their work papers) and records of the Seller Group and such representatives of the Seller Group relevant to the Purchaser’s review of the Estimated Closing Statement.  The Seller shall review any comments proposed by the Purchaser with respect to the Estimated Closing Statement and will consider, in good faith, any appropriate changes thereto prior to the Principal Closing; provided that, for the avoidance of doubt, the Principal Closing Date shall not be delayed in any respect as a result of any disagreement that the Purchaser may have with respect to the Estimated Closing Statement or any request with regards to backup data and the amounts paid at the Principal Closing Date shall be based on the Estimated Closing Statement.

Section 1.7.      Closing Adjustments Schedule.

(a)        As promptly as practicable, but no later than ninety (90) days after the Principal Closing Date (the “Closing Adjustments Schedule Deadline”), the Seller shall prepare and deliver to the Purchaser (i) a schedule setting forth the Seller’s calculation of Closing Working Capital, Closing Cash, Transferring Indebtedness, Transaction Expenses and the Final Purchase Price (the “Closing Adjustments Schedule”), prepared in accordance with the Accounting Principles and (ii) reasonable supporting detail of each of the calculations set forth in the Closing Adjustments Schedule. To the extent the Seller does not deliver the Closing Adjustments Schedule by the Closing Adjustments Schedule Deadline, the Seller shall be deemed to have forfeited the right to deliver the Closing Adjustments Schedule and the Purchaser shall, as promptly as practicable, but no later than ninety (90) days after the Closing Adjustments Schedule Deadline, prepare and deliver to the Seller the Purchaser’s calculation of the Closing Adjustments Schedule (and the components thereof), including reasonable supporting detail of each of the calculations set forth therein, and the provisions of Section 1.7(b) and Section 1.7(c) shall apply, mutatis mutandis, with respect to the determination of the Final Adjustment Amount and the Final Purchase Price; provided, that the Seller (in lieu of the Purchaser) shall be permitted to disagree with the Purchasers calculation of the Final Purchase Price.

(b)        If the Purchaser disagrees with the Seller’s calculation of the Final Purchase Price delivered pursuant to Section 1.7(a), the Purchaser may, within sixty (60) days after delivery of the documents referred to in Section 1.7(a), deliver a written notice to the Seller disagreeing with any such calculation and setting forth the Purchaser’s calculation of the applicable amounts and, in reasonable detail, the Purchaser’s good faith grounds for such disagreement.  Any such notice of disagreement shall specify those items or amounts as to which the Purchaser disagrees, and the Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustments Schedule and the calculation of the Final Purchase Price delivered pursuant to Section 1.7(a).  If no notice of disagreement is delivered in accordance with this Section 1.7(b), the Seller’s calculations of the Final Purchase Price, Closing Working Capital, Closing Cash, Transferring Indebtedness and Transaction Expenses shall become final and binding.

(c)        If a notice of disagreement shall be delivered pursuant to Section 1.7(b), the Purchaser and the Seller shall, during the forty-five (45) days following such delivery, negotiate in good faith and use their reasonable best efforts to reach agreement on any disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Closing Cash, Transferring Indebtedness, Transaction Expenses and the Final Purchase Price, and all communications related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar state rule.  If, during such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly after the expiration of such period jointly engage the Accountant, shall enter into a customary engagement letter with, and, to the extent necessary shall waive and cause its Affiliates to waive conflicts with the Accountant, and shall instruct the Accountant promptly to review this Agreement and the disputed items.  The Purchaser and the Seller shall instruct the Accountant to (i) consider, in making such calculation(s), only those items or amounts in the Closing Adjustments Schedule identified in a statement furnished to the Accountant by the Seller and the Purchaser as being disputed in the notice of disagreement (which such statement shall include the position, including the specific amount proposed, of each of the Seller and the Purchaser with respect to each such disputed item as set forth in the notice of disagreement and the Closing Adjustments Schedule, respectively), (ii) prepare its calculations and render its decision consistent with the terms of this Agreement, and not by an independent review, and (iii) deliver to the Purchaser and the Seller, within thirty (30) days, a report setting forth such calculations, which, in each case, shall not be more than the amount thereof shown in the Seller’s calculation delivered pursuant to Section 1.7(a), nor less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 1.7(b).  The scope of the Accountant’s review shall be limited to whether the amounts of Closing Working Capital, Closing Cash, Transferring Indebtedness and Transaction Expenses in the notice of disagreement delivered pursuant to Section 1.7(b) remaining in dispute were prepared in accordance with this Section 1.7 and the other terms of this Agreement and, specifically, the Accounting Principles and whether there were mathematical errors in the relevant Closing Adjustments Schedule, and the Accountant shall not be authorized or permitted to make any other determination. Without limiting the generality of the foregoing, the Accountant is not authorized or permitted to make any determination as to the accuracy of Section 3.6 or any other representation or warranty in this Agreement or as to compliance by the Seller, the Purchaser or any of their respective Affiliates with any of the covenants in this Agreement (other than this Section 1.7) or as to whether the Target Working Capital is correct, adequate or sufficient.  The Accountant’s report shall be final and binding upon the Purchaser and the Seller, absent fraud, bad faith or manifest error.  The Purchaser and the Seller shall each pay their own fees and expenses in connection with the resolution of any disputes by the Accountant and the fees and expenses of the Accountant shall be paid by the Purchaser and the Seller in inverse proportion to the difference between the Final Purchase Price proposed by each of them and the Final Purchase Price as determined by the Accountant.  For example, should the amount of the items in dispute total $1,000 and the Accountant awards $600 in favor of the Seller’s position, 60% of the costs of its review would be borne by the Purchaser and 40% of the costs would be borne by the Seller.

(d)        The Purchaser and the Seller agree that they will, and agree to cause their respective Affiliates, independent accountants and advisors and the personnel of the Business to, cooperate and assist in the preparation of the Closing Adjustments Schedule and the calculation of Closing Working Capital, Closing Cash, Transferring Indebtedness and Transaction Expenses and in the conduct of the Accountant’s review referred to in this Section 1.7, including the making available during normal business hours upon reasonable notice and subject to Section 5.2, to the extent necessary, of books, Contracts, records, work papers, personnel, representatives (including their respective advisors and independent accountants and their work papers) and any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 1.7; provided, however, that (i) the Purchaser and the Seller shall concurrently make a copy of all written information provided to the Accountant available to the other party and notify the other party reasonably in advance so that it may have its representatives and advisors participate in any meetings with the Accountant and (ii) the independent accountants of the Purchaser or the Seller shall not be obligated to make any working papers available to the other party or to the Accountant unless and until such party or the Accountant, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(e)        For the avoidance of doubt, this Section 1.7 and Section 1.8 are not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to estimation methodologies, accruals and reserves), policies, principles, practices, procedures or classifications for purposes of calculating amounts referred to in this Section 1.7, or to adjust for any inconsistencies between the Accounting Principles, on the one hand, and GAAP, on the other, or errors or omissions that may be found with respect to the Financial Statements referenced in Section 3.6 or any inconsistencies between the Financial Statements (or the Sample Statement on Exhibit A) and GAAP. The Closing Adjustments Schedule will entirely disregard (i) any financing or refinancing arrangements entered into at any time by the Purchaser or any other transaction entered into by the Purchaser in connection with the consummation of the transactions contemplated hereby and (ii) any of the plans, transactions or changes which the Purchaser intends to or does initiate or make or cause to be initiated or made on or after the Principal Closing with respect to the Business, or any facts or circumstances that are unique or particular to the Purchaser or any of its assets or liabilities.

Section 1.8.       Post-Closing Adjustment of Purchase Price.

(a)        Following the final determination of Final Purchase Price, Closing Working Capital, Closing Cash, Transferring Indebtedness and Transaction Expenses pursuant to Section 1.7, a payment (the “Final Purchase Price Adjustment”) shall be made by the Seller (or one or more Affiliates designated by the Seller) to the Purchaser (or one or more Affiliates designated by the Purchaser), or by the Purchaser (or one or more Affiliates designated by the Purchaser) to the Seller (or one or more Affiliates designated by the Seller), as applicable, as an adjustment to the Purchase Price.  The Final Purchase Price Adjustment shall be an amount equal to the Closing Purchase Price, minus the Final Purchase Price.  If the Final Purchase Price Adjustment is positive, such amount shall be paid to the Purchaser (or one or more Affiliates designated by the Purchaser) by the Seller (or one or more Affiliates designated by the Seller), and if the Final Purchase Price Adjustment is negative, the absolute value of such amount shall be paid to the Seller (or one or more Affiliates designated by the Seller) by the Purchaser (or one or more Affiliates designated by the Purchaser).

(b)       Method of Payment.  Any payments pursuant to Section 1.8(a) shall be made in U.S. dollars and shall be made by wire transfer of immediately available funds to an account or accounts designated by the receiving party within ten (10) days after Final Purchase Price has been determined.

Section 1.9.      Withholding.  The Purchaser, the Seller, the Transferred Entities and their respective Affiliates shall be entitled to withhold, or cause to be withheld, from any payment made pursuant to this Agreement such amounts as are required to be withheld under applicable Tax Law.  To the extent that such amounts are so withheld and paid over to the proper Governmental Authority, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  If the Purchaser, the Seller or any other applicable withholding agent determines that it may need to withhold any Tax under this Section 1.9, it shall provide reasonable notice to the Person in respect of which such withholding is required to be made, and the parties shall use commercially reasonable efforts to reduce or eliminate such withholding.  The Purchaser shall use commercially reasonable efforts to provide, at least fifteen (15) days prior to the Principal Closing Date, a statement to the Seller setting forth (a) whether it has determined that it is required to withhold any Tax with respect to the payment of the Closing Purchase Price and (b) the amount required to be withheld and a reasonably detailed description of the basis for such withholding.

ARTICLE II

CLOSING; CLOSING DELIVERIES

Section 2.1.     Closings.  The closing of the purchase and sale of the Transferred Parent Equity Interests and the Transferred Assets, the transfer of the Transferred Employees and the assumption of the Assumed Liabilities, in each case, in the Initial Jurisdictions (the “Principal Closing”) shall take place at 10:00 a.m., local time, at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 on the second (2nd) Business Day after all conditions to the obligations of the Purchaser and the Seller under Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at the Principal Closing, but subject to their satisfaction or waiver at such time) or at such other place and time as the parties may agree; provided that, notwithstanding the satisfaction of the conditions to the obligations of the Purchaser and the Seller under Article VI (or, to the extent permitted by applicable Law, the waiver thereof by the parties entitled to waive such conditions), unless otherwise agreed in writing by the Purchaser, the parties shall not be required to affect the Principal Closing prior to November 25, 2019 (the “Inside Closing Date”); provided, further, that the Seller may, in its sole discretion, elect to delay the Principal Closing to the first (1st) day of the month immediately following the date such conditions under Article VI shall have been satisfied or waived, as set forth above, and if such day is not a Business Day, the Principal Closing shall take place on the first (1st) Business Day thereafter (though the Principal Closing shall remain effective as of such first (1st) day of such month in accordance with Section 2.2); provided, further, that if the Principal Closing is delayed pursuant to the immediately foregoing proviso to a date that is after the Termination Date, then notwithstanding anything to the contrary in this Agreement, the Seller shall not be entitled to terminate this Agreement pursuant to Section 7.1(a)(ii) until after such date.  The date on which the Principal Closing occurs is referred to herein as the “Principal Closing Date.”  In accordance with Section 2.5, the closing of the transfer of the Transferred Parent Equity Interests, the Transferred Assets and the Transferred Employees in any Deferred Jurisdictions, and the assumption of the Assumed Liabilities in any Deferred Jurisdictions will be effected on one or more Deferred Closing Dates after the Principal Closing Date.  The parties specifically acknowledge that time is of the essence because the Seller’s intention to exit the Business is or will become known to its employees, customers, vendors and others having dealings with the Seller.

Section 2.2.      Effectiveness.  For all economic, accounting and Tax purposes (in each case, to the extent permitted by applicable Law), the consummation of the transactions contemplated by this Agreement relating to (a) the Initial Jurisdictions shall be deemed to take place on the Principal Closing Date at 12:01 a.m., local time, in each Initial Jurisdiction and (b) the Deferred Jurisdictions shall be deemed to take place on the applicable Deferred Closing Date at 12:01 a.m., local time, in each Deferred Jurisdiction (the time specified in clause (a) or (b), the “Effective Time”); provided that, in the case of clause (a) or (b), if the Applicable Closing Date is on the first (1st) Business Day of the month and such Business Day is not the first (1st) day of the month, the Effective Time shall be deemed to be 12:01 a.m., local time in the applicable jurisdiction, on the first (1st) day of such month.

Section 2.3.       Closing Deliveries.

(a)         At the Principal Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)      an executed copy of a Bill of Sale, Assignment and Assumption Agreement in respect of the Initial Jurisdictions, substantially in the form of Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”);

(ii)      an executed copy of a Transition Services Agreement, subject to Section 5.29, substantially in the form of Exhibit C (the “Transition Services Agreement”);

(iii)    executed assignment and assumption agreements, substantially in the form attached hereto as Exhibit D, with respect to each Assigned Real Property Lease in an Initial Jurisdiction set forth on Section 2.3(a)(iii) of the Disclosure Schedules (collectively, the “Real Property Lease Assignments”);

(iv)     subject to mutually agreed upon modification for local Law and form considerations, executed subleases, substantially in the form attached hereto as Exhibit E, with respect to each real property lease in an Initial Jurisdiction set forth on Section 2.3(a)(iv) of the Disclosure Schedules (the “Real Property Subleases”);

(v)      executed license agreements, substantially in the form attached hereto as Exhibit F-A and Exhibit F-B, with respect to those Shared Spaces in Initial Jurisdictions set forth on Section 2.3(a)(v) of the Disclosure Schedules, as applicable (the “Real Property License Agreements”);

(vi)     an executed Intellectual Property License Agreement, substantially in the form attached hereto as Exhibit G (the “IP License Agreement”);

(vii)    an executed copy of each Local Transfer Agreement, if any, required in respect of any of the Initial Jurisdictions, substantially in the form attached hereto as Exhibit H (each, an “Initial Local Transfer Agreement”);

(viii)   an executed copy of the Software Maintenance and Support Agreement, substantially in the form attached hereto as Exhibit I-A, and an executed copy of the On-Demand Subscription Agreement, substantially in the form attached hereto as Exhibit I-B (collectively, the “Software License Agreements”);

(ix)    an executed copy of the short form confirmatory Intellectual Property assignment agreement, substantially in the form attached hereto as Exhibit J (the “IP Assignment Agreement”);

(x)      with respect to each Selling Entity, an Internal Revenue Service Form W-9 or applicable Internal Revenue Service Form W-8;

(xi)     with respect to each non-foreign Selling Entity, a duly executed certificate of non-foreign status in accordance with Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, in form reasonably agreed upon by the parties;

(xii)    all executed agreements and documentation giving effect to or implementing the Reorganization; and

(xiii)  with respect to each foreign Selling Entity, an affidavit, dated within thirty (30) days of the Principal Closing Date, certifying that the assets being conveyed by it are not “United States real property interests” within the meaning of Section 897(c) of the Code, in form reasonably agreed upon by the parties.

(b)        At the Principal Closing, the Purchaser shall deliver to the Seller the following:

(i)       an executed copy of the Bill of Sale, Assignment and Assumption Agreement in respect of the Initial Jurisdictions;

(ii)      an executed copy of the Transition Services Agreement;

(iii)     an executed copy of each Real Property Lease Assignment with respect to the applicable Assigned Real Property Leases in the Initial Jurisdictions;

(iv)     an executed copy of each Real Property Sublease with respect to the applicable leases in the Initial Jurisdictions;

(v)       an executed copy of each Real Property License Agreement with respect to Shared Spaces in the Initial Jurisdictions;

(vi)     an executed copy of the IP License Agreement;

(vii)    an executed copy of the IP Assignment Agreement;

(viii)   an executed copy of each Initial Local Transfer Agreement; and

(ix)     an executed copy of each of the Software License Agreements.

(c)        At each Deferred Closing, the relevant members of the Seller Group, on the one hand, and the Purchaser or an Affiliate of the Purchaser, on the other, shall execute and deliver (i) an executed copy of the Local Transfer Agreement, if any, required in respect of the applicable Deferred Jurisdiction and any documentation required thereunder and (ii) an executed copy of each Real Property License Agreement, Real Property Sublease and Real Property Lease Assignment, if any, with respect to the applicable leases and Shared Spaces in such Deferred Jurisdiction.  Each such Selling Entity shall also provide one of the certificates described in Section 2.3(a)(xi) or Section 2.3(a)(xiii), as applicable.

(d)        For the avoidance of doubt, any documentation required with respect to the French Business shall not be required to be delivered unless the French Put Option is exercised and, if the French Put Option is exercised, such documentation will be required on the French Closing Date.

Section 2.4.      Allocation of Purchase Price.

(a)        The Seller, on behalf of itself and the Selling Entities, and the Purchaser have agreed to allocate the Purchase Price and the amount of the Assumed Liabilities (along with any other amounts treated as consideration for the Transferred Parent Equity Interests and the Transferred Assets for U.S. Federal income Tax purposes) among (x) the applicable members of the Seller Group and (y) the Transferred Parent Equity Interests (or, if the applicable Transferred Parent Entity is disregarded as an entity separate from its owner for U.S. Federal income Tax purposes, such Transferred Parent Entity’s assets) and the Transferred Assets sold by each such member (the “Allocation”) pursuant to the procedures of this Section 2.4 and in accordance with applicable Law.

(b)       Within thirty (30) days after the Principal Closing Date, the Seller shall deliver to the Purchaser a draft of the Allocation based on the Closing Purchase Price (the “Preliminary Allocation”).

(c)        Within thirty (30) days after the final determination of the Final Purchase Price, the Seller shall deliver to the Purchaser a proposed draft of the Allocation based on the Final Purchase Price (the “Seller’s Proposed Allocation”), for the Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The Purchaser agrees that promptly after approving the Seller’s Proposed Allocation, it shall sign the Seller’s Proposed Allocation and return an executed copy thereof to the Seller, and the Seller’s Proposed Allocation shall become final and binding on the parties as the Allocation.

(d)      In the event that the Purchaser does not agree with the Seller’s Proposed Allocation and provides the Seller with written notice of such disagreement, and the basis for such disagreement, within thirty (30) days after delivery of the Seller’s Proposed Allocation, the Purchaser and the Seller shall negotiate in good faith to resolve any differences; provided that, if the Purchaser does not provide such written notice within thirty (30) days after the delivery of the Seller’s Proposed Allocation, the Seller’s Proposed Allocation shall become final and binding on the parties as the Allocation.

(e)        In the event that the Purchaser has timely provided written notice of its disagreement with the Seller’s Proposed Allocation and the Purchaser and the Seller are unable to resolve any differences (after having negotiated in good faith) within twenty-five (25) days after delivery of such notice of disagreement by the Purchaser to the Seller, the parties shall retain the Accountant to resolve the dispute.  The parties shall direct the Accountant to resolve the dispute in compliance with this Section 2.4.  The fees and expenses of such Accountant shall be allocated between the Purchaser and the Seller in accordance with the principles of the last two sentences of Section 1.7(c), and the Seller’s Proposed Allocation, as adjusted by such Accountant, shall become final and binding on the parties as the Allocation.

(f)        Subject to Section 2.4(g) below, the Purchaser and the Seller shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any Taxing Authority, in a manner consistent with the Allocation, and shall not take any position inconsistent with the Allocation in any examination of any Tax Return, in any refund claim or in any Tax Proceeding, in each case except as required by applicable Tax Law.

(g)        In the event that the Allocation has not become final pursuant to Section 2.4 by the date on which the first relevant Tax Return must be timely filed (taking into account any available extension of time to file):

(i)       The Preliminary Allocation or, if available, the Seller’s Proposed Allocation shall be used for the purpose of filing any such relevant Tax Return; and

(ii)      If, as a result of a difference between the Allocation, the Preliminary Allocation and the Seller’s Proposed Allocation, as applicable, it becomes necessary to amend and refile any of the Tax Returns referred to in (i) above, then such Tax Returns shall be amended and refiled, and each party shall bear its own costs and expenses related to any such amendment and refiling.

(h)        In the event that the Allocation has not become final pursuant to Section 2.4 by the Applicable Closing, the allocated purchase prices included in the Preliminary Allocation or the Seller’s Proposed Allocation shall be used for the purpose of (A) including allocated purchase prices in the Local Transfer Agreements for each Deferred Jurisdiction and (B) determining the amount of any payments deemed to be made on the Principal Closing Date to the applicable Selling Entity with respect to such Deferred Jurisdiction.  The inclusion of such allocated purchase prices shall not be deemed to waive, amend or otherwise alter any of the rights or obligations of the parties set forth in this Section 2.4 and shall not be used for any purpose in resolving, or result in any prejudice with respect to, any dispute with respect to the Preliminary Allocation, the Seller’s Proposed Allocation or the Allocation.

Section 2.5.       Deferred Closings.

(a)        Notwithstanding anything herein to the contrary, if (i) all of the conditions of Article VI to the extent relating to the Principal Jurisdictions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Principal Closing) and (ii) any (x) consent, approval or employee information and/or consulting obligations from or with any employee consultation body or other similar body or (y) other filing, consent, approval or action of any Governmental Authority or third party, in each case, set forth on Section 2.5(a) of the Disclosure Schedules (each such consent, approval, obligation, filing or action, an “Ancillary Jurisdiction Approval”), shall not have been obtained or completed by the time such conditions are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Principal Closing), then the transfer of the Transferred Parent Equity Interests, Transferred Assets and the Transferred Employees and the assumption of the Assumed Liabilities in the jurisdiction in which such Ancillary Jurisdiction Approval has not been obtained or completed  (each, a “Deferred Jurisdiction”) (such Transferred Parent Equity Interests, Transferred Assets, Transferred Employees and Assumed Liabilities, collectively, a “Deferred Business”) will not occur on the Principal Closing Date, but shall instead occur as set forth in this Section 2.5 and the Disapplied Provisions shall apply to the Deferred Business as of the applicable Deferred Closing Date and not as of the Principal Closing Date.  In respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude such Deferred Business, (B) the term “Transferred Equity Interests” shall be deemed to exclude the Transferred Equity Interests in such Deferred Jurisdiction, (C) the term “Transferred Parent Equity Interests” shall be deemed to exclude the Transferred Parent Equity Interests in such Deferred Jurisdiction, (D) the term “Transferred

Assets” shall be deemed to exclude the Transferred Assets in such Deferred Jurisdiction, (E) the term “Assumed Liabilities” shall be deemed to exclude the Assumed Liabilities in such Deferred Jurisdiction and (F) the term “Transferred Employees” shall be deemed to exclude the Transferred Employees in such Deferred Jurisdiction, in each case, as of the Principal Closing (and, for the avoidance of doubt, such terms shall be deemed to include the Deferred Business and the Transferred Equity Interests, Transferred Parent Equity Interests, Transferred Assets, Assumed Liabilities and Transferred Employees in such Deferred Jurisdictions on and following the applicable Deferred Closing Date).

(b)       The closing of each transfer of a Deferred Business (a “Deferred Transfer”) will be effected on the first (1st) day of the month immediately following the date on which (i) the relevant Ancillary Jurisdiction Approval has been obtained or completed (each such closing, a “Deferred Closing”) and (ii) the other conditions to the obligations of the Purchaser and the Seller under Section 6.4 to the extent relating to the applicable Deferred Jurisdiction have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the applicable Deferred Closing); provided that, if such day is not a Business Day in the applicable Deferred Jurisdiction, then such Deferred Transfer shall take place on the first (1st) Business Day thereafter, though in accordance with Section 2.2, the Deferred Transfer shall be deemed effective as of 12:01 a.m., local time in such Deferred Jurisdiction, on the first (1st) day of the month.  The parties shall use reasonable best efforts to ensure that any Deferred Transfer occurs as soon as reasonably practicable after the Principal Closing Date (the date on which the Deferred Transfer occurs, the “Deferred Closing Date”) in accordance with this Section 2.5.  For the avoidance of doubt, the Principal Closing Date shall not be delayed as a result of any Deferred Transfer and there shall be no change in the amount paid at the Principal Closing pursuant to Section 1.5 as a result of any Deferred Transfer.  Notwithstanding that legal title to the Deferred Businesses will not be transferred to the Purchaser on the Principal Closing Date, all provisions of this Agreement (including the calculation of Closing Working Capital, Closing Cash, Transferring Indebtedness and Transaction Expenses) shall apply to the parties as though such transfer occurred at the Principal Closing, except to the extent otherwise expressly provided in this Section 2.5.  Neither the Seller nor any of its Affiliates makes any representation or warranty of any kind whatsoever, whether express or implied, at Law or in equity, with respect to the Deferred Businesses, other than as set forth in Article III of this Agreement and the certificates delivered pursuant to Section 2.3(c) and Section 6.2(c) and, except with respect to the certificates delivered pursuant to Section 2.3(c), then only as of the date of this Agreement and as of the Principal Closing Date, in accordance with the terms of this Agreement.

(c)         During the period from the Principal Closing Date through (and including) the Deferred Closing Date (the “Interim Period”), each Deferred Business will be held for the Purchaser’s (or its designated Affiliate’s) benefit and account and will be managed and operated by a member of the Seller Group for the Purchaser’s (or its designated Affiliate’s) benefit and account, including, for the avoidance of doubt, all items of income, gain and loss, which shall be calculated as set forth on Section 2.5(c) of the Disclosure Schedules, and (i) any such income or gain attributable to the Deferred Business shall be paid over to the Purchaser by the Seller or its Affiliate promptly upon the request of the Purchaser and (ii) the Purchaser or its Affiliate shall reimburse and/or indemnify and hold harmless the Seller or its Affiliate for any such loss attributable to the Deferred Business promptly upon the request of the Seller (and any such Losses shall be deemed to be Assumed Liabilities for purposes of, and subject to the limitations in, Article

VIII). The income, gain and loss attributable to the Deferred Business shall be calculated in accordance with the Seller’s accounting policies and practices used in the preparation of the interim monthly accounts.

(d)        During the Interim Period, subject to and as permitted by applicable Law (including laws necessary to accomplish mandatory transfers of employment, as applicable), the Seller shall use commercially reasonable efforts to cause each Deferred Business to be operated on a basis consistent with past practice, but in all cases, subject to the terms and conditions of this Agreement (including Section 5.1) and the other Transaction Documents.

(e)        During the Interim Period, if all remaining Deferred Closings have not occurred by the date that is six (6) months after the Principal Closing Date, the Purchaser shall pay to the Seller a monthly fee of $50,000 (the “Administrative Fee”).  For the avoidance of doubt, the Administrative Fee shall be in addition to expenses, costs and other Losses payable to the Seller pursuant to Section 2.5(c).  From the date that is six (6) months after the Principal Closing Date to the final Deferred Closing Date, the Seller shall invoice the Purchaser for the Administrative Fee in advance each month and the Purchaser shall pay each invoice no later than thirty (30) days after the receipt of such invoice.  If any invoice is not paid when due, the Seller may charge the Purchaser, in addition to the Administrative Fee, interest at the Applicable Rate, or a lesser rate that is the maximum permitted by applicable Law, calculated on the basis of the actual number of days elapsed divided by 365, from the due date to, but not including, the date of actual payment.  Payment of such invoices shall be made by the Purchaser to the Seller in U.S. dollars in immediately available funds by wire transfer to an account designated by the Seller.

(f)        Except to the extent relating to or arising out of fraud, bad faith, gross negligence or willful misconduct by a member of the Seller Group, the Purchaser will indemnify and hold harmless the Seller Group from and against any and all Losses which the Seller Group may incur or suffer, to the extent such Losses arise out of or as a result of the Seller Group’s post-Principal Closing direct or indirect ownership, management or operation of each Deferred Business (and any such Losses shall be deemed to be Assumed Liabilities for purposes of, and subject to the limitations in, Article VIII); provided that such management or operation is in all material respects in accordance with, and not in breach of, the terms and conditions of this Agreement (including Section 5.1) and the other Transaction Documents.

(g)        Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Purchaser shall have a one time right to elect, exercisable by delivering written notice of such election to the Seller on or prior to the day that is sixty (60) days from the date of this Agreement, to defer the transfer of the Transferred Parent Equity Interests, Transferred Assets and the Transferred Employees and the assumption of the Assumed Liabilities in one or more of the jurisdictions set forth on Section 2.5(g) of the Disclosure Schedules (each, an “Optional Deferred Jurisdiction”) until a date that is no later than one hundred (100) days after the Inside Closing Date (the period of any such deferral with respect to any Optional Deferred Jurisdiction, the applicable “Optional Deferred Closing Period”), in which case, if the Principal Closing Date occurs:

(i)      prior to the expiration of the applicable Optional Deferred Closing Period with respect to any Optional Deferred Jurisdiction, such Optional Deferred Jurisdiction shall be deemed to be a Deferred Jurisdiction and the Transferred Parent Equity Interests,

Transferred Assets, Transferred Employees and Assumed Liabilities with respect to such Optional Deferred Jurisdiction shall be deemed to be a Deferred Business, in each case, for purposes of this Section 2.5, without regard to whether any Ancillary Jurisdiction Approval has been obtained or completed with respect thereto, and, for purposes of applying Section 2.5(b), the date on which the relevant Ancillary Jurisdiction Approval has been obtained or completed with respect to such Optional Deferred Jurisdiction shall be deemed to be the later of (x) the actual date such Ancillary Jurisdiction Approval is obtained or completed and (y) the date on which such Optional Deferred Closing Period expires; or

(ii)      from and after the expiration of the applicable Optional Deferred Closing Period with respect to any Optional Deferred Jurisdiction, such Optional Deferred Jurisdiction shall not constitute a Deferred Jurisdiction unless the applicable Ancillary Jurisdiction Approval has not  been obtained or completed on or prior to the Principal Closing Date as provided in Section 2.5(a) and the Seller shall have no further right to defer the transfer of the Transferred Parent Equity Interests, Transferred Assets and the Transferred Employees and the assumption of the Assumed Liabilities with respect to such Optional Deferred Jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that, except as set forth on the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith (the “Disclosure Schedules”) (subject to Section 9.7):

Section 3.1.       Due Organization.

(a)         Each Selling Entity and Transferred Entity is duly organized, validly existing and, where such concept is recognized in the applicable jurisdiction and to the extent legally relevant, in good standing under the Laws of its jurisdiction of organization.  Each Selling Entity and Transferred Entity (i) has all requisite power and authority under its organizational documents to own, lease and operate its properties and assets related to the Business (including the Transferred Assets) and to conduct the Business conducted by such entity as it is currently conducted and (ii) is duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the Transferred Assets (and the assets held by a Transferred Entity) by such entity and the conduct of the Business conducted by such entity requires such entity to be so qualified or otherwise authorized except, in the case of clause (i) and (ii), as would not have, individually or in the aggregate, a Business Material Adverse Effect.

(b)       The Seller has made available to the Purchaser true, complete and correct copies of the certificates of incorporation, bylaws and other constituent organizational documents of each Transferred Entity, each as amended to the date hereof, and each as so made available is in full force and effect on the date hereof.

Section 3.2.       Authority.  Each Selling Entity has the requisite power and authority to execute, deliver and perform its respective obligations under the Transaction Documents to which such Selling Entity is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Selling Entity of the Transaction Documents to which such Selling Entity is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Selling Entity, and no other corporate or other proceedings on the part of such Selling Entity are necessary to authorize the execution, delivery and performance by such Selling Entity of such Transaction Documents or to consummate the transactions contemplated hereby or thereby.  This Agreement has been, and upon their execution the other Transaction Documents shall have been, duly executed and delivered by each applicable Selling Entity, and, assuming due authorization and delivery by the Purchaser and, if applicable, its Affiliates, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution the other Transaction Documents shall constitute, a valid and binding obligation of each applicable Selling Entity, enforceable against such Selling Entity in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”).

Section 3.3.      Title to Transferred Equity Interests.

(a)       Section 3.3(a) of the Disclosure Schedules sets forth, as of the date of this Agreement and for each Transferred Entity, the number of authorized, issued and outstanding equity interests in such Transferred Entity (such issued and outstanding equity interests, the “Transferred Equity Interests”), the record and beneficial owners thereof and the jurisdiction of incorporation or legal organization of such Transferred Entity.  Except as set forth in Section 3.3(a) of the Disclosure Schedules, there are no other authorized, issued or outstanding shares of capital stock or other equity interests of each such Transferred Entity.

(b)        The Transferred Equity Interests have been duly authorized and validly issued,  and are fully paid and non-assessable.  Other than this Agreement, no Transferred Entity is, and prior to the Applicable Closing Date will not become, a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any additional equity interests of any Transferred Entity.  None of the issued Transferred Equity Interests was issued in violation of any preemptive rights, rights of first offer, rights of first refusal or similar rights.  Each applicable Selling Entity is the record and legal and beneficial owner of, and has good and valid title to, its Transferred Parent Equity Interests and, upon consummation of the transactions contemplated hereby, assuming the Purchaser has the requisite power and authority to be the lawful owner of the Transferred Parent Equity Interests, good and valid title to the Transferred Parent Equity Interests shall pass to the Purchaser, free and clear of all Encumbrances, other than those arising from acts of the Purchaser or its Affiliates, and the Transferred Parent Equity Interests purchased by the Purchaser and the other Transferred Equity Interests held by the Transferred Parent Entities shall collectively constitute all of the issued and outstanding equity securities of the Transferred Entities.  There are no options, warrants, call rights, equity holder agreements, voting trusts or proxies or other instruments, agreements or understandings in effect with respect to the sale, issuance, redemption or voting of any shares of capital stock, membership interests or other equity interests of the Transferred Entities (including the Transferred Equity Interests), or any securities or other instruments convertible into, exchangeable for, evidencing the right to purchase, or otherwise requiring any Transferred Entity to make a payment or otherwise provide value or benefits, in each case, in respect of the value of, any shares of capital stock or other equity interests in the Transferred Entities.  Except as set forth in Section 3.3(b) of the Disclosure Schedules, there are no stock appreciation, phantom stock, profit participation or similar rights with respect to the Transferred Equity Interests.

(c)         Except for the Transferred Equity Interests set forth in Section 3.3(a) of the Disclosure Schedules or as set forth in Section 3.3(c) of the Disclosure Schedules, no Transferred Entity, directly or indirectly, owns, of record or beneficially, any shares of capital stock or other equity interests of any other Person (other than another Transferred Entity).

(d)        Except for the Transferred Equity Interests set forth in Section 3.3(a) of the Disclosure Schedules or as set forth in Section 3.3(d) of the Disclosure Schedules, no Transferred Entity has any option, warrant, call or right to purchase or acquire any rights in any shares of capital stock or other equity interests of any other Person (other than another Transferred Entity).

Section 3.4.      SEC Filings.  The Seller has not, since January 1, 2016, filed any documents with the Securities and Exchange Commission (the “SEC”) under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the “Exchange Act”), which, as of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), with respect to the Business only, (i) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) did not comply in all material respects with the applicable requirements of the Exchange Act.

Section 3.5.       No Conflict; Government Authorizations.

(a)        The execution and delivery by each member of the Seller Group of the Transaction Documents to which it is a party and the consummation by such member of the Seller Group of the transactions contemplated hereby and thereby do not and will not, as applicable, (i) violate or conflict with any organizational documents of such member of the Seller Group, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) such member of the Seller Group, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under any Material Contract or Transferred Real Property Lease, (iii) result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any properties, rights or assets of the Transferred Entities or any Transferred Assets or (iv) subject to the matters described in Section 3.5(b), violate or result in a breach of any Governmental Order or Law applicable to any of the Transferred Entities or the Transferred Assets, in each case except as set forth on Section 3.5(a) of the Disclosure Schedules and, in the case of clauses (ii), (iii) and (iv), except as would not have, individually or in the aggregate, a Business Material Adverse Effect.

(b)        Except as provided in Section 3.5(b) of the Disclosure Schedules, no material consent of, or material registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by any member of the Seller Group in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.6.       Financial Statements; Undisclosed Liabilities.

(a)         Section 3.6(a) of the Disclosure Schedules set forth the (i) audited balance sheet of the Business as of December 31, 2017 and December 31, 2018, and the related audited combined statement of operations and cash flows of the Business for the years then ended (together, the “Audited Financial Statements”) and (ii) management prepared unaudited balance sheet of the Business as of June 30, 2019 (the “Reference Balance Sheet”) and the related management prepared unaudited combined statement of operations of the Business for the six-month period then ended, in each case as generated by the Hyperion Financial Management system (together, the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).  The Audited Financial Statements have been prepared in accordance with GAAP, consistently applying the principles and procedures used in the preparation of the Financial Statements as described in in Section 3.6(a) of the Disclosure Schedules throughout the periods covered thereby and fairly present, in all material respects, the consolidated financial condition of the Business as of the dates indicated therein and the results of operations and cash flows of the Business for the periods covered thereby.  The Unaudited Financial Statements have been prepared from the books and records of the Seller Group in accordance with accounting principles, policies, procedures, judgements, categorizations, practices and estimation techniques used in the preparation of the Financial Statements, consistently applied.

(b)        There are no Liabilities of the Business that would be required under GAAP to be disclosed on a balance sheet of the Business as of the date hereof, except (i) Liabilities disclosed on the Reference Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet, (iii) Liabilities expressly set forth on Section 3.6(b) of the Disclosure Schedules, (iv) the Excluded Liabilities, (v) executory Liabilities under the Transferred Business Contracts (other than any Liabilities resulting from any breach of any such Contract by any member of the Seller Group), and (vi) other Liabilities that would not, individually or in the aggregate, be material to the Business.

(c)       Solely to the extent relating to the Business, (i) the Seller has established and maintains disclosure controls and procedures over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act and (ii) the Seller’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Seller’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods.

(d)        Except as set forth on Section 3.6(d) of the Disclosure Schedules or in the Financial Statements, there are no Liabilities of the Transferred Entities other than (i) Liabilities relating to the Business and (ii) Excluded Liabilities.

Section 3.7.     Absence of Certain Changes.  Since the date of the Reference Balance Sheet, (a) until the date hereof, except as required by this Agreement and the other Transaction Documents or otherwise in connection with the solicitation of any other potential buyers of the

Business, the Transferred Entities and/or the Transferred Assets or the consideration of strategic alternatives with respect thereto, the Seller Group has operated the Business in the ordinary course of business in all material respects and no member of the Seller Group has taken any action that it would not be permitted to take without consent of the Purchaser after the date hereof pursuant to Sections 5.1(iii), (iv), (v), (vi), (viii), (ix), (xi) and Section 5.1(xiv) and solely with respect to the foregoing, (xiv), and (b) there has not been a Business Material Adverse Effect.

Section 3.8.      Taxes.

(a)        All material Tax Returns required to have been filed by or with respect to the Transferred Entities, the Business or the Transferred Assets have been timely filed (taking into account any extension of time to file granted or obtained) and all such Tax Returns are correct and complete in all material respects.

(b)        All material Taxes required to be paid by or with respect to the Transferred Entities, the Business or the Transferred Assets have been paid or will be timely paid. Adequate provision has been made in the Financial Statements for payment of material Taxes of the Transferred Entities that were not yet due and payable as of the date of the Reference Balance Sheet, and the amount of material unpaid Taxes of the Transferred Entities as of the Principal Closing Date will not exceed such provision in the Financial Statements as adjusted for the passage of time from the date of the Reference Balance Sheet through the Principal Closing Date.

(c)        Each of the Transferred Entities has deducted, withheld and paid to the appropriate Taxing Authority all material amounts of Taxes required to be deducted and withheld under any applicable Tax Law.

(d)        Except with respect to any Seller Consolidated Group, there is no waiver in effect of the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Transferred Entity for any taxable period (or portion thereof) ending on or before the Principal Closing Date.

(e)       There are no Encumbrances (other than Permitted Encumbrances) for material Taxes upon the Transferred Equity Interests, the Transferred Assets or the assets of any Transferred Entity.

(f)         No deficiency for a material amount of Taxes has been asserted or assessed by a Governmental Authority in writing against (x) any of the Transferred Entities or (y) any member of the Seller Group to the extent related to the Business, in each case, that has not been fully satisfied by payment, settled or withdrawn or are otherwise being contested in good faith.

(g)        Except with respect to any Seller Consolidated Group, there is no audit, examination, investigation or other proceeding pending or threatened in writing against or with respect to any material Taxes or material Tax Returns of any Transferred Entities, Transferred Asset or the Business.

(h)        None of the Transferred Entities is a party to, bound by or has any obligation under any material Tax allocation, Tax indemnity or Tax sharing agreement, other than (i) agreements exclusively between or among the Transferred Entities and (ii) customary provisions in commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes (such as a credit agreement or a lease).

(i)         None of the Transferred Entities is or has been a member of an affiliated, consolidated, combined or unitary group filing an affiliated, consolidated, combined or unitary Tax return (other than any Seller Consolidated Group) or has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, or otherwise by operation of Law (other than as a result of membership in any Seller Consolidated Group).

(j)         None of the Transferred Entities will be required to include any material item of  income in, or exclude any material item of deduction from, in a taxable period (or portion thereof) beginning after the Principal Closing as a result of (i) a change in or incorrect method of accounting for any Pre-Closing Tax Period, (ii) a closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior the Principal Closing, (iii) an installment sale or open transaction disposition made on or prior to the Principal Closing Date, (iv) any prepaid amount received, or deferred revenue accrued, prior to the Principal Closing, in each case of the clause (iv) other than in the ordinary course of business, or (v) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law).

(k)      In the past five years, no Transferred Entity has requested in writing, entered into, been issued or received any private letter ruling, technical advice memorandum, or similar agreement or ruling from a Taxing Authority.

(l)          None of the Transferred Entities has engaged in any listed transaction described in Treasury Regulations Section 1.6011-4(b)(2) within the last five years.

(m)       None of the Transferred Entities, the Sellers or their Subsidiaries have received a written claim from a Governmental Authority in a jurisdiction where a Transferred Entity does not file Tax Returns claiming that such Transferred Entity is or may be subject to taxation by, or required to file Tax Returns in, that jurisdiction, which claim has not been fully resolved.

(n)        In the past two years, none of the Transferred Entities has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355(a) of the Code.

(o)         None of the equity interests of any Transferred Entity is a loss share within the meaning of Treasury Regulations Section 1.1502-36.

(p)        None of the Transferred Entities (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or the Treasury Regulations promulgated thereunder (ii) is or was required to include any amounts in income under Section 965 of the Code; (iii) is resident for any Tax purpose in, or has a permanent establishment (within meaning of an applicable Tax treaty) or an office or fixed place of business in, a country other than the country in which it is organized; or (iv) has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(q)       Section 3.8(q) of the Disclosure Schedules lists, with respect to each Transferred Entity, (x) the jurisdiction under the Laws of which such Transferred Entity is organized, (y) the jurisdiction in which such Transferred Entity is a Tax resident, and (z) the entity classification of such Transferred Entity for U.S. federal income Tax purposes.

(r)         Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the representations and warranties contained in Section 3.4, Section 3.6, Section 3.7, this Section 3.8, and Section 3.14 constitute the sole representations and warranties of the Seller with respect to Taxes.

Section 3.9.      Intellectual Property.

(a)       Section 3.9(a) of the Disclosure Schedules is a list of all (i) patents, pending patent applications, registered trademarks, trademark applications, registered copyrights and domain names included in the Business Intellectual Property (the “Registered IP”) and (ii) Business Products.  The Registered IP is subsisting, and to the Knowledge of the Seller, is valid and enforceable.

(b)        Except as set forth on Section 3.9(b) of the Disclosure Schedules, the Seller Group is the exclusive owner of all right, title and interest in and to the Business Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances, subject only to non-exclusive licenses granted to (i) customers in the ordinary course of business, (ii) other third parties under a settlement or (iii) entities and businesses previously divested by the Seller Group to operate such divested entities and businesses.  Each member of the Seller Group has taken commercially reasonable steps to protect and maintain the confidentiality of trade secrets included in the Business Intellectual Property.

(c)       Except as would not be material to the Business, the Transferred Entities and/or the Transferred Assets, taken as a whole, (i) to the Knowledge of the Seller, the conduct of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property other than patents (and to the Knowledge of the Seller, patents) of another Person and (ii) to the Knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating the Business Intellectual Property.

(d)       Except as would not be material to the Business, to the Knowledge of the Seller, no material software included in the Transferred Assets or owned by a Transferred Entity incorporates any open source code in any software that is licensed or made available, or intended to be licensed or made available, to third parties in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any Person of any source code for such software, (ii) impose limitations on the Purchaser’s or any Transferred Entity’s right to require royalty payments from or restrict further distribution of such software.  Except (i) as set forth in Section 3.9(d) of the Disclosure Schedules and (ii) as set forth on Section 3.15(a)(xi) of the Disclosure Schedules, no Person other than the Seller Group has accessed or possessed (or has any current or contingent right to access or possess) any material proprietary source code included in the Business Intellectual Property (except for disclosures to employees, contractors or consultants under binding written agreements that prohibit use or disclosure except in the performance of services to a member of the Seller Group). Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in (i) any requirement on any member of the Seller Group or the Purchaser or any of its Affiliates (including Transferred Entities, following the Applicable Closing) to (A) disclose or deliver any such source code to any Person or (B) deposit such source code in escrow or release any such source code that is currently deposited in an escrow or (ii) any Person gaining any additional rights in any such source code already in such Person’s possession.

(e)         Except as would not be material to the Business, the Transferred Entities and/or the Transferred Assets, taken as a whole, no member of the Seller Group is a party to any pending or, to the Knowledge of the Seller, threatened Action or Governmental Order (i) alleging that the operation of the Business, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging the ownership, validity, patentability, enforceability, registrability or use of any Business Intellectual Property.

Section 3.10.    Legal Proceedings.  Except for the Excluded Liabilities, as of the date hereof, there are no Actions pending against or, to the Knowledge of the Seller, threatened in the last three years against, any member of the Seller Group (including the Transferred Entities) relating to the Business or any of the Transferred Assets, which (i) if adversely determined would (A) be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole or (B) reasonably be expected to prevent the performance by the Selling Entities of their obligations under this Agreement and the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, (ii) seek or threaten injunctive or non-monetary relief or (iii) allege criminal wrongdoing or could result in a criminal penalty.  Neither any Transferred Entity nor any of the Transferred Assets is subject to any Governmental Order and, to the Knowledge of the Seller, there are no Governmental Orders threatened to be imposed, in each case, that is material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.  This representation and warranty does not apply to Actions under Environmental Laws, which are the subject of Section 3.13, or Intellectual Property matters, which are the subject of Section 3.9 or Tax matters, which are the subject of Section 3.8.

Section 3.11.     Compliance with Laws; Permits.

(a)         Compliance with Laws.  Except for non-compliance or violations that would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole, (i) the Business has been, since January 1, 2016, conducted at all times in compliance with all Laws and Governmental Orders applicable to the Business, and (ii) no member of the Seller Group has received, since January 1, 2016, any written notice of any violation or alleged violation by the Business of any such Law or Governmental Order.

(b)        Permits.  (i) The Seller Group has all Permits that are necessary to conduct the Business as currently conducted, (ii) all such Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such Permits, (iv) no member of the Seller Group is in receipt of any written notification that any Governmental Authority is threatening to revoke any such Permit, (v) all such Permits were lawfully obtained and (vi) all such Permits are transferrable to the Purchaser, in each of the foregoing clauses (i) through (vi), other than any exceptions as would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.

(c)         Notwithstanding the foregoing, the representations and warranties contained in this Section 3.11 do not apply to Intellectual Property.

Section 3.12.   Anti-Corruption and Trade Controls.  Since January 1, 2016, the Business and each of its officers, directors, employees, and to the Knowledge of the Seller, agents, distributors, and other individuals or entities acting for or on behalf of the Business (collectively, the “Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to the Business (collectively, “Anti-Corruption Laws”).  To the Knowledge of the Seller, since January 1, 2016, each of the Business’ officers, directors, employees and the Relevant Persons have not in the course of their actions for, or on behalf of, the Business engaged directly or indirectly in transactions prohibited by any law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable economic or trade sanctions law (collectively, “Sanctions”).  The Seller Group maintains policies and procedures reasonably designed to achieve compliance of the Business with Anti-Corruption Laws and Sanctions and, to the Knowledge of the Seller, there are no violations of these policies and procedures that would be reasonably expected to have an impact on the Business that is material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.

Section 3.13.     Environmental Matters.

(a)         Except as would not, individually or in the aggregate, have a Business Material Adverse Effect:

(i)      each member of the Seller Group is in compliance with all, and since January 1, 2016 has not violated any, applicable Environmental Laws to the extent relating to the Business;

(ii)     the Seller Group has obtained and is in compliance with all, and since January 1, 2016 has not violated any, Environmental Permits to conduct the Business as currently conducted;

(iii)     no member of the Seller Group has received a written order, complaint or penalty, since January 1, 2016 or which otherwise has not been resolved, in connection with the Business or relating to the Transferred Entities or the Transferred Assets that alleges a violation of, or Liability under, any Environmental Law, the substance of which has not been fully and finally resolved;

(iv)      as of the date hereof, there is no Action pending or, to the Knowledge of the Seller, threatened by a third party against any member of the Seller Group in connection with the Business or relating to the Transferred Entities or the Transferred Assets alleging a liability under any Environmental Law; and

(v)     no member of the Seller Group is investigating, remediating or otherwise has Liability concerning any disposal or release of Hazardous Substances at any of the real properties subject to a Transferred Real Property Lease, or any other location, pursuant to any Environmental Law.

(b)       Notwithstanding any of the representations and warranties contained elsewhere in this Agreement, matters arising under Environmental Laws shall be governed by Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.15 and this Section 3.13.

Section 3.14.     Employee Benefit Plans.

(a)         Benefit Plans.  Section 3.14(a) of the Disclosure Schedules lists, as of the date of this Agreement, each material Business Benefit Plan, other than any material Business Benefit Plan mandated by applicable Law, and separately lists or indicates each Assumed Benefit Plan.  The Seller has delivered or made available to the Purchaser true, complete and correct copies of the following with respect to each Business Benefit Plan required to be listed in Section 3.14(a) of the Disclosure Schedules, if applicable: (i) a copy of the applicable Business Benefit Plan (or, in the case of any such Business Benefit Plan that is unwritten, a description of the material terms thereof) and any material amendment thereto, (ii) the two most recent annual reports on Form 5500 filed with respect to each such Business Benefit Plan, (iii) the most recent summary plan description for each such Business Benefit Plan, (iv) the most recent actuarial valuation report for each such Business Benefit Plan and (v) the most recent determination letter, or if such Business Benefit Plan is a prototype plan, the opinion or notification letter which covers each such Business Benefit Plan, if applicable.

(b)        Each Assumed Benefit Plan with respect to which the Purchaser could have any material Liability hereunder is and has been operated in all material respects in accordance with its terms and with all applicable Laws including ERISA and the Code.  With respect to any Assumed Benefit Plan which operates in the UK and which is intended to meet any obligations of a Seller entity to its employees under the auto-enrolment obligations contained in the UK Pensions Act 2008, such Assumed Benefit Plan is either a “Qualifying Scheme” or an “Auto-enrollment Scheme” under that UK legislation.  With respect to each such Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code.  To the Knowledge of the Seller, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.

(c)        There are no pending Actions that have been instituted or, to the Knowledge of the Seller, asserted against any of the Assumed Benefit Plans, the assets of any of the trusts under such plans, the plan sponsors, the plan administrator or any fiduciary of any such plan (other than routine benefit claims) that could result in the imposition of any material Liability on the Purchaser.  There are no investigations or audits by any Governmental Authority of any such Assumed Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Knowledge of the Seller, threatened.

(d)        No Assumed Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No liabilities under any Assumed Benefit Plan relate to any employees of the Seller Group, other than Business Employees or Former Employees who were employed by a Transferred Entity.  No member of the Seller Group is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, on behalf of any Business Employee.  With respect to each member of the Seller Group or any Person or entity that would be treated as a single employer with any member of the Seller Group for purposes of Section 414(b), (c), (m) or (o) of the Code, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any liability, prior to, at or after the Applicable Closing, to the Purchaser or any entity that, together with the Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code, in an amount that would be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.

(e)         Except as would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole, the execution and delivery of this Agreement by the Seller and the consummation by each member of the Seller Group of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Business or any increased or accelerated funding obligation with respect to any Assumed Benefit Plan.  No amount paid or payable (whether in cash, in property, or in the form of benefits) in connection with the transactions contemplated by this Agreement (either alone or in connection with any other event) will or would reasonably be expected to be an “excess parachute payment” within the meaning of Section 280G of the Code.

(f)         Section 3.4, Section 3.6 and this Section 3.14 contain the exclusive representations and warranties of the Seller with respect to the Business Benefit Plans.

Section 3.15.     Contracts.

(a)       Section 3.15(a) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of each Contract to which a member of the Seller Group is a party (but only if such Contract primarily relates to or is primarily used or held for use in connection with the Business) or to which a Transferred Entity is a party:

(i)       that (A) limits or purports to limit the ability of the Business to compete in any line of business, service or product or within any industry or geographical area, (B) grants exclusivity to any Person in respect of any product or service, (C) grants any right of first refusal, right of first offer or similar right to acquire exclusive rights or ownership with respect to any service, product or Intellectual Property and/or (D) grants “most favored nation” or similar rights to any Person, in the case of clauses (A), (B) and (C), other than Contracts entered into in the ordinary course of business;

(ii)      that expressly creates a partnership or joint venture or similar arrangement involving an investment or any sharing or profits, losses, costs or liabilities by the Business with any other Person;

(iii)    under which any member of the Seller Group has an outstanding obligation or liability, including any continuing indemnification obligation and any “earn-out” or similar contingent payment obligation, relating to the acquisition or disposition of any business or entity (whether by merger, sale of stock, sale of assets or otherwise);

(iv)     for the purchase of materials, supplies, goods, equipment or services under which payments in excess of $1,000,000 were made by or on behalf of the Business during fiscal year 2018, other than any Contract that can be terminated by the Seller Group at will without premium or penalty on less than ninety (90) days’ notice;

(v)      for goods and services provided by the Business under which the amount billed by the Business exceeded $1,920,000 during fiscal year 2018, other than any Contract that can be terminated at will without premium or penalty on less than ninety (90) days’ notice;

(vi)     relating to Indebtedness having an outstanding principal amount, or the making of guarantees or loans by any member of the Seller Group, in each case, involving amounts in excess of $1,000,000;

(vii)    that requires any outstanding capital commitment or capital expenditure by the Seller Group in respect of the Business of $1,000,000 or more, in the aggregate, other than any Contract that can be terminated by the Seller Group at will without premium or penalty on less than ninety (90) days’ notice;

(viii)   that grants to any member of the Seller Group (A) ownership or exclusive rights to material Intellectual Property or (B) any other license to material Intellectual Property used in the Business, other than non-exclusive, commercially available software licenses with annual fees of less than $1,500,000;

(ix)    that (A) grants an Encumbrance (other than Permitted Encumbrances) on all or any part of the tangible or intangible assets of the Transferred Entities or the Transferred Assets or (B) limits the ability of any Transferred Entity to incur Indebtedness, pay or make any dividends or distributions, or create Encumbrances on assets, rights or properties owned by any Transferred Entity;

(x)       reflecting a settlement of any threatened or pending Action either (A) entered into since January 1, 2016 and under which a payment in excess of $1,500,000 was made by or on behalf of the Business or (B) containing continuing obligations or restrictions on the Business or any Transferred Entity; and

(xi)     under which any member of the Seller Group has granted to any third party any right to use or exploit any Transferred Intellectual Property or Intellectual Property owned by the Transferred Entities, whether by way of a license, covenant not to sue or otherwise (other than or Contracts for the non-exclusive licenses to (A) customers solely for use of the Business Products in object-code or (B) resellers and distributors for the purpose of reselling and distributing the Business Products, in each case granted in the ordinary course of business).

The Contracts required to be set forth on Section 3.15(a) of the Disclosure Schedules are collectively referred to herein as the “Material Contracts”.

(b)        The Seller has delivered to the Purchaser, in all material respects, true, correct and complete copies of each of the Material Contracts, together with any material amendments,

modifications or supplements thereto.  Except as would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole, (i) each Material Contract is in full force and effect and is a valid and binding agreement of the relevant member of the Seller Group, and to the Knowledge of the Seller, the other parties thereto, enforceable in accordance with its terms, subject to the Enforceability Exceptions, (ii) no member of the Seller Group is in breach of or default under any Material Contract to which it is a party, and, to the Knowledge of the Seller, no other party to any such Contract is in breach thereof or default thereunder, (iii) no member of the Seller Group has received from any counterparty any written notice of termination or written notice or written claim of default by such member of the Seller Group under any Material Contract and (iv) to the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Material Contract by any member of the Seller Group.  Notwithstanding the foregoing, the representations and warranties contained in this Section 3.15 do not apply to the Transferred Real Property Leases, which are covered in Section 3.16.

Section 3.16.     Real Properties.

(a)         Other than certain real property that shall be subject to a Real Property License Agreement, neither the Seller nor any member of the Seller Group owns any real property that is used or occupied by the Seller or the Seller Group in the operation of the Business as currently conducted.  The Seller has delivered to the Purchaser true, correct and complete copies of each Transferred Real Property Lease and each prime lease to which a Real Property Sublease is subject, together with any amendments, modifications, extensions or supplements thereto. With respect to each Transferred Real Property Lease and the prime leases to which the Real Property Subleases are subject, except as would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole, (i) a member of the Seller Group has a valid leasehold interest (or the respective foreign analogous interest) in the real property subject to each Transferred Real Property Lease and the prime leases to which the Real Property Subleases are subject, (ii) each Transferred Real Property Lease and prime lease to which the Real Property Subleases are subject is in full force and effect, (iii) neither the relevant member of the Seller Group, nor any of its Affiliates, nor, to the Knowledge of the Seller, the landlord under such lease (or the analogous foreign document), is in default thereunder and (iv) to the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a default by the relevant member of the Seller Group or any of its Affiliates under such lease (or the analogous foreign document).

(b)       No member of the Seller Group has received written notice of any current or threatened condemnation, appropriation, eminent domain, litigation, court proceedings or similar proceedings relating to the real properties subject to the Transferred Real Property Leases or the Real Property Subleases, except such proceedings as would not be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.

(c)         Section 3.16(c) of the Disclosure Schedules sets forth a correct and complete list of those real properties (the “Shared Spaces”) at which employees and/or other resources of both the Business and the Seller (or an Affiliate of the Seller) and its respective Subsidiaries will be co-located as of the Applicable Closing, and with respect to each such Shared Space (i) the employee headcount of the Business and the Seller (or an Affiliate of Seller other than a Transferred Entity)

located at each Shared Space, or where applicable, the approximate square footage of each Shared Space and the portion of such Shared Space occupied by the Business or the Seller (or an Affiliate of the Seller other than a Transferred Entity) (ii) the monthly rental allocation to be paid by the Business and the Seller (or an Affiliate of the Seller) following the Applicable Closing for the continued use of the Shared Space and (iii) whether such Shared Space shall be subject to a Real Property License Agreement at the Principal Closing or will be governed by the Transition Services Agreement following the Applicable Closing.

Section 3.17.    Transferred Assets.

(a)        The Seller Group has, and the Purchaser and/or its Affiliates will at the Applicable Closing acquire, good and valid title to the Transferred Assets, in all cases, free and clear of any Encumbrances, other than Permitted Encumbrances, except for Transferred Personal Property disposed of, or subject to a lease that has expired or been terminated, in each case in the ordinary course of business since the date of the Reference Balance Sheet.

(b)       All Transferred Personal Property, taken as a whole, is in all material respects in good working condition and repair, ordinary wear and tear excepted, and in all material respects suitable for the purposes for which it is currently used.

(c)        Each member of the Seller Group, with respect to the Business, has in place commercially reasonably back up arrangements designed to enable the continuity of the Business in the event of power failure or material IT Asset breakdown or malfunction, and disaster recovery facilities and plans that have been designed to enable the Business to continue operations without material disruption in the event of a disaster affecting the IT Assets or any site at which the IT Assets are located.

Section 3.18.  Sufficiency of Assets.  Except (a) for services and other rights that are to be made available pursuant to the Transition Services Agreement and other Transaction Documents, (b) for the Shared Contracts, (c) as set forth in Section 3.18 of the Disclosure Schedules and (d) for replacement of debt financing, insurance, bank accounts support and hedging arrangements that are not included in the transactions contemplated by this Agreement, the Transferred Equity Interests, the Transferred Assets and the assets of any Transferred Entity collectively constitute, in all material respects, all of the assets, properties and rights of the Seller Group that are (i) necessary for, used or held for use in connection with the conduct of the Business as currently conducted, (ii) necessary and sufficient to service all Transferred Business Contracts and all Contracts to which any Transferred Entity is a party and (iii) will enable the Purchaser and its Affiliates to operate the Business immediately after the Principal Closing in substantially the same manner as it is currently operated.

Section 3.19.     Labor and Employment.

(a)      Section 3.19(a) of the Disclosure Schedules contains a complete and correct list, as of the date of this Agreement, of each works council, employee association, employee representative (each of the foregoing, an “Employee Representative”), collective bargaining agreement, other labor union contract or arrangement that covers one or more Business Employees or to which any Transferred Entity is otherwise bound (each, a “Labor Contract”). Since January

1, 2016, there have been no (i) strikes, work stoppages, lockouts or arbitrations pending or, to the Knowledge of the Seller, threatened against or involving any member of the Seller Group by or on behalf of any Business Employees, (ii) unfair labor practice charges, material grievances or complaints pending, or to the Knowledge of the Seller, threatened against any member of the Seller Group by or on behalf of any Business Employee or (iii) to the Knowledge of the Seller, labor organizing campaigns, proceedings, or other activities seeking to authorize representation of any Business Employees by any Employee Representative.  The Seller has provided the Purchaser a list setting forth each jurisdiction where there is an obligation of any member of the Seller Group to inform and/or consult with Employee Representatives in respect of any Business Employee, whether the same arises under a Labor Contract or applicable Law.

(b)        Except as would not reasonably be expected to result in a material Liability to the Business, the Transferred Entities, and/or the Transferred Assets, taken as a whole, the Business has since January 1, 2016 been conducted in compliance with all applicable Laws respecting labor, employment, fair employment practices, equal employment opportunities (including the prevention of discrimination, harassment and retaliation), terms and conditions of employment, labor-management relations, the termination of employment, the classification of employees as exempt of non-exempt from overtime pay requirements, the classification of non-employee contractors and consultants, wages and hours (including payment of all wages, holiday and overtime), work authorization, immigration, information and consultation obligations, requirements under any Law in respect of the automatic transfer of employees, occupational safety and health, and mass layoffs and plant closings.  No action, arbitration, audit, complaint, charge, inquiry, proceeding or investigation by or on behalf of any current, former or prospective Business Employee or Employee Representative, or otherwise relating to the labor or employment practices of any Transferred Entity or any member of the Seller Group (solely with respect to the Business) is pending or, to the Knowledge of the Seller, threatened which, if adversely decided, may reasonably, individually or in the aggregate, be material to the Business, the Transferred Entities and the Transferred Assets, taken as a whole.

(c)        Since January 1, 2016, neither any member of the Seller Group (solely with respect to the Business) nor any Transferred Entity has conducted any “mass layoff” or “plant closing” (each as defined under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN” or the “WARN Act”) and any similar U.S. state or local Law) or implemented any early retirement, separation or window program within the past three years which triggered any local, state or federal WARN obligations.

Section 3.20.    Affiliate Agreements.  Section 3.20 of the Disclosure Schedules sets forth all Contracts to which any member of the Seller Group (other than the Transferred Entities), on the one hand, and a Transferred Entity, on the other hand, are parties, other than any employee agreements (each, an “Affiliate Agreement”) which will not be settled or terminated prior to the Principal Closing.  For the avoidance of doubt, Section 3.20 of the Disclosure Schedules does not set forth any Contracts between any Transferred Entity, on the one hand, and any other Transferred Entity, on the other hand.

Section 3.21.    Privacy Laws.  Except as would not be material to the Business, each member of the Seller Group, with respect to the Business has, since January 1, 2016, complied with all applicable Privacy Laws.  Each member of the Seller Group has, with respect to the

Business, taken adequate steps consistent with normal industry practices and appropriate to the risks of individuals to (i) maintain and protect the integrity, continuous operation and security of all IT Assets used in the Business and (ii) secure the data related to the Business from loss, corruption, unauthorized access or unauthorized use by any Person, and there have been no breaches, violations, outages or unauthorized or accidental access to or use or loss of the foregoing, other than those that were resolved without material cost, material liability or the duty to notify any Person.  Since January 1, 2016, no member of the Seller Group has received a material complaint from any Person in relation to the processing of Personal Information relating to the Business or a written communication from any Governmental Authority that such Seller Group member is acting or has acted in material breach of or is otherwise being investigated or is the subject of enforcement action in respect of a breach of any Privacy Laws with respect to the Business.  Except as would not be material to the Business, each member of the Seller Group, with respect to the Business, has (i) undertaken appropriate due diligence on any third parties it has appointed to process Personal Information (“Processors”) and entered into contracts with that Processor containing the terms required by applicable Privacy Laws; (ii) created and maintained, and has in its possession, accurate and up-to-date records of its Personal Information processing activities as required by applicable Privacy Laws; (iii) complied with all requests (including access requests) made by individuals exercising their rights under applicable Privacy Laws; (iv) provided information to individuals in relation to the Personal Information as required by applicable Privacy Laws, and obtained any consents from data subjects required by applicable Privacy Laws for the processing of their Personal Information; (v) implemented data protection and privacy policies and procedures which are compliant with, and demonstrate compliance with, applicable Privacy Laws; (vi) performed and accurately documented data protection impact assessments in respect of its processing of Personal Information, as required by applicable Privacy Laws, and has never been required to consult with a Governmental Authority prior to processing Personal Information; (vii) complied with all applicable notification or registration obligations and paid to the Governmental Authority all fees required to be paid to it in accordance with applicable Privacy Laws; (viii) transferred Personal Information outside the European Economic Area only in accordance with applicable Privacy Laws.

Section 3.22.     Finder’s Fee.  Other than the fees to be paid by the Seller to Goldman Sachs & Co. LLC, no member of the Seller Group has incurred any liability that would be an Assumed Liability to any Person for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.23.     Customers and Suppliers; Enterprise-Wide Contracts.

(a)        Section 3.23(a) of the Disclosure Schedules sets forth the names of the 20 largest suppliers of the Business, calculated based on amounts spent by the Business during fiscal year 2018 (the “Top Suppliers”).  No member of the Seller Group has received any written notice, letter or other written communication from any Top Supplier (i) communicating its intention to terminate, fail to renew or materially modify, amend or reduce its business relationship with the Business or (ii) to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations under any Contract with the Business.  There are no pending material disputes with any Top Supplier.

(b)        Section 3.23(b) of the Disclosure Schedules sets forth the names of the 20 largest customers of the Business, calculated based on the amount billed by the Business during fiscal year 2018 (the “Top Customers”).  No member of the Seller Group has received any written notice, letter or other written communication from any Top Customer (i) communicating its intention to terminate, fail to renew or materially modify, amend or reduce its business relationship with the Business or (ii) to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations under any Contract with the Business.  There are no pending material disputes with any Top Customer.

(c)       Section 3.23(c) of the Disclosure Schedules sets forth a true and complete list of each vendor party to an Enterprise-Wide Contract (and the type of service provided thereunder) pursuant to which (A) the portion of the amount paid by the Seller for fiscal year 2018 that was allocable to the Business was in excess of $250,000 or (B) the Seller paid in excess of $500,000 for fiscal year 2018 to procure information technology services which extended to the Business.

Section 3.24.    Insurance.  Section 3.24 of the Disclosure Schedules sets forth a complete list of all insurance policies that insure the Transferred Entities and the Business.  The Transferred Entities and the Business are insured in amounts no less than as required by applicable Law and any Contract, other than any failure to be so insured that would not have a material effect on the Transferred Entities and the Business, taken as a whole.  All such insurance policies are in full force and effect, in all material respects, and all premiums due and payable on such insurance policies have been timely paid, in all material respects.  Neither the Seller nor any of its Subsidiaries is in breach or default, and neither the Seller nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any such insurance policies.  No notice of cancellation, termination or non-renewal has been received by the Seller or any of its Subsidiaries with respect to any such insurance policies.

Section 3.25.    Opinion of Financial Advisor.  The board of directors of the Seller has received the opinion of Goldman Sachs & Co. LLC to the effect that, as of the date of this Agreement and based upon and subject to the facts and assumptions set forth therein, the Purchase Price (as adjusted pursuant to Section 1.5 and Section 1.8 of the Agreement) to be paid to the Seller pursuant to the Agreement is fair to the Seller from a financial point of view.

Section 3.26.   Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article III (as modified by the Disclosure Schedules), the certificates delivered pursuant to Section 2.3(a)(xi), Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction Documents, no member of the Seller Group nor any Affiliate of any member of the Seller Group nor any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business, the Transferred Entities, the Transferred Equity Interests or the Transferred Assets or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business the Transferred Entities, the Transferred Equity Interests or the Transferred Assets or any other matter, and the Seller, on behalf of itself and each other member of the Seller Group, specifically disclaims any such other representations or warranties.  Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), the certificates delivered pursuant to Section 2.3(a)(xi), Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction Documents, the Seller, on behalf of itself and each other member of the Seller Group, hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Purchaser or any of the Purchaser’s Affiliates or any representatives of the Purchaser or any of its Affiliates, including omissions therefrom.  Without limiting the foregoing, no member of the Seller Group makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Purchaser or any of its Affiliates or any representatives of the Purchaser or any of its Affiliates regarding the success, profitability or value of the Transferred Entities, the Transferred Equity Interests, the Transferred Assets or the Business.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that, except as set forth on the disclosure schedules delivered by the Purchaser to the Seller concurrently herewith (the “Purchaser Disclosure Schedules”):

Section 4.1.      Corporate Status.  The Purchaser is a limited partnership, and the Purchaser and each of its Affiliates that is party to any Transaction Document (each, a “Purchaser Party”) are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.  Each Purchaser Party (a) has all requisite power and authority to carry on its business as it is now being conducted and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized, except, in the case of clause (b), as would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.2.    Authority.  Each Purchaser Party has all requisite power and authority to execute, deliver and perform its obligations under the Transaction Documents to which such Purchaser Party is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Purchaser Party of the Transaction Documents to which such Purchaser Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Purchaser Party, and no other corporate or other proceeding on the part of such Purchaser Party is necessary to authorize the execution, delivery and performance by such Purchaser Party of the Transaction Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and upon their execution each of the other Transaction Documents to which each Purchaser Party is a party shall have been, duly executed and delivered by such Purchaser Party, and, assuming due authorization and delivery by the Seller, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution each such Transaction Document shall constitute, valid and binding obligations of such Purchaser Party, enforceable against such Purchaser Party in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3.       No Conflict; Governmental Authorizations.

(a)      The execution and delivery by each Purchaser Party of the Transaction Documents to which it is a party and the consummation by such Purchaser Party of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of such Purchaser Party, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) such Purchaser Party, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any material assets of the Purchaser Parties under, any material Contract of the Purchaser Parties, or (iii) violate or result in a breach of any Permit held by the Purchaser Parties or any Governmental Order or, subject to the matters described in Section 4.3(b), Law applicable to the Purchaser Parties, in each case except as set forth on Section 4.3(a) of the Purchaser Disclosure Schedules and, in the case of clauses (ii) and (iii), except as would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)         Except (i) as set forth in Section 4.3(b) of the Purchaser Disclosure Schedules, or (ii) as provided in Section 5.5(a)(i), no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Purchaser Parties in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the ability of the Purchaser Parties to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.4.      Finder’s Fee.  The Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents, in each case, for which any member of the Seller Group may become liable.

Section 4.5.      Solvency.  Assuming (A) the accuracy of the representations and warranties expressly set forth in Article III in all material respects, (B) each member of the Seller Group has complied with its obligations under each Transaction Document to which it is a party, (C) any estimates, projections or forecasts of the Business provided to the Purchaser prior to the date hereof have been prepared in good faith based on assumptions that were and continue to be reasonable, (D) the Business is not insolvent immediately before the consummation of the transactions contemplated by this Agreement and (E) the conditions set forth in Section 6.1 and Section 6.2 have been satisfied, immediately following the Principal Closing after giving effect to the transactions contemplated under this Agreement and the other Transaction Documents with respect to the Initial Jurisdictions, each Purchaser Party will be Solvent.  As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred and does not intend to, and does not believe that it will, incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed under this Section 4.5 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.6.      Financing.

(a)        The Purchaser has furnished the Seller a true and complete copy of the executed equity commitment letter (the “Equity Financing Commitment”), dated as of the date hereof by and among the Purchaser, Centerbridge Capital Partners III, L.P., Clearlake Capital Partners IV, L.P. and Clearlake Capital Partners IV (Offshore), L.P. (other than the Purchaser, the “Equity Financing Sources”), pursuant to which the Equity Financing Sources have committed, subject to the terms and conditions set forth therein, to provide cash in the aggregate amounts set forth therein (the “Equity Financing”) for the purpose of funding the Financing Uses.  As of the date hereof, except for the Equity Financing Commitment furnished to the Seller, there are no side letters or other Contracts or arrangements related to the provision of the Equity Financing other than as expressly set forth in the Equity Financing Commitment.

(b)        As of the date hereof, the Equity Financing Commitment is in full force and effect and are the legal, valid, binding and enforceable obligation of the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto, in each case subject to the Enforceability Exceptions.

(c)        As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default, breach or failure to satisfy a condition on the part of the Purchaser under the Equity Financing Commitment or, to the knowledge of the Purchaser, the other parties thereto under the Equity Financing Commitment, or (ii) to the knowledge of the Purchaser, result in any portion of the amounts to be provided in accordance with the Equity Financing Commitment being unavailable on the Principal Closing Date.

(d)        Assuming the Equity Financing is funded in accordance with the Equity Financing Commitment, the Purchaser will have on the Principal Closing Date, together with the cash on hand available to the Purchaser and its Affiliates, funds sufficient to pay and satisfy in full, without duplication, (i) all cash amounts payable at the Principal Closing to the Seller pursuant to Section 1.5, and (ii) any and all fees and expenses required to be paid by the Purchaser hereunder (clauses (i) and (ii), the “Financing Uses”).

(e)        The Purchaser has paid (or caused to be paid) any and all commitment fees and other fees in connection with the Equity Financing Commitment that are required to be paid under the Equity Financing Commitment prior to the date hereof.

(f)        The Equity Financing Commitment has not been amended, supplemented or modified prior to the date of this Agreement, as of the date hereof, no such amendment, supplement or modification is contemplated or pending, and as of the date of this Agreement, the commitments contained in the Equity Financing Commitment have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated.  There are no conditions related to the provision of the full amount of the Equity Financing, other than as set forth in the Equity Financing Commitment delivered to the Seller prior to the date hereof.

Without limiting Section 9.8, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by the Purchaser or any Affiliate thereof or any other financing be a condition to any of the Purchaser’s obligations hereunder.

Section 4.7.       No Reliance.

(a)       The Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Transferred Equity Interests, the Transferred Assets and the Transferred Entities) as contemplated hereunder, and has had such access to the information, documents, personnel and properties of the Seller Group as it deems necessary and appropriate to make such independent evaluation and purchase.

(b)       The Purchaser has agreed to purchase the Transferred Equity Interests and the Transferred Assets on an “AS IS, WHERE IS AND WITH ALL FAULTS” basis as of the Principal Closing Date, to accept the Transferred Assets in the condition they are in and the place they are located on the Applicable Closing Date and to assume the Assumed Liabilities, in each case, based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.3(a)(xi), Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction Documents.  The Purchaser agrees that the representations and warranties set forth in Article III, the certificates delivered pursuant to Section 2.3(a)(xi),Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction Documents, in each case, by the Seller are in lieu of, and the Purchaser hereby expressly waives all rights to, any implied warranties that may otherwise be applicable because of the provisions of the Uniform Commercial Code or any other statute, including the warranties of merchantability and fitness for a particular purpose.

(c)       Without limiting the generality of the foregoing, the Purchaser, in entering into this Agreement, acknowledges and agrees that (i) no officer, agent, advisor, employee or representative of the Seller, no other member of the Seller Group and none of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.3(a)(xi), Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction

Documents, (ii) the Purchaser is relying solely on the representations and warranties set forth in Article III of this Agreement, the certificates delivered pursuant to Section 2.3(a)(xi), Section 2.3(a)(xiii), Section 2.3(c) and Section 6.2(c) and the other Transaction Documents, and (iii) no member of the Seller Group and no other Person makes any representation or warranty, express or implied, with respect to, and the Purchaser expressly disclaims any reliance on, (A) any information included in information packages delivered to the Purchaser related to the Business (including the Transferred Equity Interests or the Transferred Assets) or other matters, (B) any information, written or oral and in any form provided, made available to it or any of its agents, accountants, advisors, employees or representatives, (C) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any member of the Seller Group or the Transferred Assets or the future business and operations of any member of the Seller Group or the Transferred Assets, (D) the operation of the Business by the Purchaser after the Applicable Closing in any manner, (E) the probable success or profitability of the ownership, use or operation of the Business (including the Transferred Entities and the Transferred Assets) by the Purchaser after the Applicable Closing or (F) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to any member of the Seller Group, the Transferred Equity Interests, the Transferred Assets or their respective businesses and operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

ARTICLE V

CERTAIN COVENANTS

Section 5.1.      Conduct of the Business.  During the period from the date hereof until the Applicable Closing or earlier termination of this Agreement, except (a) as expressly contemplated or required by this Agreement, (b) as consented to in writing by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, (c) as set forth in Section 5.1 of the Disclosure Schedules or (d) as required by applicable Law, the Seller shall, and shall cause the Seller Group (x) to conduct the Business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve intact the Business and (y) not to, to the extent relating to the Business:

(i)       amend the organizational documents of any Transferred Entity or (only insofar as such amendment would materially adversely affect the Business) any member of the Seller Group or subject any Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings;

(ii)     (A) issue, sell, pledge, transfer, dispose of or encumber, or authorize or propose the issuance, sale, pledge, transfer, disposal or encumbrance of, any Transferred Equity Interests or equity interests convertible into or exchangeable for any other equity interests of any Transferred Entity or any direct or indirect rights in respect of the equity interests of any Transferred Entity or (B) reclassify, combine, split, subdivide, redeem or purchase or otherwise acquire, directly or indirectly, any of the outstanding equity interests of any Transferred Entity;

(iii)    (A) make or grant any wage or salary or other compensation or benefit increase to any Business Employee or make any increase in the payments of benefits, including severance and termination benefits, to any Business Employee, in each case, other than (w) in the ordinary course of business and consistent with past practice to Business Employees (other than Business Employees in Band G or greater), with such increases not to exceed 2% of the aggregate costs of such amounts (including annual grants of equity awards and annual cash bonuses under the Pitney Bowes Incentive Plan), (x) as required by existing agreements, commitments or benefit plans, (y) as required by Law or (z) pursuant to changes to a Business Benefit Plan, that is not an Assumed Benefit Plan, applicable to all employees of the Seller, (B) adopt, terminate or materially amend any plan that would be an Assumed Benefit Plan or (C) (1) terminate any employee in Band E or above (other than for cause), or transfer any Business Employee out of the Business or (2) hire or transfer into the Business any would-be Business Employee;

(iv)     (A) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or materially amend, modify, supplement or consent to the termination of or terminate any Material Contract, in each case, excluding (x) any new Contracts or modifications, supplements or amendments to existing Contracts entered into with customers or vendors of the Business (including Contracts of the type described in subsections (iv) and (v) of Section 3.15(a)) in the ordinary course of business, (y) Intellectual Property licenses entered into in the ordinary course of business or (z) lease extensions or similar amendments to leases (including the Transferred Real Property Leases or the prime leases to which the Real Property Subleases are subject) entered into in the ordinary course of business, (B) waive or release any material rights under such Material Contracts other than in the ordinary course of business or (C) enter into any Contract of the type set forth in Section 3.15(a)(i);

(v)      enter into or consummate any transaction involving the acquisition by the Transferred Entities of the business, stock or substantially all of the assets of any other Person, by merger or consolidation, purchase of substantially all of the assets or equity interests, or by any other manner, in a single transaction or a series of related transactions (other than capital expenditures identified in a capital expenditures budget previously provided to the Purchaser);

(vi)     sell, transfer, license, pledge, mortgage, encumber, abandon, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any of the Transferred Equity Interests or the Transferred Assets, other than (A) non-exclusive Intellectual Property licenses granted in the ordinary course of business; (B) obsolete or worn out equipment sold, disposed or transferred or non-material Intellectual Property abandoned, in each case, in the ordinary course of business consistent with past practice; or (C) pursuant to Contracts in force as of the date hereof;

(vii)    make any material change in (A) any method of accounting or auditing practice with respect to the Business other than those required by GAAP, (B) the policies, procedures or practices relating to credit collection or payment (including any acceleration in the collection of any receivables or delay in the payment of payables) or (C) its privacy policies or security of its IT Assets in any manner that is materially adverse to the Business, in each case, except as required by Law;

(viii)   other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person (in each case, other than as would be discharged, assumed, or canceled on or prior to the Applicable Closing);

(ix)     declare, authorize, make or pay any dividend or other distribution (payable in stock, property or otherwise) with respect to the equity interests of a Transferred Entity, except for lawful Cash dividends and distributions paid in their entirety prior to the Principal Closing Date, any dividends or distributions payable to a Transferred Entity, or any lawful dividends or distributions consisting solely of Excluded Assets;

(x)      with regard to any Transferred Entity, (A) issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any material capitalized lease obligation other than intercompany debt that will be paid, settled, forgiven, canceled or extinguished as of the Principal Closing, (B) make any payments in respect of Indebtedness owed by such Transferred Entity to any third party, (C) payoff, redeem, repay or otherwise retire for value any Indebtedness or (D) pay any Transaction Expenses, in each of the case of clauses (B), (C) and (D), such restrictions shall apply only on the Principal Closing Date and only with respect to payments utilizing Cash of such Transferred Entity;

(xi)     initiate, settle, compromise or discharge any Action (other than Tax Actions, which are governed by Section 5.1(xv)), settlements or compromises involving solely money damages (and not equitable remedies) not in excess of $1,000,000 in the aggregate;

(xii)    enter into any Affiliate Agreement, or materially amend or modify or terminate any existing Affiliate Agreement, other than the entry into, amendments or modifications of, or terminations of Affiliate Agreements (x) in the ordinary course of business and on arm’s-length terms or (y) that will terminate at or prior to the Applicable Closing Date, provided, however, the Seller may terminate any existing Affiliate Agreements to the extent required pursuant to this Agreement;

(xiii)   adopt or effect a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization involving the Transferred Entities (other than the Reorganization);

(xiv)   recognize any Employee Representative as the representative of any Business Employees, or enter into any new or amended Labor Contract except as required by applicable Law or pursuant to the Seller’s obligations under Section 5.10(q);

(xv)    (A) make, change or revoke any entity classification election or other material Tax election, (B) change any annual accounting period, (C) change or adopt any material method of Tax accounting, (D) request any ruling from any Taxing Authority, (E) amend any material Tax Return, (F) surrender any right to claim a material refund of Taxes, (G) settle or compromise any claim, assessment or dispute with respect to a material amount of Taxes, (H) enter into any closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with a Taxing Authority, or (I) consent to any extension or waiver of any statute of limitations regarding the assessment or collection of any material Tax, in each case other than with respect to any Seller Consolidated Group; or

(xvi)   authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

Notwithstanding anything in this Agreement to the contrary, the Purchaser acknowledges and agrees that prior to the Principal Closing Date (but not, for the avoidance of doubt, on the Principal Closing Date), (A) the Seller may (but shall have no obligations to) cause any Transferred Entity to distribute its cash and cash equivalents to the Seller or any of its Affiliates (it being understood that any cash or cash equivalents not so distributed and held by such Transferred Entity shall be included in calculation of Closing Cash) and (B) the Seller and/or any of its Affiliates may consummate the Reorganization and terminate any intercompany contracts or intercompany Indebtedness pursuant to Section 5.12.  For the avoidance of doubt, nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control the Seller Group’s business, including, prior to the Applicable Closing, the Business.  Prior to the Applicable Closing, the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.

Section 5.2.          Confidentiality; Access to Information.

(a)          The parties acknowledge that the information being made available to the Purchaser and its Affiliates by any member of the Seller Group (or its agents or representatives) is subject to the terms of a confidentiality agreement dated October 11, 2018 by and between Syncsort Incorporated, a subsidiary of the Purchaser, and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.  Effective upon, and only upon, the final Deferred Closing, the terms of the Confidentiality Agreement will terminate solely with respect to information relating to the Business; provided that the Purchaser acknowledges that any and all other information provided or made available to it or its representatives concerning any member of the Seller Group or any Affiliate of any member of the Seller Group will remain subject to the terms and conditions of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement shall survive in accordance with its terms after the final Deferred Closing.

(b)          From the date hereof until the final Deferred Closing Date or earlier termination of this Agreement, to the extent permitted by Law, the Seller shall, and shall cause the other members of the Seller Group to, provide the Purchaser and its representatives with such reasonable access to the facilities of the Business, the Business’s principal personnel and the books, records, offices and other facilities and properties to the extent pertaining to the Business as the Purchaser may reasonably request in writing in order to effectuate the transactions contemplated hereby, without charge to the Purchaser (but otherwise at the Purchaser’s expense); provided that (i) certain materials subject to confidentiality obligations or attorney-client privilege, or which may not be shared with the other party pursuant to applicable Law, have not been and will not be so delivered or made available to the Purchaser or its representatives, on the basis that the disclosure of such materials would, in the reasonable and good faith judgment of  counsel to the Seller Group, violate such confidentiality obligations, attorney-client privilege or applicable Law (provided that the Seller shall promptly notify the Purchaser thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such confidentiality obligations, attorney client privilege or applicable Law), (ii) neither the Purchaser nor any of its representatives shall conduct any invasive investigation, testing or sampling of any soil, groundwater or other environmental media and (iii) such access will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Business.  The Purchaser and its representatives shall not contact any suppliers, customers, landlords and other business relations or employees of the Business regarding or in connection with the transactions contemplated hereby without the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of Stanley Sutula, Bob Guidotti or John Lillis (and their respective successors from time to time).

Section 5.3.      Publicity.  Other than the press release to be issued by the Seller following the execution of this Agreement (in the form previously agreed to by the parties), from the date hereof until the final Deferred Closing or earlier termination of this Agreement, the Purchaser and the Seller shall not, and each shall cause its Affiliates and its and their representatives not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld, conditioned or delayed, unless, in the reasonable judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or the rules of any stock exchange, as applicable; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided, further, that no party shall be required to obtain consent pursuant to this Section 5.3 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.3; provided, further, that (A) the Purchaser and the Seller are permitted to disclose the consummation of the transactions contemplated by this Agreement (but not, without the consent of the other party, price terms or the name of such other party) on their websites and otherwise in the ordinary course of their businesses and (B) the Purchaser is permitted to report and disclose the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to its (or its sponsors’) direct or indirect, current and prospective, investors or limited partners if required by the governing documents with those investors or limited partners and otherwise in the ordinary course of their business or if such report or disclosure is in connection with any fund raising activities of such Persons, in each case, so long as such investors or limited partners are subject to written confidentiality obligations with respect to such information.

Section 5.4.       Post-Closing Access.

(a)        The Seller shall, and shall cause each other member of the Seller Group to, use commercially reasonable efforts to deliver or cause to be delivered to the Purchaser at the Applicable Closing all properties, books, records, Contracts, information and documents in the Seller’s, such member of the Seller Group’s or any of their respective Affiliates’ possession relating to the Business, the Transferred Entities and the Transferred Assets that are intended to be transferred hereunder that are not already in the possession or control of the Transferred Entities.  As soon as is reasonably practicable after the Applicable Closing, the Seller shall, and shall cause each other member of the Seller Group to, provide the Purchaser the opportunity to take ownership and possession of any remaining properties, books, records, Contracts, information and documents relating to the Business, the Transferred Entities and the Transferred Assets that are intended to be transferred hereunder that are not already in the possession or control of the Purchaser and its Affiliates (including the Transferred Entities); provided that, if the Purchaser does not acknowledge and agree in writing to take ownership and possession of such remaining properties, books, records, Contracts, information or documents within ninety (90) days after the Seller delivers the last of two notices of its intent to dispose of such items, the Seller shall have no obligation to retain, and may dispose of, such remaining properties, books, records, Contracts, information or documents; provided that the Seller shall deliver its second notice of its intent to dispose of such items at least 30 days after the delivery of its first notice.

(b)       The Purchaser agrees that it will, and will cause its Subsidiaries to, preserve and keep the books of accounts and financial and other records held by it relating to the Business, the Transferred Entities and the Transferred Assets (including accountants’ work papers) relating to the period prior to the final Deferred Closing, for a period of seven years from the final Deferred Closing Date; provided that, prior to disposing of any such records after such period (except in accordance with its record retention policies consistent with past practice), the applicable Person shall provide written notice to the Seller of its intent to dispose of such records and shall provide the Seller with the opportunity to take ownership and possession of such records (at the Seller’s sole expense) within ninety (90) days after the second such notice is delivered (provided that the second notice of the intent to dispose of such items is delivered at least thirty (30) days after the delivery of the first notice).  If the Seller does not confirm its intention in writing to take ownership and possession of such records within such ninety (90)-day period, the Person who possesses the records may proceed with the disposition of such records.

(c)         From and after the Applicable Closing Date and subject to customary confidentiality undertakings, the Seller and the Purchaser shall use commercially reasonable efforts to make, or cause to be made, during normal business hours, all records and other information and all employees and auditors, in each case, relating to the Business solely prior to the Applicable Closing (including by making them available for interviews, review of files or pleadings, preparation and provision of witness statements, depositions, interrogatories, testimony, investigation and preparation in connection with any negotiations, legal or arbitration proceeding) available to the other (or its designee), at such times and places as may be reasonably required by such party, and at the sole expense of the requesting party, (i) in connection with any audit or investigation of, insurance claims by, legal proceedings or disputes involving, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, the Seller or the Purchaser or any of their respective Affiliates (which, in the case of the Seller, for purposes of this Section 5.4(c), shall include entities and businesses previously divested by the Seller Group) or (ii) in order to enable the Seller or the Purchaser to comply with its obligations under this Agreement, any of the other Transaction Documents and each other agreement, document or instrument contemplated hereby or thereby or (iii) in connection with the exercise of the contractual rights of entities and businesses previously divested by the Seller Group as set forth on Section 1.2(b)(xvii) of the Disclosure Schedules to access such information pursuant to the transaction agreements relating to such divestment, in each case, solely to the extent of such party’s contractual rights), but excluding, in each case, any dispute between the Seller or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules; provided that such access shall not unreasonably interfere with the normal business operations of the Seller, the Purchaser or their respective Affiliates, as applicable; provided, further, that, prior to any such access, the Seller, the Purchaser, their respective Affiliates and their representatives, as applicable, shall enter into a customary confidentiality agreement with the party providing such access.  Notwithstanding anything to the contrary set forth in this Section 5.4(c), no party shall be required to disclose to the other or its representatives any information if doing so would, in the reasonable and good faith judgment of counsel to such party, violate confidentiality obligations, attorney-client privilege or applicable Law (provided, that such party shall promptly notify the other party thereof and use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without adversely affecting such confidentiality obligations, attorney client privilege or applicable Law).

Section 5.5.       Governmental Approvals and Notifications.

(a)        Without limiting the Purchaser’s obligations set forth in this Section 5.5, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.  The parties hereto shall cooperate to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement (including under applicable Antitrust Laws).  In furtherance of the foregoing:

(i)       The parties hereto shall (A) file or cause to be filed as promptly as practicable (and in the case of (x) any filings required under the HSR Act, in no event later than ten (10) Business Days following the execution and delivery of this Agreement, (y) any filing required under any Antitrust Law in the jurisdictions listed in Section 5.5 of the Disclosure Schedules, in no event later than fifteen (15) Business Days following the execution and delivery of this Agreement) with any applicable Governmental Authority all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to any Antitrust Law and (B) include in each such filing, notification and report form referred to in the immediately preceding clause (A) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Antitrust Law.  In connection therewith, each party hereto shall (1) furnish to the other party such necessary information and reasonable assistance as any such other party may reasonably request in connection with its preparation of any filing or submission that is necessary under any Antitrust Law, (2) subject to applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission, and consider in good faith the views of such other party regarding such filing or submission, (3) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Applicable Closing, except with the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed, (4) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 5.5(a)(i), unless such party has engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party the opportunity to participate and (5) keep the other parties apprised of the status of any communications with, and any inquiries or requests for additional information from, any applicable Governmental Authority and, subject to applicable Laws, furnish the other party with copies of all communications with any Governmental Authority.  Any materials exchanged in connection with this Section 5.5 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns (including with respect to other businesses of the Purchaser), and to remove references concerning the valuation of the Transferred Equity Interests or the Transferred Assets or the Purchaser’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material; provided that the parties hereto may, as they deem advisable and necessary, designate any materials provided to the other under this Section 5.5 as “outside counsel only”.

(ii)     The Purchaser further agrees to take, and to cause its Affiliates to take, any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Principal Closing and each Deferred Closing to occur as soon as reasonably possible, including (A) the prompt use of its reasonable best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (1) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (2) the proffer and agreement by the Purchaser or its Affiliates of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Purchaser or any of its Affiliates (including, after the Applicable Closing, the Transferred Assets and the Transferred Entities) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) and (3) the proffer and agreement by the Purchaser and its Affiliates of their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto), in each case if such action should be necessary to avoid, prevent, eliminate or remove the actual, anticipated or threatened (I) commencement of any proceeding in any forum or (II) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (B) the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation as soon as possible following the date hereof. Notwithstanding the foregoing or any other provision of this Agreement, the Purchaser or its Affiliates shall not be obligated (and, for clarity, the Seller and its Affiliates shall not be permitted (without the prior written consent of the Purchaser)) to take any of the foregoing actions in this Section 5.5(a)(ii) that would, either individually or in the aggregate, be reasonably likely to result in a material adverse effect on either (A) the business, operations, financial condition or results of operations of the Transferred Assets and the Transferred Entities (including the Business), taken as a whole, or (B) the business, operations, financial condition or results of operations of the Purchaser and its Affiliates, taken as a whole.

(iii)     Nothing in Section 5.5(a)(ii) shall obligate the Purchaser or its Affiliates to agree to any divestitures or other remedy not conditioned on the consummation of the Principal Closing.  In no event shall the Seller or any of its respective Subsidiaries or Affiliates propose, negotiate, effect or agree to any divestitures or other remedy without the prior written consent of the Purchaser.  At the request of the Purchaser, the Seller shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Transferred Assets and/or the Transferred Entities; provided that any such action shall be conditioned upon the consummation of the Principal Closing and the transactions contemplated hereby.  Neither the Purchaser nor the Seller shall, nor shall the Purchaser or the Seller permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(b)        The filing fees under Antitrust Laws and all other applicable Laws shall be borne by the Purchaser.

Section 5.6.      Third-Party Consents.

(a)        Prior to the Applicable Closing, the Purchaser and the Seller shall, and the Seller shall cause each other member of the Seller Group to, use commercially reasonable efforts to obtain, or cause to be obtained, all consents required in connection with the consummation of the transactions contemplated by this Agreement, including all required consents under Transferred Business Contracts and Transferred Real Property Leases and the Real Property Subleases, but excluding consents of Governmental Authorities, which are governed by Section 5.5; provided that (i) neither the Purchaser nor any member of the Seller Group shall be obligated to pay any consideration to any third party from whom consent is requested, (ii) the prior written consent of the Purchaser shall be required with respect to any amendment or modification to any such Contract for the purpose of obtaining any such consent that is materially adverse to the Purchaser, the Business or the Transferred Entities and (iii) obtaining any such consents shall not be a condition to the Principal Closing.  In furtherance of the foregoing, the Purchaser agrees to use commercially reasonable efforts to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent is sought hereunder.

(b)        For a period of twelve (12) months after the Applicable Closing Date, the Purchaser and the Seller shall, and the Seller shall cause each other member of the Seller Group to, use commercially reasonable efforts to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Applicable Closing Date and that are required in connection with the transactions contemplated by this Agreement; provided that neither the Purchaser nor any member of the Seller Group (nor any of their respective Affiliates) shall be obligated to pay any consideration to any third party from whom consent is requested.

(c)          Prior to the Applicable Closing, the Seller shall use commercially reasonable efforts to cause (i) Contracts entered into by Transferred Entities to not include a change in control provision in favor of the other party or parties thereto to the extent such provision does not carve out the transactions contemplated hereby or (ii) Contracts primarily relating to the Business and entered into by a member of the Seller Group that is not a Transferred Entity to not include an anti-assignment provision requiring consent or approval to effect the assignment (or partial assignment, as applicable) of such Contract in connection with the transactions contemplated hereby.

Section 5.7.          Split Contracts; Enterprise-Wide Contracts.

(a)          From the date hereof until the Applicable Closing, upon the Seller’s or the Purchaser’s reasonable request, with respect to any Split Contract, the Seller and the Purchaser shall use, and shall cause their respective Affiliates (including, after the Applicable Closing Date, the Transferred Entities) to use, commercially reasonable efforts to cause the counterparty to such Split Contract to (i) enter into or grant a new contract with (x) if any member of the Seller Group (other than the Transferred Entities) is party to the Split Contract, the Purchaser or any designee of the Purchaser or (y) if any Transferred Entity (and no member of the Seller Group) is party to the Split Contract, the Seller or any designee of the Seller, on terms substantially similar in all material respects to those contained in such Split Contract, in order for the Business and the other businesses of the Seller Group to receive the applicable claims, rights and benefits and bear the applicable burdens and obligations under such Split Contract (each such new contract, a “New

Contract”), it being understood that a New Contract will not necessarily contain the same terms as the Split Contract to which it relates, or (ii) if practicable, and (subject to any required third-party consents or notices and any restrictions imposed by applicable Law), assign to (x) if any member of the Seller Group (other than the Transferred Entities) is party to the Split Contract, the Purchaser or any designee of the Purchaser the claims, rights, benefits, burdens and obligations under such Split Contract to the extent relating to the Business or (y) if any Transferred Entity (and no member of the Seller Group) is party to the Split Contract, the Seller or any designee of the Seller the claims, rights, benefits, burdens and obligations under such Split Contract to the extent not relating to the Business; provided that no party to such Split Contract shall be required to assign any such claims, rights, benefits, burdens and obligations under any Split Contract if doing so could adversely affect its rights thereunder (other than those rights which are the subject of such assignment).  In connection with the entering into of New Contracts, the Seller and the Purchaser shall use, and shall cause their respective Affiliates to use, reasonable best efforts to ensure that (x) each member of the Seller Group and its Affiliates are released by such counterparty with respect to all liabilities and obligations relating to the Business and (y) each Transferred Entity is released by such counterparty with respect to all liabilities and obligations not relating to the Business.

(b)          If, prior to the Applicable Closing Date, the parties are not able, with respect to any such Split Contract, to obtain a New Contract in respect of such Split Contract or to assign to, as applicable (x) the Purchaser or its designee the claims, rights, benefits, burdens and obligations of such Split Contract to the extent relating to the Business or (y) the Seller or its designee the claims, rights, benefits, burdens and obligations of such Split Contract to the extent not relating to the Business, then for a period of nine (9) months following the Applicable Closing: (i) the Seller and the Purchaser shall continue to use commercially reasonable efforts to cause such counterparty to enter into such a New Contract or so assign such benefits and obligations under such Split Contract, (ii) with respect to customer Contracts that are Split Contracts, the Seller and the Purchaser shall enter into a subcontracting, sublicensing or subleasing arrangement, as applicable, governing the parties’ relative obligations under such Split Contract, (iii) the Purchaser or the Seller, as applicable, shall, or shall cause its designee to, bear the costs and liabilities under such Split Contract from and after the Applicable Closing to the extent that the Purchaser or the Seller or its designee receives the rights and benefits of such Split Contract and (iv) until such time as such a New Contract is executed or such claims, rights, benefits, burdens and obligations under such Split Contract are so assigned, the Purchaser and the Seller shall use commercially reasonable efforts to secure an alternative arrangement reasonably satisfactory to both parties under which the Business or the other businesses of the Seller Group would, in compliance with applicable Law, obtain the benefits and bear the burdens associated with the applicable Split Contract such that the Business or the other businesses of the Seller Group would be placed in a substantially similar position as if such a New Contract had been executed or such benefits and obligations had been so assigned.  In furtherance of the foregoing, the Purchaser or the Seller, as applicable, shall, or shall cause its designee to, promptly pay, perform or discharge when due any liability arising under any Split Contract from and after the Principal Closing Date to the extent that such liability relates to rights and benefits under such Split Contract that the Purchaser or the Seller (or their respective designee) receives pursuant to this Section 5.7(b).

(c)         Notwithstanding anything to the contrary in this Agreement, (i) neither the Purchaser nor any member of the Seller Group shall have any obligation under this Section 5.7 following the date that is nine (9) months after the Applicable Closing Date, and (ii) neither the Purchaser nor any member of the Seller Group shall be required to make any expenditure or incur or assume any liability of, in the case of the Purchaser, the Seller’s businesses, or in the case of the Seller, the Business in connection with any such activities described in this Section 5.7, other than immaterial administrative or legal costs and expenses, unless reimbursed and/or fully indemnified by the Seller or the Purchaser, as applicable, for the full amount of any such expenditure or liability.  Each party acknowledges that the other (including its respective Affiliates) shall not have any liability or obligation with respect to any New Contract (other than the efforts expressly required by this Section 5.7) or failure to obtain any New Contract.

(d)        Notwithstanding anything to the contrary in this Agreement, the Seller shall have no obligation under this Section 5.7 with respect to Enterprise-Wide Contracts and shall have no obligation to cause the counterparty to any Enterprise-Wide Contract to enter into a New Contract with the Purchaser or any designee of the Purchaser, or assign in whole or in part to the Purchaser or any designee of the Purchaser the benefits and obligations under such Enterprise-Wide Contract relating to the Business or to enter into any subcontracting or other arrangements with respect to Enterprise-Wide Contracts.

Section 5.8.       Further Action; Accounts Payable; Payments Made.

(a)        From time to time after the Applicable Closing Date, and for no further consideration, the Purchaser and the Seller shall, and shall cause its Affiliates (including, with respect to the Purchaser after the Applicable Closing Date, the Transferred Entities) to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (i) transferring back to the Seller (or applicable member or designee of the Seller Group) any asset or Liability that was not contemplated by this Agreement to be transferred to the Purchaser at the Applicable Closing but was so transferred at the Applicable Closing and (ii) transferring to the Purchaser any asset or Liability contemplated by this Agreement to be transferred to the Purchaser that was not so transferred at the Applicable Closing.

(b)        In the event that any member of the Seller Group or any of its Affiliates (excluding, for the avoidance of doubt, the Transferred Entities) pays, on or after the Applicable Closing Date, any account payable or other amount that constitutes an Assumed Liability, such member of the Seller Group or Affiliate shall be reimbursed and/or indemnified and held harmless by the Purchaser in full for such payment, as provided in Article VIII.

(c)       In the event that the Purchaser or any of its Affiliates (including, for the avoidance of doubt, the Transferred Entities) pays, on or after the Applicable Closing Date, any account payable or other amount that constitutes an Excluded Liability, such Person shall be reimbursed and/or indemnified and held harmless by the Seller in full for such payment, as provided in Article VIII.

(d)        The Seller, on the one hand, and the Purchaser, on the other hand, agree that, after the Applicable Closing Date, they shall hold and shall promptly transfer and deliver or cause to be delivered to the Purchaser (or its designee) or the Seller (or its designee), as applicable, from time to time as and when received by either of them or their respective Affiliates, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that either of them may receive after the Applicable Closing Date which property belongs to the other party or any of its Affiliates (which, in the case of the Seller, for purposes of this Section 5.8(d), shall include entities and businesses previously divested by the Seller Group), including any payments of accounts receivable, and shall account to the other party (including, to a designee of such party) for all such receipts.  In the event of a dispute between the parties regarding the Seller’s or the Purchaser’s obligations under this Section 5.8(d), the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation and subject to Section 5.4, allow each other (including a designee of such other) reasonable access to the records of the other relating to such disputed item.

Section 5.9.      Expenses.  Whether or not the transactions contemplated hereby are consummated, except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

Section 5.10.     Employees and Employee Benefit Plans.

(a)       Business Employee List.  Section 5.10(a)(i) of the Disclosure Schedules lists, after consultation with the Purchaser, each Business Employee as of the date hereof (the “Business Employee List”), including, to the extent permitted by applicable Law, an identification number and such Business Employee’s name, position, work location, employing entity, base salary or wages, target bonus, pension eligibility and employment status (i.e., part-time or full-time, exempt or non-exempt).  The Seller shall deliver to the Purchaser an update to the Business Employee List at least thirty (30) days prior to the Principal Closing Date.  With respect to each Deferred Jurisdiction, the Seller shall deliver to the Purchaser an update to the Business Employee List at least 10 days prior to the anticipated Applicable Closing Date.  Any changes to the Business Employee List following the date hereof shall be mutually agreed to by the Purchaser and the Seller on or prior to the Principal Closing Date and/or Applicable Closing Date, as applicable; provided that such agreement of either party shall not be unreasonably withheld, conditioned or delayed and shall not be required in the event of terminations of employment due to death, disability, resignation, retirement, as otherwise permitted by Section 5.1(d)(iii) of this Agreement or in the case of any Automatic Transferred Employee.  Except in accordance with this Section 5.10(a), the Seller shall take all reasonable actions to ensure that Business Employees are not transferred to or from the Business following the date hereof.

(b)         Continuation of Employment.

(i)       Where applicable Law provides for the automatic transfer of employment of any Business Employee upon the consummation of the Applicable Closing, the parties (A) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Business Employee to the Purchaser by operation of Law as of the Applicable Closing and (B) shall not take and shall not cause to be taken any such actions that would result in the employment of such Business Employee not transferring to the Purchaser by operation of Law as of the Applicable Closing.  Where applicable Law does not provide for the automatic transfer of employment of any Business

Employee upon the consummation of the Applicable Closing, the Purchaser shall make or cause an Affiliate to make offers of employment to such Business Employee (which offers may be of at-will employment to the extent permitted by applicable Law) in accordance with the provisions of this Section 5.10, except as otherwise provided in this Section 5.10, to be effective as of the Applicable Closing.

(ii)      The parties acknowledge that the transfer of the portions of the Business conducted by the Seller Group in the European Union (“EU”) and certain other countries constitutes a transfer of business within the meaning of EU Council Directive 2001/23/EC, the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions, and each Business Employee with respect to such portions of the Business shall be referred to herein as a “European Employee”.  Subject to Section 5.10(b)(iii) below, the parties further acknowledge that, as a result, the employment of the European Employees, including all related rights and obligations, will transfer by operation of Law to the Purchaser, as applicable, as of the Applicable Closing, except with respect to any European Employee who timely exercises his or her rights, if any, under any applicable Law to prevent such transfer from occurring.  Each European Employee or other Business Employee whose employment transfers automatically to the Purchaser by operation of Law, together with each other Business Employee of any Transferred Entity, is referred to herein as an “Automatic Transferred Employee”.  The Purchaser or its applicable Affiliate will assume by operation of Law, as of the Applicable Closing Date, all Liabilities with respect to the Automatic Transferred Employees except to the extent otherwise provided in this Section 5.10.

(iii)     The parties will use their commercially reasonable efforts to obtain the approval of the applicable Governmental Authority or any labor authority as may be required for the transfer of the Automatic Transferred Employees, if any, who are “protected employees” under applicable Law; provided that this Section 5.10(b)(iii) shall not apply to matters concerning Employee Representatives, which are addressed in Section 5.10(q).  If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with the Purchaser, the Purchaser shall use its commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Applicable Closing Date.  In the event any such permit, pass or other approval is not obtained and in effect prior to the Applicable Closing Date, the Purchaser shall use its commercially reasonable efforts to cause any such permit, pass or other approval to be obtained as soon as reasonably practicable thereafter.

(c)       Offers of Employment.  Each Business Employee (other than Business Employees who are on long-term disability) who is not an Automatic Transferred Employee is referred to herein as an “Offer Employee”.  The Purchaser shall make, or shall cause an Affiliate to make, an offer of employment to such Offer Employee (which offer may be of at-will employment to the extent permitted by applicable Law), at least fifteen (15) days prior to the Applicable Closing Date (or such longer period required by applicable Law, the terms of any applicable Labor Contract or the Severance Obligations), with such employment to be effective as of the Applicable Closing Date.  Any such offer of employment shall (i) comply with applicable Law, any applicable Labor Contract and this Section 5.10 and (ii) provide for such terms and conditions of employment which, in the case of each Business Employee, are sufficient to avoid Severance Obligations.  Each such

Offer Employee who accepts such offer of employment from (and commences employment with) the Purchaser, collectively with each Automatic Transferred Employee, is referred to herein as a “Transferred Employee”.  Except as otherwise specifically provided in this Section 5.10 or to the extent required by applicable Law, effective as of the Applicable Closing Date (or such later date on which a Transferred Employee commences employment with the Purchaser), the Transferred Employees shall cease (x) all active participation in and accrual of benefits under the Business Benefit Plans, other than the Assumed Benefit Plans and (y) receiving payment of their wages from the Seller Group.  If and to the extent that any Business Employee who is on long-term disability as of the Applicable Closing Date but who would otherwise have been an Offer Employee is able to return to active employment within one hundred and eighty (180) days of the Applicable Closing Date (or any such longer period, if required by applicable Law), the Purchaser shall make such Business Employee an offer of employment as provided above and, if accepted, such Business Employee will become a Transferred Employee from and after the date that his or her employment with the Purchaser commences as provided in such offer.

(d)        Continuation of Compensation and Benefits.  For a period of twelve (12) months immediately after the Applicable Closing Date (or for such longer period as required by applicable Law), the Purchaser shall provide to each Transferred Employee (i) a base salary or base wages (including, in the case of persons receiving commission based income, the rate of commissions) and short-term cash incentive compensation opportunities that are no less favorable in the aggregate than those provided to such Transferred Employee as in effect immediately prior to the Applicable Closing Date, (ii) other employee benefits (excluding, to the extent permitted by applicable Law, long-term incentive and equity compensation, defined benefit retirement benefits, retiree life and retiree medical benefits, change in control or other transaction related payments and benefits and other post-employment benefits or deferred compensation)  that are substantially comparable in the aggregate to those provided to similarly situated employees of the Purchaser and its Subsidiaries and (iii) any other additional terms and conditions of employment required by applicable Law.  Notwithstanding the foregoing, the compensation and benefits of Transferred Employees who are covered by a Labor Contract shall be provided in accordance with the applicable Labor Contract.  Except to the extent otherwise provided in a Labor Contract or at applicable Law, nothing contemplated by this Agreement shall be construed as requiring the Purchaser to be obligated to continue the employment of any Transferred Employee for any period after the Applicable Closing Date; provided that the Purchaser shall provide such Transferred Employee with pay and benefits to the extent required pursuant to Section 5.10(e).

(e)         Severance Obligations.

(i)       The parties intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the consummation of the Applicable Closing and that the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Applicable Closing Date, and the parties shall comply with any requirements under applicable Law to ensure the same.  The Seller shall bear any costs related to (to the extent not included as a Transaction Expense), and shall indemnify and hold harmless the Purchaser from and against, any claims made by any Business Employee for any Severance Obligations, in each case, arising out of, relating to or in connection with any of the following: (A) a Business Employee’s refusal to accept an offer of employment that complies with the terms of this Agreement from, or rejection of any automatic transfer of employment to, the Purchaser or any of its Subsidiaries, (B) any Transferred Employee’s transfer (automatic or otherwise) of employment to or continuation of employment with the Purchaser or any of its Subsidiaries upon the Applicable Closing Date or (C) any action taken on or prior to the Applicable Closing Date by the Seller Group (other than any such action the Seller Group takes on behalf or at the direction of the Purchaser or its Subsidiaries) to terminate the employment of any Business Employee or which provides such Business Employee a right to terminate employment, including in the case of this clause (C), any action or omission by the Seller Group (1) to amend or otherwise modify on or prior to the Applicable Closing Date any terms and conditions of employment applicable to, or compensation and benefits provided to, any Transferred Employee or (2) that does not comply with applicable Law or the terms of any Business Benefit Plan or applicable Labor Contract.  The Purchaser shall bear any costs related to, and shall indemnify and hold harmless the Seller from and against, any claims made by any Business Employee for any Severance Obligations, in each case, arising out of, relating to or in connection with any of the following: (x) the failure of the Purchaser or any of its Subsidiaries to make offers of employment to, or continue the employment of, any Business Employee in accordance with this Agreement or as required by applicable Law or a Labor Contract or (y)  any action taken on or after the Applicable Closing Date by the Purchaser or any of its Subsidiaries to terminate the employment of any Business Employee or which provides such Business Employee a right to terminate employment, including in the case of this clause (y), any action or omission by the Purchaser or any of its Subsidiaries (1) to amend or otherwise modify on or after the Applicable Closing Date any terms and conditions of employment applicable to, or compensation and benefits provide to, any Business Employee or (2) that does not comply with applicable Law or the terms of any Assumed Benefit Plan or applicable Labor Contract.

(ii)    Notwithstanding Section 5.10(d), the Purchaser shall provide each Transferred Employee whose employment is terminated within twelve (12) months following the Applicable Closing Date (or within such longer period as required by applicable Law) with severance and other separation benefits which such Transferred Employee would have been eligible to receive under the Business Benefit Plans as in effect immediately prior to the Applicable Closing Date and set forth on Section 5.10(e)(i) of the Disclosure Schedules; provided that, to the extent permitted by applicable Law, such severance and other separation benefits shall be provided only if the Transferred Employee timely executes (and does not revoke) a release of claims in favor of both the Seller and the Purchaser in a form reasonably satisfactory to the parties.

(f)          Prior Service Credit.  From and after the Applicable Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including any Transferred Entity) to, give to each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, vacation accrual and other paid time off, severance or separation entitlements, long-service pay, vesting and benefit accrual) under any employee benefit plan or arrangement provided, maintained or contributed to by the Purchaser or any of its Subsidiaries (including the Transferred Entities) for such Transferred Employee’s service with the Seller Group, and with any predecessor employer, to the same extent recognized by the Seller Group immediately prior to the Applicable Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service.  Notwithstanding the foregoing, to the extent permitted under any applicable Law, the Purchaser and its Subsidiaries (including the Transferred Entities) shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan or arrangement of the Purchaser or its Subsidiaries (including the Transferred Entities) that is a defined benefit pension plan, unless such plan is an Assumed Benefit Plan, or which would result in a duplication of any benefit otherwise provided under a Business Benefit Plan.

(g)        Assumption of Liabilities.  Except as otherwise expressly provided in this Section 5.10, from and after the Applicable Closing Date, the Purchaser and its Subsidiaries (including the Transferred Entities) shall assume (and the Seller Group shall not retain) all employment and employee Liabilities arising out of or relating to the operation or conduct of the Business prior to, on or following the Applicable Closing Date in the case of (i) all Transferred Employees and (ii) all Former Employees who were employed by any Transferred Entity. Except as otherwise expressly provided in this Section 5.10, from and after the Principal Closing Date, the Seller Group shall retain (and the Purchaser shall not assume) all employment and employee Liabilities arising out of or relating to the operation or conduct of the Business prior to, on or following the Principal Closing Date in the case of (x) all Former Employees who were not employed by any Transferred Entity and (y) all Business Employees who do not become Transferred Employees.  Notwithstanding anything in this Agreement to the contrary, the Seller Group shall be solely responsible for, and shall indemnify the Purchaser and its Subsidiaries (including the Transferred Entities) in relation to all Liabilities, including, without limitation, damages, statutory and/or other costs, legal and other expenses that the Purchaser or its Subsidiaries may suffer or incur relating to, as a result of or in connection with any claim or proceeding concerning (A) the manner in which the Seller Group selected or determined which of their employees would be Business Employees, including but not limited to claims of unlawful discrimination, or any settlement relating thereto or (B) any member of the Seller Group’s failure to comply with their respective obligations under Section 5.10(q) of this Agreement, except to the extent that any such failure was due to any act or omission of the Purchaser or its Subsidiaries (including any such failure by the Seller Group acting at the express direction of the Purchaser or its Subsidiaries).

(h)       Cash Incentive Bonus Plans.  Without limiting the generality of Section 5.10(d), effective as of the Applicable Closing Date, the Purchaser shall, or shall cause its Subsidiaries (including the Transferred Entities) to, assume all liability for and make any and all payments required with respect to compensation payable in respect of any Transferred Employee (whether relating to periods prior to or following the Applicable Closing Date) under the cash-based bonus or incentive compensation plan or arrangements maintained by any member of the Seller Group, including, but not limited to, the Pitney Bowes Incentive Program, in each case, in an amount no less than the amount such Transferred Employee would have been eligible to receive for the applicable performance period had such Transferred Employee remained an employee of such member of the Seller Group through the requisite date, subject to achievement of applicable goals and conditions related to the Business, but taking into account any payments actually received by any Transferred Employee in respect of such arrangements prior to the Applicable Closing.

(i)         Certain Welfare Benefits Matters.

(i)      Without limiting the generality of Section 5.10(d), effective as of immediately following the Applicable Closing, but subject to the Transition Services Agreement, the Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, have in effect (or, in the case of the Assumed Benefit Plans, maintain) for the benefit of the Transferred Employees employee benefit plans, programs and arrangements providing medical, dental, vision, health, non-occupational short-term disability and long-term disability benefits and any other employee benefit plans, programs and arrangements required by applicable Law (collectively, the “Purchaser Welfare Plans”).  The Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entities) to, (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans, to the extent waived under the applicable corresponding Business Benefit Plan immediately prior to the Applicable Closing Date, and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under the Purchaser Welfare Plans for any co-payments and deductibles paid under the applicable corresponding Business Benefit Plans prior to the Applicable Closing Date in the calendar year in which the Applicable Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any Purchaser Welfare Plan in which such Transferred Employee participates.

(ii)     The Seller Group shall retain all Liabilities with respect to (A) Business Employees who do not become Transferred Employees and (B) Former Employees, in each case, who are or had been employed in the United States and their eligible dependents and beneficiaries under the welfare benefit plans and programs maintained by any member of the Seller Group, if and to the extent such persons are participating in such plans and programs under COBRA as of immediately prior to the Principal Closing Date.  The Purchaser shall be responsible for providing to the Transferred Employees (and their eligible dependents and beneficiaries) with health insurance under COBRA and applicable state or similar Laws with respect to a qualifying event that occurs after the Principal Closing Date.

(iii)     The Seller Group shall retain all Liabilities in accordance with the Business Benefit Plans for payment of all medical, dental, vision and health (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Applicable Closing Date with respect to any Business Employee (or any dependent or beneficiary thereof), and the Purchaser and its Subsidiaries (including the Transferred Entities) shall not assume any Liability with respect to such Welfare Benefit Claims, except to the extent required by applicable Law or to the extent such Welfare Benefit Claims (A) are incurred under any Assumed Benefit Plan or (B) are insured under an insurance policy in respect of which (1) a Transferred Entity (or, as of the Applicable Closing, the Purchaser or its Subsidiaries) becomes the beneficiary or (2) a Transferred Employee (or any dependent or beneficiary thereof) is the beneficiary and such insurance policy transfers with such Transferred Employee pursuant to applicable Law to the Purchaser and its Subsidiaries (including the Transferred Entities) as of the Applicable Closing.  The Purchaser and its Subsidiaries (including the Transferred Entities) shall be liable for payment of all Welfare Benefit Claims incurred on or after the Applicable Closing Date with respect to any Transferred

Employee (or any dependent or beneficiary thereof), and, from and after the Applicable Closing Date, subject to the Transition Services Agreement, the Purchaser shall (including the Transferred Entities) cause all such Welfare Benefit Claims to be administered under the Purchaser Welfare Plans.

(iv)   Subject to the immediately following sentence, from and after the Applicable Closing Date, the Purchaser and its Subsidiaries (including the Transferred Entities) shall assume (and the Seller Group shall not retain) Liability for all claims for payment of all claims for non-occupational short-term disability benefits and workers’ compensation benefits with respect to all Business Employees, arising out of or relating to the operation or conduct of the Business prior to, on or following the Applicable Closing Date.  The Seller Group shall retain Liability for all claims for payment of all claims for long-term disability benefits with respect to all Business Employees who are receiving such benefits as of the Applicable Closing Date unless and until such Business Employee commences employment pursuant to Section 5.10(c).

(j)          Tax-Qualified Savings/401(k) Plan/Seller’s Deferred Compensation Plan/Canada Registered Pension Plan.

(i)       Without limiting the generality of Section 5.10(d), effective no later than the Principal Closing Date, the Purchaser or its Subsidiaries shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (collectively, the “Purchaser 401(k) Plan”).  Each Transferred Employee participating in a Business Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Business 401(k) Plan”) immediately prior to the Applicable Closing Date shall become a participant in the Purchaser 401(k) Plan as of the Applicable Closing Date and each other Transferred Employee in the United States shall be eligible to participate in the Purchaser 401(k) Plan as of the Applicable Closing Date.

(ii)    The Purchaser shall cause the Purchaser 401(k) Plan to accept a “direct rollover” to the Purchaser 401(k) Plan of the account balances of each Transferred Employee (including all promissory notes evidencing outstanding loans, and all rights and obligations thereunder) under the Business 401(k) Plan.

(iii)     From and after the Principal Closing Date, the Seller Group shall retain all assets and Liabilities under any nonqualified deferred compensation plan maintained by the Seller Group for the benefit of the Business Employees in the United States (including, for the avoidance of doubt, as applicable, the Seller Pension Restoration Plan, Seller 401(k) Restoration Plan and Seller Deferred Incentive Savings Plan).

(iv)     Without limiting the generality of Section 5.10(d), effective no later than the Applicable Closing Date, the Purchaser or its Affiliates shall have in effect a registered pension plan (within the meaning of Section 248(l) of the Income Tax Act (Canada)) in Canada and each Business Employee who is principally employed in Canada and becomes a Transferred Employee and participates in a registered pension plan maintained by any member of the Seller Group as of immediately prior to the Applicable Closing Date shall become a participant in the Purchaser’s or its Affiliates’ corresponding registered pension plan in Canada as of the Applicable Closing Date.

(k)       Accrued Vacation.  As of the Applicable Closing, the Purchaser shall assume and honor all vacation days and paid time off days accrued but not yet taken by, or paid to, the Transferred Employees as of the Applicable Closing Date.

(l)          Seller Pension Plans.

(i)       Except with respect to (A) any assets and Liabilities that transfer to the Purchaser or its Subsidiaries pursuant to applicable Law (including through the Transferred Entities) or (B) any Liabilities (determined on a projected benefit obligation basis consistent with ASC 715 or, to the extent ASC 715 is not applicable, other generally acceptable accounting standards) under each Assumed Benefit Plan set forth on Section 5.10(l) of the Disclosure Schedules (“Transferred Pension Liabilities”), (I) from and after the Applicable Closing Date, the Seller Group shall retain all assets and Liabilities under tax-qualified and nonqualified defined benefit and defined contribution pension plans maintained by each member of the Seller Group for the benefit of the Business Employees, and the Seller Group shall make payments to Transferred Employees with vested rights or deemed to have vested rights thereunder in accordance with the terms of the applicable plan and applicable Law, as in effect from time to time and (II) effective as of the Applicable Closing Date, each Transferred Employee shall cease active participation in such plans and service performed for, and compensation earned from, any employer other than a member of the Seller Group (or their predecessors, to the extent recognized under the applicable plan), shall not be taken into account for any purpose under the applicable plan.

(ii)     With respect to the Transferred Pension Liabilities, the Purchaser shall assume or shall cause to be assumed all Liabilities under the applicable defined benefit plan with respect to the Transferred Employees (and their respective eligible dependents and beneficiaries).

(m)       Retiree Benefits.  Except with respect to any Liabilities that transfer to the Purchaser or its Subsidiaries pursuant to applicable Law (including through the Transferred Entities), the Seller Group shall retain all Liabilities in respect of Transferred Employees who meet the minimum age and service eligibility requirements or are deemed to meet such requirements to receive benefits under the post-retirement health, dental and life insurance plans maintained by any member of the Seller Group (such plans collectively, the “Seller Retiree Welfare Plans”) immediately prior to the Applicable Closing.  The Seller Group also shall retain all Liabilities under the Seller Retiree Welfare Plans in respect of all Former Employees and all employees who are not Transferred Employees.

(n)        Equity-Based Compensation.  The Seller Group shall retain all Liabilities under the equity-based compensation plans maintained by any member of the Seller Group for the benefit of the Business Employees or Former Employees.

(o)        Flexible Spending Accounts. Effective no later than the Principal Closing Date, the Purchaser shall, or shall cause its Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Flexible Spending Account Plan”) and, unless otherwise required by applicable Law, the Purchaser shall provide that all Transferred Employees’ deferral elections made under the flexible spending account plan maintained in the United States by each member of the Seller Group with respect to Transferred Employees and their dependents (the “Seller Flexible Spending Account Plan”) for the plan year in which the Principal Closing Date occurs shall continue in effect under the Purchaser Flexible Spending Account Plan for the remainder of the plan year in which the Principal Closing Date occurs.  Unless otherwise required by applicable Law, Seller shall be liable for all Liabilities, account balances and claims for reimbursement made under the Seller Flexible Spending Account Plan and Purchaser shall be liable for all Liabilities, account balances and claims for reimbursement made under the Purchaser Flexible Spending Account Plan.

(p)       WARN.  The Purchaser agrees to provide, or cause its Affiliates to provide, any required notice under the WARN Act or any similar U.S. state or local Law or regulation, and to otherwise comply with the WARN Act and any other similar U.S. state or local Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Transferred Employees and occurring after the Applicable Closing.  None of the Purchaser or any of its Affiliates shall take any action after the Applicable Closing that would cause any termination of employment of any Business Employees that occurs before the Effective Time of the Applicable Closing to create any liability or penalty to any member of the Seller Group in connection with a “plant closing” or “mass layoff” or group termination under the WARN Act or any similar U.S. state or local Law. The Seller shall provide to Purchaser at the Principal Closing a complete and accurate list of all “employment losses” within the Business, as that term is defined under the WARN Act or any other similar applicable U.S. state or local Law or regulation, which occurred in the ninety (90) calendar days preceding the Principal Closing.

(q)       Employee Consultations.  The Seller and its Subsidiaries shall fully comply with all of their respective obligations (however arising) to inform and/or consult with, or obtain the advice and consent or approval of, and in respect of, the Business Employees or any Employee Representative, whether the same arises under any Labor Contract or applicable Law.  The Purchaser shall take such steps as are required by applicable Law or otherwise reasonably requested by the Seller to facilitate compliance by the Seller and its Subsidiaries with their obligations to inform and consult or obtain the advice and consent or approval of any Business Employees or Employee Representative.  To the extent that the transactions contemplated by this Agreement with respect to the Seller’s or its Affiliates’ operations in Germany results in an operational change (“Betriebsänderung”) in the meaning of the German Works Constitution Act (“Betriebsverfassungsgesetz”), the Seller shall negotiate a reconciliation of interest and social plan with the competent works council to the extent necessary. The conclusion of such reconciliation of interest and social plan is subject to the prior written consent of the Purchaser. The Seller shall keep the Purchaser reasonably informed on the status of such negotiations and shall allow Purchaser to participate in such negotiations (e.g., by way of joining meetings with the competent parties).

(r)        Administration.  Following the date hereof and subject to applicable Law, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.10, including exchanging information and data relating to workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and encouraging the Business Employees to accept the Purchaser’s offers of employment made pursuant to Section 5.10(b)(iii).

(s)       No Third Party Beneficiaries.  No provision of this Section 5.10 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of any member of the Seller Group (including the Transferred Entities).  Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of the Purchaser and its Subsidiaries (including the Transferred Entities) to terminate the employment of any Transferred Employee at any time and for any reason, (ii) require the Purchaser or its Subsidiaries to continue any employee benefit plans or arrangements, including any Assumed Benefit Plan, or prevent the amendment, modification or termination thereof after the Applicable Closing Date or (iii) amend any Business Benefit Plan or other employee benefit plans or arrangements.

Section 5.11.     French Put Option.

(a)        Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the French Business until the French Put Option is exercised.

(b)       In the event that the French Put Option is exercised on or prior to the Principal Closing, this Section 5.11 shall terminate and shall cease to have effect with respect to the French Business.

(c)         In the event that the French Put Option is not exercised on or prior to the Principal Closing:

(i)       The Disapplied Provisions shall not apply to the French Business at the Principal Closing;

(ii)      in respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude the French Business, (B) the term “Transferred Employees” shall be deemed to exclude the applicable French Put Option Employees; and (C) the term “Transferred Entities” shall exclude Pitney Bowes Software S.A.S., in each case, as of the Principal Closing;

(iii)    the Closing Purchase Price to be paid at the Principal Closing shall be reduced by the amount of the Closing Purchase Price attributable to the French Business to be reasonably agreed by the parties hereto (the “Put Option Price”);

(iv)     the Estimated Adjustment Amount and the Final Purchase Price Adjustment shall take into account the exclusions referred to in Section 5.11(c)(ii) and the Target Working Capital for purposes of the purchase price adjustment as of the Principal Closing shall be reduced by an amount of the Target Working Capital attributable to the French

Business to be reasonably agreed by the parties hereto (collectively, the “French Put Option NWC Changes”); and

(v)      upon exercise by the Seller of the French Put Option prior to the Expiry Date, the Purchaser shall purchase the French Business at a price equal to the Put Option Price (as adjusted in accordance with the paragraph following this paragraph), and on the same terms and conditions as would have been provided if the Seller had exercised the French Put Option on or prior to the Principal Closing (including the application of the Disapplied Provisions and the reversion of the French Put Option NWC Changes) and the closing of the transfer of the French Business will be effected on the first (1st) day of the month immediately following the date the Seller exercises the French Put Option (the “French Closing”); provided that, if such day is not a Business Day in France, then the French Closing shall take place on the first (1st) Business Day thereafter (such date, the “French Closing Date”), though the French Closing shall be deemed effective as of 12:01 a.m., France time, on the first (1st) day of the month.

Section 1.07 and Section 1.08 and apply mutatis mutandis for the Put Option Price, with the “French Business” substituting for the “Business”, Pitney Bowes Software S.A.S. substituting for “Transferred Entities” and the “French Closing” substituting for the “Principal Closing” in the definitions of “Current Assets”, “Current Liabilities”, “Closing Cash” and “Transferring Indebtedness”, and the Target Working Capital for the Put Option Price adjustment shall be an amount to be reasonably agreed by the parties hereto.

For the avoidance of doubt, in the event that the French Put Option is not exercised prior to the Principal Closing, France and the French Closing shall not constitute a Deferred Jurisdiction and a Deferred Closing, respectively, and the French Business shall not be part of the Deferred Business.

(d)          French Put Option Terms.

(i)       The French Put Option will enter into force at the date hereof. The Seller hereby accepts the benefit of the French Put Option and may, at its own discretion and option, elect to exercise the French Put Option in accordance with the procedures set forth herein, without having the Seller being committed to sell to the Purchaser the French Business.  The Seller shall only be entitled to exercise the French Put Option for all (and not a portion) of the French Business.  The French Put Option may be exercised by the Seller at any time, after the date upon which the notification and information processes to the French Put Option Employees (the “Notification and Information Processes”) required under applicable Laws in France in connection with the sale of the French Business have been completed, until the Expiry Date, by sending to Purchaser a notice, in the form set forth in Section 5.11(d)(i) of the Disclosure Schedules.

(ii)      Upon the election of the Seller, the Purchaser hereby promises and undertakes to purchase and assume from the Seller Group all (and not a portion) of the French Transferred Equity Interests in accordance with and subject to the terms and conditions specified in this Agreement (the “French Put Option”), it being understood that, for the sake of clarity, if the French Put Option is exercised prior to the Principal Closing,

Pitney Bowes Software S.A.S.  shall be deemed a Transferred Entity and the purchase price for the French Transferred Equity Interests shall be included in the computation of the Purchase Price.

(iii)    As soon as practicable, the Seller will cause the relevant member of the Seller Group to initiate the Notification and Information Processes and to promptly pursue the delivery of written waivers from the French Put Option Employees with respect to the full extent of their rights to make an offer for the French Business.

(iv)    The parties shall keep each other regularly informed of the status of each these processes and provide to the other party a copy of the written waivers from the French Put Option Employees as soon as possible after obtaining them.

(v)     The French Put Option shall automatically terminate on the earlier of (i) the Termination Date and (ii) the date that is sixty (60) Business Days after the conclusion of the Notification and Information Processes (the “Expiry Date”), unless the French Put Option is exercised on or prior to such date.

(vi)     The Seller agrees that it shall not directly or indirectly sell or commit to sell the French Transferred Equity Interests so long as the French Put Option remains outstanding.

Section 5.12.    Intercompany Accounts; Affiliate Agreements.

(a)        Prior to the Principal Closing, the Seller shall cause any amounts owed to or by any member of the Seller Group or Affiliate thereof (other than the Transferred Entities), on the one hand, from or to any of the Transferred Entities, on the other hand (other than (i) pursuant to, or in accordance with, the Transaction Documents and (ii) amounts owed to or by any Transferred Entity, on the one hand, from or to any other Transferred Entity, on the other hand), to be canceled, settled or otherwise discharged (either (x) consistent with Section 5.12(a) of the Disclosure Schedules or (y) otherwise in a manner which is reasonably acceptable to the Purchaser) without any further or continuing Liability on the part of any Transferred Entity.

(b)        Prior to the Principal Closing, the Seller may cause any amounts owed to or by any Transferred Entity, on the one hand, from or to any other Transferred Entity, on the other hand, to be canceled, settled or otherwise discharged (either (x) consistent with Section 5.12(a) of the Disclosure Schedules or (y) otherwise in a manner which is reasonably acceptable to the Purchaser).

(c)        The Seller shall cause all Affiliate Agreements or Contracts entered into after the date hereof that would be Affiliate Agreements if entered into as of the date hereof, other than the Transition Services Agreement or any other Transaction Document, to be settled or terminated prior to the Principal Closing without any further or continuing Liability on the part of the Purchaser or any of its Affiliates or any Transferred Entity, other than as set forth on Section 5.12(c) of the Disclosure Schedules.

(d)       Notwithstanding anything to the contrary contained in this Section 5.12, the actions required to be taken at the Principal Closing pursuant to this Section 5.12 with respect to the French Business shall not be required to be taken until the French Put Option is exercised.

Section 5.13.   Seller Marks.  Except as expressly set forth herein, the Purchaser and its Affiliates shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, and shall not register or own or seek to register or own, in connection with any products or services anywhere in the world in any medium, any trademarks, service marks, domain names, trade names, trade dress, trade styles or other indicia of origin (collectively, “Marks”) that include, are identical to or are confusingly similar to any Marks that constitute Excluded Intellectual Property (including any corporate symbols or logos to the extent incorporating the Marks set forth on Section 5.13 of the Disclosure Schedules) (collectively, the “Seller Marks”), nor shall any of them challenge or oppose or assist any third party in challenging or opposing the rights of any member of the Seller Group anywhere in the world in any of the Seller Marks.  Subject to the restrictions set forth herein, the Seller hereby extends, on behalf of itself and the other members of the Seller Group, to the Purchaser and the Transferred Entities effective as of the Principal Closing Date, a personal, nonexclusive, royalty-free transition license to continue to use the Seller Marks: for one hundred and eighty (180) days after the Principal Closing Date on existing signage, products and other materials in any media, in each case included in the Transferred Assets or owned by the Transferred Entities as of the Principal Closing Date.  Except as permitted under this Section 5.13, no use of the Seller Marks shall be made by the Purchaser or its Affiliates and the Purchaser shall in any event transition away from all use of the Seller Marks as soon as is reasonably practicable after the Principal Closing Date.  For clarity, the Purchaser and the Transferred Entities have no obligation to remove the Seller Marks from items no longer in their possession or control.  The Purchaser shall ensure that the quality of all goods and services offered or sold under any of the Seller Marks shall be at least as high as the quality maintained by the members of the Seller Group and their respective Affiliates for such goods and services as of the Principal Closing and, at the Seller’s request, shall provide the Seller with samples of its use of the Seller Marks to permit the Seller to confirm the Purchaser’s compliance with the quality control requirements of this sentence.  All use of the Seller Marks as permitted hereunder shall inure solely to the benefit of the Seller Group.  The Purchaser shall incur all costs associated with re-branding of the Transferred Assets with signage, symbols and marks not constituting the Seller Marks, which re-branding shall be completed at the expiration of the term of the one hundred and eighty (180)-day transition license granted under this Section 5.13.  Notwithstanding the foregoing, the Seller agrees that the Purchaser and its Affiliates have the right, at all times after the Principal Closing Date, to use the Seller Marks (i) to the extent required by applicable Law, (ii) in a neutral, non-trademark manner to describe the history of the Business, (iii) on internal office supplies (e.g., pens, cups, notepads) and software that are not visible to the public until their replacement in the ordinary course of business, and (iv) on historical legal and business agreements and documents.  For a maximum of one (1) year after the Principal Closing, at the Purchaser’s request, the Seller Group shall display in mutually-agreed locations on their websites and in social media, in the locations previously addressing the Business, a mutually-agreed statement about the transactions contemplated hereby and a link to websites and other social media venues reasonably designated by the Purchaser.

Section 5.14.     Insurance.  The Purchaser acknowledges that coverage for the Transferred Entities or the Business under the insurance policies of the Seller Group (the “Seller Insurance”)

will no longer exist as of the Principal Closing with respect to claims arising from events that occur or are alleged to have occurred after the Principal Closing Date and that the Seller will not purchase any “tail” policy or other additional or substitute coverage for the benefit of the Purchaser.  Notwithstanding the foregoing, the Seller shall reasonably cooperate with the Purchaser on any claim for coverage by or on behalf of the Transferred Entities or the Purchaser with respect to the Transferred Entities or the Business under the Seller Insurance with respect to claims arising from events that occurred or were alleged to have occurred prior to the Principal Closing Date (“Pre-Closing Occurrences”); provided that, to the extent coverage for any such claim is also available under any insurance policies of the Purchaser and its Affiliates, the Purchaser shall also submit claims under such policies.  Subject to the first sentence of this Section 5.14, the Seller shall take no action to exclude or remove the Transferred Entities from coverage that may be available under any such Seller Insurance with respect to Pre-Closing Occurrences.  The Seller shall reasonably cooperate with the Purchaser in and use commercially reasonable efforts to pursue the collection of all insurance proceeds in respect of claims made by the Purchaser or the Transferred Entities with respect to Pre-Closing Occurrences.  The Purchaser shall reimburse each member of the Seller Group for any costs and expenses (including increased premiums) incurred thereby as a result of such claims and shall exclusively bear (and no member of the Seller Group shall have any obligation to repay or reimburse the Purchaser for) any deductibles, retentions, loss adjustments or uninsured, uncovered, unavailable or uncollectible amounts relating to or associated with such claims.  This Section 5.14 shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance, and nothing in this Section 5.14 is intended to waive or abrogate in any way any member of the Seller Group’s rights to insurance coverage for any liability, whether relating to the Seller or any of its Affiliates or otherwise.

Section 5.15.    R&W Insurance Policy.  To the extent the Purchaser obtains a representation and warranty insurance policy in connection with the transactions contemplated hereby (the “R&W Insurance Policy”), the Purchaser shall not waive, amend or modify the R&W Insurance Policy in a manner adverse to the Seller without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed); provided, that for the avoidance of doubt, the following amendments shall not be deemed adverse to the Seller and shall not require consent of the Seller: (i) amendments that are clerical in nature or are intended to correct typographical errors, (ii) amendments to add additional named insureds under the R&W Insurance Policy, (iii) amendments to reflect an assignment made in accordance with the R&W Insurance Policy and (iv) amendments required to comply with applicable Law (if any).  The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any member of the Seller Group, or any former or current stockholders, managers, members, directors, officers, employees, agents and representatives of any member of the Seller Group with respect to any claim made by any insured thereunder (except for knowing and intentional fraud in connection with the transaction).

Section 5.16.     Non-Competition.

(a)        The Seller agrees that for the period from the Principal Closing Date until the fourth anniversary of the Principal Closing Date, it shall not and shall cause each other member of the Seller Group not to, directly or indirectly:

(i)      Engage in a business in any jurisdiction in which the Business operates as of immediately prior to the Principal Closing, to the extent such business competes with the Business, as conducted as of the date hereof or as of the Principal Closing Date (each, a “Competitive Activity”); or

(ii)     Acquire beneficial ownership or voting control of the outstanding equity interests (including any debt securities exercisable or exchangeable for, or convertible into, equity interests) of any Person that is engaged in a Competitive Activity;

provided that the foregoing shall not prohibit any member of the Seller Group from collectively owning up to an aggregate of 5% of the outstanding shares of any class of capital stock of any Person if such stock is publicly traded and listed on any national exchange or quoted on the NASDAQ National Market, regardless of whether or not such Person is engaging in Competitive Activity (a “Competing Person”) so long as no member of the Seller Group has any participation in the management of such Competing Person.

(b)         Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.16 shall prohibit any member of the Seller Group from:

(i)       acquiring the whole or any part of a Person or business that engages in any Competitive Activity; (the “Acquired Entity”); provided that where such Competitive Activities of such Acquired Entity represent greater than 15% of the annual revenues as measured for the most recent twelve (12) month period ending on the date of  acquisition of the Acquired Entity by such member of the Seller Group, such member of the Seller Group shall divest such Person, business or portion thereof to the extent engaging in such Competitive Activity within twelve (12) months after the consummation of such acquisition (irrespective of whether the end of such twelve (12)-month period occurs after the expiration of the non-compete period) at such price and on such terms as the Seller deems commercially reasonable (but in no event shall such member of the Seller Group be required to divest such Competitive Activity at a loss or be required to discontinue operation of such Competitive Activity in order to comply with this Section 5.16);

(ii)      owning any securities through any bona fide employee benefit plan of the Seller Group;

(iii)     performing any Competitive Activity for the benefit of the Purchaser or any of its Affiliates at the direction or request of any of the Purchaser, its Affiliates or their respective representatives, including the performance of any Competitive Activity required or contemplated by this Agreement or any other Transaction Document; or

(iv)     continuing to engage in any activities or businesses as currently conducted or as conducted as of the Principal Closing Date by any of the Other Seller Businesses, and any reasonable expansion of such activities or businesses (which may include geographic expansion, product expansion and/or channel expansion).

(c)        The parties agree that the restrictions and limitations set forth in this Section 5.16 are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the Business, the Transferred Assets and the Transferred Entities.

If a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.16(a) or Section 5.16(b) is invalid or unenforceable, the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

Section 5.17.    Non-Solicitation; No-Hire.

(a)        The Seller agrees that, from and after the Principal Closing until the third anniversary of the Principal Closing Date, it shall not, and shall cause each other member of the Seller Group not to, directly or indirectly, hire, employ, engage or offer employment to, or solicit for employment, any Transferred Employee; provided, however, that the foregoing shall not apply to (i) solicitations made by job opportunity advertisements and headhunter searches not specifically targeting Transferred Employees or other employees of the Purchaser or any of its Affiliates engaged in the Business, (ii) solicitations targeting, or hiring, employing, engaging or offering employment to, any employee whose employment with the Purchaser or any of its Affiliates ended more than six (6) months prior to such solicitation, hiring, employment, engagement or offer, except, in the case of clause (ii), with respect to any employee who is a beneficiary of Severance Obligations hereunder.

(b)        The Purchaser agrees that from and after the date of this Agreement until the third anniversary of the Principal Closing Date, it shall not, and shall cause its Affiliates not to, directly or indirectly, hire, employ, engage or offer employment to, or solicit for employment, any Person who is an employee of any member of the Seller Group (other than, following the Principal Closing, Transferred Employees); provided, however, that the foregoing shall not apply to (i) solicitations made by job opportunity advertisements and headhunter searches not specifically targeting any employees of any member of the Seller Group or (ii) solicitations targeting, or hiring, employing, engaging or offering employment to, any employee whose employment by the applicable member of the Seller Group terminated more than six (6) months prior to such solicitation, hiring, employment, engagement or offer.

(c)        The parties agree that the restrictions and limitations set forth in this Section 5.17 are reasonable, valid in geographical and temporal scope and in all other respects, enforceable, and essential to protect the value of the Seller Group and its businesses, the Excluded Assets, the Business, the Transferred Assets and the Transferred Entities.  If a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.17(a) or Section 5.17(b) is invalid or unenforceable, the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision; provided that any such reduction, deletion or replacement shall only be to the extent necessary to render such term or provision valid and enforceable.

Section 5.18.    Bulk Sale.  The Purchaser hereby waives compliance by the Seller and any other member of the Seller Group with the provisions of any so called “bulk transfer laws” or similar Laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

Section 5.19.     Indemnification of Directors and Officers.

(a)         For a period of six years from and after the last Applicable Closing, the Purchaser shall, and shall cause the Transferred Entities to, (i) indemnify, defend and hold harmless, all of the past and present directors and officers of the Transferred Entities (in their capacities as such) (collectively, the “D&O Indemnified Parties”) against any and all Losses incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director or officer of the applicable Transferred Entity or is or was serving solely at the request of such Transferred Entity as a director or officer of any other Person whether asserted or claimed before, at or after the Principal Closing (including with respect to acts or omissions occurring in connection with the Transaction Documents and the consummation of the transactions contemplated thereby), and provide advancement of expenses to the D&O Indemnified Parties (within ten (10) days of receipt by the Purchaser or such Transferred Entity from a D&O Indemnified Party of a request therefor), in all such cases to the greatest extent that such Persons are indemnified or have the right to advancement of expenses before the Principal Closing by such Transferred Entity pursuant to its certificate of incorporation, bylaws, other comparable organizational documents and indemnification agreements, if any, in existence before the Principal Closing and (ii) without limitation of clause (i), to the fullest extent permitted by applicable Law, include and cause to be maintained in effect the provisions regarding elimination of liability of directors, and indemnification of and advancement of expenses to directors and officers contained in the certificates of incorporation, bylaws and other comparable organizational documents of such Transferred Entity.

(b)        The obligations of the Purchaser, and the Transferred Entities under this Section 5.19 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party (including such Person’s successors, heirs and legal representatives) to whom this Section 5.19 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.19 applies shall be third party beneficiaries of this Section 5.19, and this Section 5.19 shall be enforceable by such D&O Indemnified Parties and their respective successors, heirs and legal representatives and shall be binding on all successors and assigns of the Purchaser and any Transferred Entity).

(c)       If the Purchaser or, following the Principal Closing, any Transferred Entity, or any of their respective successors or assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Purchaser or such Transferred Entity or any of their respective successors or assigns, as the case may be, shall assume all of the obligations set forth in this Section 5.19.

(d)        The rights of the D&O Indemnified Parties under this Section 5.19 shall be in addition to any rights such D&O Indemnified Parties may have under the certificates of incorporation or bylaws or other comparable organizational documents of the applicable Transferred Entity, or under any applicable contracts or Laws, and, subject to Section 5.19(a), the Purchaser shall, and shall cause such Transferred Entity to, honor and perform under all indemnification agreements entered into by such Transferred Entity, as applicable, as in effect on the date hereof.

Section 5.20.    Tax Matters.

(a)        Tax Indemnification.

(i)      Subject to the limitations set forth in this Section 5.20(a), from and after the Principal Closing, the Seller agrees to indemnify, defend, and hold harmless each Purchaser Indemnified Person from and in respect of any and all Losses they may incur arising out of, relating to or resulting from:

(A)        any Taxes of the Transferred Entities for any Pre-Closing Tax Period;

(B)        all Taxes relating to the operation of the Business or the acquisition, ownership, or sale of any Transferred Asset in any Pre-Closing Tax Period (other than, for the avoidance of doubt, Taxes of the Transferred Entities for any Post-Closing Tax Period) (“Retained Asset Taxes”);

(C)        any Taxes payable by any Transferred Entity as a result of any inclusion (x) under Section 951 or Section 951A of the Code to the extent attributable to the Pre-Closing Tax Period or (y) under Section 965 of the Code;

(D)        any Taxes of the Seller or any of its Affiliates or any other Person (other than a Transferred Entity) which is required to be paid by a Transferred Entity by reason of the Transferred Entity (or any predecessor of the Transferred Entity) having been a member of any affiliated, consolidated, combined or unitary Tax group (including but not limited to any Seller Consolidated Group) on or prior to the Applicable Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any similar state, local, or non-U.S. Law), or as a successor or transferee (including pursuant to the UK Taxation of Capital Gains Act 1992 section 179) as a result of a transaction occurring prior to the Applicable Closing;

(E)        any payments required to be made by a Transferred Entity pursuant to any Tax allocation, Tax indemnity or Tax sharing agreement entered into by such Transferred Entity prior to the Principal Closing other than (x) agreements exclusively between or among the Transferred Entities and (y) customary provisions in commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes (such as a credit agreement or a lease);

(F)         any Taxes resulting from any breach or failure of the Seller to perform any of its covenants in this Section 5.20;

(G)      any Taxes arising from or imposed in connection with any of the transactions occurring as part of, or in connection with, the Reorganization or the settlement of intercompany accounts or other amounts owed pursuant to Section 5.12, or the transfer of assets pursuant to Section 5.8 (other than Transfer Taxes); and

(H)        any Transfer Taxes allocated to the Seller pursuant to Section 5.20(d)(i);

provided that the Seller shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Purchaser from and against any Taxes (1) that are described in Section 5.20(a)(ii)(B), (2) to the extent such Taxes were included as a liability in the calculation of Closing Working Capital or (3) that result from any action taken by the Purchaser or any of its Affiliates on the Principal Closing Date but after the Principal Closing (including, after the Principal Closing, the Transferred Entities), other than acts (x) in the ordinary course of business or (y) in accordance with the terms of this Agreement.

(ii)      Subject to the limitations set forth in this Section 5.20(a), from and after the Principal Closing, the Purchaser agrees to indemnify, defend, and hold harmless the Seller and its Affiliates from and in respect of any and all Losses they may incur arising out of, relating to or resulting from:

(A)        all Taxes of any Transferred Entity, or imposed with respect to the Business or any of the Transferred Assets, for any Post-Closing Tax Period;

(B)        any Taxes resulting from any breach or failure of the Purchaser to perform any of its covenants in this Section 5.20; and

(C)        any Transfer Taxes allocated to the Purchaser pursuant to Section 5.20(d)(i).

provided that, notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be liable under this Section 5.20(a) for any Taxes to the extent any such Taxes are Taxes for which the Seller is responsible under Section 5.20(a)(i)(F).

(b)        Timing of Tax Indemnity Payments.  Any indemnity payment required to be made pursuant to Section 5.20(a) or otherwise pursuant to this Section 5.20 shall be made within thirty (30) days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Taxing Authority.

(c)        Straddle Periods.  For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes allocable to the Pre-Closing Straddle Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Straddle Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) allocable to the Pre-Closing Straddle Period shall be computed as if such taxable period ended as of the end of the day on the Principal Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis

(including, but not limited to, depreciation and amortization deductions) shall be allocated between the Pre-Closing Straddle Period and the Post-Closing Straddle Period in proportion to the number of days in each period; provided, further, any amount required to be included in income under Section 951(a) or Section 951A of the Code (or any analogous or similar non-U.S. Law) with respect to the Transferred Entities allocable to the Pre-Closing Straddle Period shall be computed as if the taxable year of the applicable foreign corporation ended on the Principal Closing Date.

(d)         Transfer Taxes and VAT.

(i)      Notwithstanding anything herein to the contrary, each of the Seller and the Purchaser shall pay (or otherwise bear) 50% of any transfer, documentary, sales, use, stamp, registration and other similar Taxes or notarial fees (other than VAT) incurred in connection with the transactions contemplated under this Agreement (all such items so incurred are referred to herein collectively as “Transfer Taxes”); provided that if the Seller or the Purchaser is required by applicable Law to pay any Transfer Taxes that are to be borne by the other party pursuant to this Section 5.20(d)(i), such other party shall pay such Transfer Taxes and the Seller or the Purchaser, as applicable, shall promptly reimburse such other party for such payment; provided, further, that, notwithstanding the foregoing, the Seller shall pay (or other otherwise bear) 100% of any Transfer Taxes incurred in connection with the Reorganization.  The parties will use commercially reasonable efforts to reduce or eliminate to the extent permitted by Law the amount of Transfer Taxes incurred in connection with the transactions contemplated under this Agreement.  If either Seller or Purchaser receives any refund, credit or recovery of any Transfer Tax that was shared by the parties in accordance with this Section 5.20(d)(i), such party shall promptly pay to the other party such other party’s share of such refund, credit or recovery, net of any reasonable out-of-pocket costs and expenses.

(ii)      All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Purchaser; provided that the Seller will reasonably cooperate with the Purchaser in the preparation, execution and filing of any such Tax Returns and other documentation as necessary.

(iii)     The parties agree that the Purchase Price payable and subject to adjustment as set forth in Section 1.5 and Section 1.8 is exclusive of any VAT chargeable thereon and any such VAT will be borne equally by the Purchaser and the Seller; provided that such VAT will be borne solely by the Purchaser if such VAT is recoverable by the Purchaser.  The parties will use commercially reasonable efforts to reduce or eliminate to the extent permitted by Law the amount of such VAT, including by using commercially reasonable efforts to treat any applicable transfers as transfers of going concern and to register for VAT purposes in the applicable jurisdiction imposing such VAT to the extent permitted by applicable Law.

(e)         Tax Returns.

(i)      The Seller shall prepare or shall cause to be prepared (A) any combined, consolidated or unitary Tax Return that includes the Seller or any of its Affiliates (other than the Transferred Entities), on the one hand, and the Transferred Entities, on the other hand (a “Combined Tax Return”) and (B) any Tax Return (other than any Combined Tax Return) that is required to be filed by or with respect to the Transferred Entities for any Pre-Closing Tax Period (a “Pre-Closing Separate Tax Return”).  All Pre-Closing Separate Tax Returns shall be prepared in a manner consistent with the past practices of the Transferred Entity except as otherwise required by applicable Law.  The Seller shall timely file or cause to be timely filed any Combined Tax Return and any Pre-Closing Separate Tax Return that is required to be filed on or before the Principal Closing Date (taking into account any extensions).  The Seller shall deliver, or cause to be delivered, to the Purchaser all Pre-Closing Separate Tax Returns that are required to be filed after the Principal Closing Date at least thirty (30) days prior to the due date for filing such Tax Returns (taking into account any extensions) and the Purchaser shall timely file or cause to be timely filed such Tax Returns.  The Seller shall permit the Purchaser to review and comment on each Tax Return described in the immediately preceding sentence and shall consider in good faith any comments received from the Purchaser not later than ten (10) days after the Purchaser’s receipt of such Tax Return.  Unless required by applicable Law, the Purchaser or any of its Affiliates (including, after the date of the Applicable Closing, the Transferred Entities) shall not amend or revoke any Pre-Closing Separate Tax Returns filed in accordance with this Section 5.20(e) without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(ii)      Straddle Period Tax Returns. Except for any Tax Return required to be prepared by the Seller Group pursuant to Section 5.20(e)(i), the Purchaser shall prepare and timely file or cause to be prepared and timely filed, all Tax Returns required to be filed by or that include  the Transferred Entities.  In the case of any such Tax Return for a Straddle Period (a “Straddle Period Separate Tax Return”), the Purchaser shall prepare or cause to be prepared such Tax Return in a manner consistent with past practices of the Transferred Entities, except as otherwise required by applicable Law.  The Purchaser shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such Straddle Period Separate Tax Returns at least thirty (30) days prior to the due date thereof (taking into account any extensions) (or as soon as reasonably practicable in the case of any Straddle Period Separate Tax Returns due within thirty (30) days of the Principal Closing Date).  The Purchaser shall revise such Straddle Period Separate Tax Return to reflect any reasonable comments received from Seller not later than fifteen (15) days before the due date thereof (taking into account any extensions) (or as soon as reasonably practicable in the case of any Straddle Period Separate Tax Returns due within thirty (30) days of the Principal Closing Date); provided, that the Purchaser shall not file such Straddle Period Tax Separate Return without the prior written consent of  the Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(iii)    Purchaser Tax Returns. The Purchaser shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns (other than Straddle Period Separate Tax Returns, Combined Tax Returns and Pre-Closing Separate Tax Returns) that are required to be filed by or that include the Transferred Entities (the “Purchaser Tax Returns”).  If any such Purchaser Tax Return reflects a material item for which the Seller would have an indemnity obligation under Section 5.20(a) (such material item, a “Seller Tax Item”), the Purchaser shall (x) deliver to the Seller a draft calculation of such Seller Tax Item no later than thirty (30) days prior to the due date of the applicable Purchaser Tax Return and (y) reflect any reasonable comments of the Seller with respect to such calculation received within fifteen (15) days of receipt of such draft calculation in preparing such Purchaser Tax Return.

(iv)    Transition Services Agreement. The parties acknowledge that the Seller will prepare and file certain Tax Returns related to the Transferred Entities, the Business and the Transferred Assets (including certain Straddle Period Separate Tax Returns) pursuant to the Transition Services Agreement.

(f)         Tax Cooperation.

(i)     The Purchaser and the Seller shall, and shall cause their respective Affiliates, officers, employees, agents, auditors and other representatives to, reasonably cooperate in connection with the preparation of any Tax Return or claim for refund, the determination of any Tax liability or indemnification obligation, and the preparation, defense and conduct of any audit, investigation or other Tax Proceeding or otherwise with respect to the Taxes of the Transferred Entities or with respect to the Business.  Such cooperation shall include furnishing to each other, upon request, such information (including access to Tax Returns, books, records and employees) and assistance as is reasonably requested in connection with any such Tax Return, refund, determination, audit, investigation or Tax Proceeding.

(ii)      Except as otherwise provided in this Agreement, the party requesting assistance pursuant to this Section 5.20(f) shall reimburse the other party for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other party for any reasonable costs (excluding wages, salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs.  Any information obtained under this Section 5.20(f) shall be kept confidential, subject to Section 5.2(a), except as may be otherwise required by Law.

(iii)    Notwithstanding anything herein to the contrary, (x) in no event shall the Seller be required to provide any Person with any Tax Return or copy of any Tax Return of (A) Seller or any of its Affiliates (other than the Transferred Entities) or (B) a Seller Consolidated Group, and (y) neither Purchaser nor any of its Affiliates shall have any rights (pursuant to this Section 5.20 or otherwise) with respect to any Tax Proceeding relating to Taxes or any Tax Return of (A) Seller or any of its Affiliates (other than the Transferred Entities) or (B) a Seller Consolidated Group.

(g)          Section 338 Election.  The Purchaser shall not make an election under Section 338(g) of the Code for the sale of any Transferred Entity; provided that the Purchaser may make such an election with respect to any Transferred Entity if the Seller reasonably determines that the election would not have an adverse Tax effect on the Seller or any of its Affiliates; provided, further, that the Purchaser shall make such an election with respect to any Transferred Entity if the Seller so instructs the Purchaser and the Purchaser reasonably determines that such election would not have an adverse Tax effect on the Purchaser or any of its Affiliates.  For the avoidance of doubt, the parties shall not make an election under Section 338(h)(10) for the sale of the U.S. Transferred Entity.

(h)       Tax Sharing Agreements.  On or before the Principal Closing Date, the rights and obligations of the Transferred Entities pursuant to all Tax sharing agreements or arrangements, if any, to which any of the Transferred Entities, on the one hand, and the Seller or any of its Affiliates, on the other hand, are parties, shall terminate, and neither the Seller nor any of its Affiliates, on the one hand, nor the Transferred Entities, on the other hand, shall have any rights or obligations to each other after the Principal Closing in respect of such agreements or arrangements.

(i)       Post-Closing Tax Covenant.  Notwithstanding anything to the contrary herein, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, unless required by applicable Law, none of Purchaser or any of its Subsidiaries or Affiliates (including, after the date of the Applicable Closing, the Transferred Entities) shall (i) amend any Tax Returns of a Transferred Entity for any Pre-Closing Tax Period, (ii) make any Tax election with respect to the Transferred Entities that is effective in any Pre-Closing Tax Period, (iii) take any action outside the ordinary course of business with respect to the Transferred Entities, the Transferred Assets or the Business on the Principal Closing Date, to the extent such action would reasonably be expected to have the effect of materially increasing any Tax liability (including any indemnity obligation under Section 5.20(a)) or materially reducing any Tax asset of the Seller or any of its Affiliates or (iv) extend any applicable statute of limitations with respect to any Tax Return required to be filed by or with respect to the Business, any Transferred Asset or any Transferred Entity, with respect to any taxable period ending on or before the Principal Closing Date (other than any such extension that is agreed to in the context of a Tax Proceeding in accordance with Section 5.20(j)).

(j)          Tax Contests.

(i)      If any Taxing Authority asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Section 5.20, except to the extent that the other party is actually and materially prejudiced by such failure.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii)     In the case of a Tax Proceeding of or with respect to a Transferred Entity for any Pre-Closing Tax Period (other than a Tax Proceeding described in Section 5.20(j)(iii) or Section 5.20(j)(iv)), the Seller shall have the exclusive right to control such Tax Proceeding; provided, that (A) the Seller shall provide the Purchaser with a timely and reasonably detailed account of each material development of such Tax Proceeding and (B) the Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that if Seller is contesting its obligation to indemnify the Purchaser for any Taxes for any Pre-Closing Tax Period subject to such Tax Proceeding, such consent may be withheld in the Purchaser’s sole discretion).  The Seller may elect in writing not to control any Tax Proceeding that the Seller otherwise has the right to control pursuant to the preceding sentence.  If the Seller makes such election with respect to a Tax Proceeding, the Purchaser shall have the right and obligation to conduct such Tax Proceeding, and the provisions of Section 5.20(j)(iii) shall apply, mutatis mutandis, with respect to such Tax Proceeding.

(iii)     In the case of a Tax Proceeding of or with respect to a Transferred Entity for any Straddle Period or otherwise involving both Taxes that are the responsibility of Purchaser and Taxes that are the responsibility of Seller pursuant to this Agreement (other than a Tax Proceeding described in Section 5.20(j)(iv)), the Purchaser shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, that (A) the Purchaser shall provide the Seller with a timely and reasonably detailed account of each material development of such Tax Proceeding, (B) the Purchaser shall consult with the Seller before taking any significant action in connection with such Tax Proceeding, (C) the Purchaser shall consult with the Seller and offer the Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (D) the Seller shall be entitled to participate in such Tax Proceeding at its own expense and attend any meetings or conferences (including phone conferences) with the relevant Taxing Authority, and (E) the Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Seller shall not have any rights with respect to the portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating thereto) that could not reasonably be expected to affect the Liability of, or otherwise have an adverse effect on, the Seller.

(iv)     Notwithstanding anything to the contrary in this Agreement, the Seller Group shall have the exclusive right to control in all respects, and neither the Purchaser nor any of its Subsidiaries or Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of the Seller or any of its Subsidiaries or Affiliates (other than the Transferred Entities); and (B) any Tax Return of any Seller Consolidated Group (including any Combined Tax Return).

(k)        Tax Refunds.  Any refunds of Taxes for which the Seller has an indemnity obligation under Section 5.20(a) (or credits applied in lieu of such refunds), other than any such refund or credit of Taxes to the extent it was included as an asset in the calculation of Closing Working Capital that are received by the Purchaser or its Affiliates from any Taxing Authority after the Principal Closing Date will be for the account of the Seller (any such refund or credit, a “Pre-Closing Tax Refund”), and the Purchaser will pay over to the Seller any such Pre-Closing Tax Refund within thirty (30) days after receipt thereof, less any Taxes and reasonable out-of-pocket costs and expenses incurred by the Purchaser and/or its Affiliates in connection with obtaining and receiving any such Pre-Closing Tax Refund.  The Purchaser shall, if the Seller so requests and at the Seller’s expense, reasonably cooperate with any request to file for and obtain or cause the Transferred Entities to file for and obtain, any refunds or credits to which Seller is entitled under this Section 5.20(k), but shall not be obligated to seek any refund or credit if it reasonably believes it would have a material adverse Tax effect on the Purchaser or its Affiliates.  If any Governmental Authority determines that an amount of Taxes refunded to the Purchaser or its Affiliates, and which the Purchaser or its Affiliates paid to the Seller hereunder, should not have been so refunded, the Seller will promptly reimburse the Purchaser for such amount.  To the extent that the Purchaser reasonably determines in good faith that the amount of non-income Taxes included in the calculation of Closing Working Capital exceeds the amount of non-income Taxes for which the Seller would have had an indemnity obligation under Section 5.20(a) (but for the inclusion of such non-income Taxes in Closing Working Capital), such excess shall be treated as a Pre-Closing Tax Refund for purposes of this Section 5.20(k).

(l)          Survival. Notwithstanding any provision in this Agreement to the contrary, the indemnification obligations of this Section 5.20 shall survive the date of the Principal Closing and shall remain in full force until sixty (60) days past the expiration of the applicable statutes of limitation for the Taxes in question (taking into account any extensions or waivers thereof).

(m)       Tax Matters Coordination. Notwithstanding anything to the contrary in this Agreement, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Section 5.20, Section 8.1, Section 8.4(a) and Section 8.6, and Article VIII shall not apply (other than Section 8.1, Section 8.4(a) and Section 8.6 or as otherwise provided expressly therein).

(n)       Section 245A Election.  The parties agree that the Seller shall timely elect or cause an election to be made under 1.245A-5T(e)(3)(i) of the U.S. Treasury Regulations to close the taxable year of each Transferred Entity for which such an election is available, as of the Applicable Closing Date.

Section 5.21.    Seller Guarantees.  Prior to the Applicable Closing, the Purchaser shall use reasonable best efforts to (a) arrange for substitute bonds and guarantees, to replace the Seller Guarantees set forth on Section 5.21 of the Disclosure Schedules and any Seller Guarantees entered into in the ordinary course of business prior to the Applicable Closing, which substitute bonds and guarantees shall be effective as of the Principal Closing if disclosed in writing to the Purchaser prior to the Principal Closing (or as of the Applicable Closing if disclosed in writing to the Purchaser prior to such time) or (b) relieve the applicable member of the Seller Group of and assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to the Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees.  To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such substitute bond, the Purchaser guarantee or other obligation proffered by the Purchaser, the Purchaser shall, from and after the Applicable Closing, (x) indemnify, defend and hold harmless each member of the Seller Group against, and reimburse each member of the Seller Group for, all amounts paid (including reasonable and documented out-of-pocket costs and expenses) in connection with each Seller Guarantee, including the Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse the relevant member of the Seller Group to the extent any Seller Guarantee is called upon and the Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee and (y) not without the Seller’s prior written consent, amend in any manner adverse to the Seller or any of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee.

Section 5.22.   Modifications to Shared Space Schedule.  The parties shall cooperate in good faith from and after the date hereof to agree prior to the Applicable Closing Date on any modifications to Section 3.16(c) of the Disclosure Schedules that the parties determine in good faith to be reasonably necessary, including modifications to (i) add or remove Shared Spaces or (ii) modify the headcount with respect to certain Shared Spaces (with a corresponding increase or decrease to the fees associated therewith per headcount), it being understood that no such modification to Section 3.16(c) of the Disclosure Schedules shall (A) cause any individual who would otherwise not be a Business Employee to become a Business Employee or (B) cause any individual who would otherwise be a Business Employee not to be a Business Employee.

Section 5.23.   Correspondence.  From and after the Principal Closing, (i) the Seller Group shall use reasonable best efforts to cause to be delivered promptly to the Purchaser or the Transferred Entities, as applicable, any mail or other communications received by any member of the Seller Group intended for the Transferred Entities or the Business and (ii) the Purchaser shall use reasonable best efforts to cause to be delivered promptly to the Seller Group any mail or other communications received by the Purchaser or the Transferred Entities intended for any member of the Seller Group or any business (other than the Business) conducted by any member of the Seller Group.  The provisions of this Section 5.23 are not intended to, and shall not be deemed to, constitute an authorization by any member of the Seller Group, the Transferred Entities, the Purchaser, or their respective Subsidiaries to permit acceptance service of process on its behalf, and, from and after the Principal Closing, none of the Seller Group, on the one hand, and the Purchaser, the Transferred Entities and their respective Subsidiaries, on the other hand, is or shall be deemed to be the agent of the other for service of process purposes.

Section 5.24.    Reorganization.  The Seller Group shall as promptly as reasonably practicable complete the transactions as described in Section 5.24 of the Disclosure Schedules but in any event at or prior to the Principal Closing in the form and manner described in Section 5.24 of the Disclosure Schedules pursuant to documentation made available in advance to the Purchaser (and the Seller shall review any comments proposed by the Purchaser with respect to such documentation and will consider, in good faith, any appropriate changes thereto prior to effecting such transactions).  The transactions contemplated by Section 5.24 of the Disclosure Schedules are referred to as the “Reorganization”.  The Seller Group shall take all actions reasonably necessary, proper or advisable to consummate the transactions contemplated by the Reorganization in the most expeditious manner practicable.  The Purchaser may propose good faith changes to Section 5.24 of the Disclosure Schedules at any time prior to the Principal Closing in order to expedite the consummation of the transactions contemplated by the Reorganization and the Seller shall consider any such proposal in good faith and shall not unreasonably object to, delay or condition its consent to such proposed changes.  Any such agreed changes shall be incorporated into a revised, amended and restated Section 5.24 of the Disclosure Schedules.  The Seller shall keep the Purchaser reasonably apprised with respect to the status of all material matters and activity relating to or concerning the status of the Reorganization and the transactions contemplated thereby and consult with the Purchaser on a regular basis and cooperate in good faith in connection with all of the Purchaser’s reasonable requests for information related to the Reorganization.

Section 5.25.     Financing.

(a)       In the event that the Purchaser or its Affiliates enter into any Debt Commitment Letter on or after the date hereof, (i) the Purchaser shall promptly deliver to the Seller true and complete copies of such fully executed Debt Commitment Letter and (ii) prior to the Principal Closing, the Seller agrees to use reasonable best efforts to provide, and shall cause the Seller, its Subsidiaries, its and their Affiliates, and each of its and their respective officers, directors and employees to use reasonable best efforts to provide and shall direct its and their respective accountants, legal counsel and other representatives to provide, in each case, at the Purchaser’s sole cost and expense, such cooperation as may be reasonably requested by the Purchaser in connection with the arrangement, syndication and obtaining of any Debt Financing contemplated by such Debt Commitment Letter (it being understood that it is not a condition to the Principal Closing under this Agreement for the Purchaser to obtain all or any portion of any Debt Financing), including to:

(i)      furnish, as promptly as practicable after the date hereof, the Purchaser with the financial statements set forth on Section 5.25 of the Disclosure Schedules and such other documents and financial and other pertinent information regarding the Business and the Transferred Entities as may be reasonably requested by the Purchaser in connection with the arrangement, syndication or obtaining of the Debt Financing (provided that in connection with the foregoing, except with respect to the Business and the Transferred Entities, the Seller and its Subsidiaries shall not be required to prepare, provide or furnish projections, pro forma financial statements or any other forward looking information of the Seller and its Subsidiaries);

(ii)      reasonably assist, and require senior members of management of the Business to assist the Purchaser, its Subsidiaries and the Debt Financing Sources in their preparation of (A) any bank information memoranda and related lender presentations and (B) materials for rating agency presentations and the Definitive Financing Agreements, including the preparation of the schedules thereto;

(iii)     provide the Purchaser all documentation and other information with respect to the Transferred Entities as shall have been reasonably requested at least ten (10) Business Days prior to the Principal Closing Date and that is customarily required in connection with any Debt Financing by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act and including, if the Transferred Entities qualify as “legal entity customers” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate (each as defined in the Debt Commitment Letter); and

(iv)    cause any Transferred Entities to execute and deliver (and take corporate and other organizational actions to approve) any Definitive Financing Agreements and other certificates, consents and resolutions, consents and resolutions and documents as may be reasonably requested by the Purchaser, including those relating to the pledging of collateral (including taking actions to facilitate the pledging and perfection of security interests in the collateral); provided that (A) none of the documents or certificates shall be required to be executed and/or delivered except on or after the Principal Closing and (B)

the effectiveness thereof shall be conditioned upon, or become operative upon, the occurrence of the Principal Closing.

(b)        Notwithstanding anything to the contrary contained herein, (i) any such requested cooperation pursuant to Section 5.25(a) or otherwise shall not, in the Seller’s reasonable judgment, unreasonably interfere with the business or the ongoing operations of the Seller and/or its Affiliates or result in the delay of the Principal Closing Date in any respect, (ii) nothing in this Section 5.25 shall require cooperation to the extent that it would reasonably be expected to conflict with, violate, result in a breach of or constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under) the organizational documents of the Seller or any of its Affiliates, any material Contract to which the Seller or any of its Affiliates is a party or any applicable Law or Governmental Order, (iii) neither the Seller nor any of its Affiliates shall be required to (A) pay any commitment or other similar fee or incur any Liability with respect to or in connection with any Debt Commitment Letter, any Definitive Financing Agreements or any Debt Financing or to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with any Debt Commitment Letter, any Definitive Financing Agreements or any Debt Financing or any information utilized in connection therewith unless, in each case either indemnified by the Purchaser in accordance with Section 5.25(c) or subject to reimbursement by the Purchaser in accordance with Section 5.25(c), (B) deliver or obtain legal opinions of internal or external counsel, or (C) provide access to or disclose information where the Seller determines that such access or disclosure could jeopardize the attorney-client privilege or breach any obligation of confidentiality owed pursuant to any material Contract not entered into in contemplation of this Agreement, (D) take any action that could cause any representation or warranty set forth in Article III to be inaccurate or breached, any conditions precedent set forth in Article VI to fail to be satisfied or any other breach of this Agreement, (E) provide access to or disclose information that the Seller reasonably determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Seller or any of its Affiliates or (F) other than as provided in Section 5.25(a)(i) above, prepare, provide or furnish any financial statements, projections, pro forma financial statements or other financial information, or any forward looking information, of the Seller and its Affiliates, (iv) neither the Seller nor any of its Affiliates (other than the Transferred Entities) shall be required to pledge any assets as collateral (whether prior to or after the Principal Closing) and (v) none of the Seller, its Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into or perform any agreement, document or instrument, including any Definitive Financing Agreement with respect to the Debt Financing that is not contingent upon the Principal Closing or that would be effective prior to the Principal Closing and the directors and managers of the Seller and its Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless the Purchaser shall have determined that such directors and managers are to remain as directors and managers of the Transferred Entities on and after the Principal Closing and such resolutions are contingent upon the occurrence of, or only effective as of, the Principal Closing. The Seller hereby consents to the use of the Transferred Entities’ logos in connection with the debt financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Business or the Transferred Entities.

(c)        The Purchaser shall indemnify, defend and hold harmless each of the Seller, its Subsidiaries and its and their respective representatives from and against any and all Liabilities,

losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them to the Debt Financing Sources, in connection with the Debt Financing and the performance of their respective obligations under this Section 5.25 and any information utilized in connection therewith in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the gross negligence, bad faith or willful misconduct of the Seller, one of its Subsidiaries or such other related parties as determined by a court of competent jurisdiction in a final and non-appealable order.  The Purchaser shall, promptly upon request of the Seller, reimburse the Seller for all reasonable and documented out-of-pocket costs and expenses incurred by the Seller or its Subsidiaries (including those of its representatives) in connection with the cooperation required by this Section 5.25.

(d)       The Purchaser will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Financing Commitment if such amendment, modification or waiver would, or would reasonably be expected to, (i) reduce the aggregate amount of the Equity Financing or (ii) impose new or additional conditions or other terms or otherwise expand, amend or modify any of the conditions to the receipt of the Equity Financing or any other terms to the Equity Financing in a manner that would reasonably be expected to (A) delay or prevent the Principal Closing Date; or (B) make the timely funding of the Equity Financing, or the satisfaction of the conditions to obtain the Equity Financing Commitment, less likely to occur in any respect or (iii) adversely affect the ability of the Purchaser or the Seller, as applicable, to enforce their rights and remedies against other parties to the Equity Financing Commitment.  Purchaser shall promptly deliver to the Seller true and complete copies of any amendment, modification or waiver to or under the Equity Financing Commitment entered into in accordance with this Section 5.25.

(e)        In the event that (i) the Purchaser or its Affiliates enter into any Debt Commitment Letter on or after the date hereof and (ii) the Principal Closing does not occur on or prior to January 23, 2020 (other than as a result of a breach by the Purchaser of its representations, warranties, covenants or agreements contained in this Agreement), the Seller shall, upon written demand from the Purchaser, promptly, but no later than five (5) Business Days after the delivery of such demand, reimburse the Purchaser, its Affiliate or its respective designee for any incremental documented out-of-pocket costs and expenses, including incremental fees, “ticking-fees”, interest and other charges, incurred by the Purchaser and/or its Affiliates as a result of (x) the failure of the Principal Closing to occur and (y)(1) the failure of the Debt Financing contemplated by such Debt Commitment Letter to be funded or (2) the Debt Financing contemplated by such Debt Commitment Letter has been allocated or funded into escrow, in each case of the foregoing clauses (x) and (y), by such date; provided that in no event shall the aggregate amount reimbursable by the Seller pursuant to this Section 5.25(e) exceed $10,000,000; provided, further, that in the event that the Debt Financing Sources party to such Debt Commitment Letter exercise “market flex” provisions contained in the associated Fee Letter, the amount of such costs and expenses incurred by the Purchaser (which shall be reimbursed by the Seller at the Principal Closing) with respect thereto shall be deemed to be $10,000,000, less any amounts previously reimbursed by the Seller pursuant to this Section 5.25(e).  For the avoidance of doubt, the following costs and expenses shall be reimbursable to Purchaser and/or its Affiliates:  (1) the costs and expenses incurred or attributable to the period from and after January 23, 2020 (irrespective of whether they are prepaid prior to such period) in connection with the Debt Financing being funded into escrow and (2) the costs and expenses (including any “ticking-fee” or interest) incurred or attributable to the period from and after January 23, 2020 (irrespective of whether they are prepaid prior to such period) if the Debt Financing has been allocated or funded into escrow.

Section 5.26.    Release of Guarantees and Encumbrances.  At the Principal Closing, the Seller Group shall deliver to Purchaser evidence that it has caused all Encumbrances on any of the Transferred Equity Interests and the assets of the Transferred Entities and all guarantees by the Transferred Entities, in each case, with respect to any Indebtedness for borrowed money of the Seller Group to be released or terminated upon the Principal Closing, including UCC-3 termination statements.

Section 5.27.    Resignations.  The Seller shall deliver to the Purchaser at or prior to the Applicable Closing, written resignations (or evidence of removal) of such directors of each of the Transferred Entities as the Purchaser may specify in writing to the Seller at least five (5) Business Days prior to the Applicable Closing, which resignations (or removal) shall be effective as of the Applicable Closing.

Section 5.28.    No Solicitation of Acquisition Proposals.  The Seller shall not, and shall cause its Affiliates and shall direct its and their respective representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or facilitate the making or submission of any Acquisition Proposal, (b) participate in any discussions or negotiations with any Person regarding an Acquisition Proposal (it being understood that informing a Person of the existence of this Agreement after any such Person contacts the Seller regarding an Acquisition Proposal and the restrictions set forth in this Section 5.28 shall not be a breach of this Section 5.28) or (c) furnish any information to any other Person with respect to, or agree to or otherwise enter into, any Acquisition Proposal.  The Seller hereby confirms that it has discontinued, and has previously directed its Affiliates and its and their respective representatives to discontinue, any solicitation efforts or negotiations with respect to or in furtherance of any Acquisition Proposal.

Section 5.29.    Changes to Transition Services Agreement.  During the period from the date hereof until the Principal Closing, either party may propose a change to a Transition Service (as defined in the Transition Services Agreement) or the addition of a new service, in each case, to be provided pursuant to the Transition Services Agreement after the Principal Closing in the manner specified in Section 5.1 of the Transition Services Agreement as if such provisions applied to the period from the date hereof until the Principal Closing, mutatis mutandis (each such change or addition a “Change”).  If the parties agree in writing to a Change then Schedule 1 of the Transition Services Agreement shall be amended accordingly.  No Change shall take effect unless and until such Change is agreed to in writing by the parties.  For the avoidance of doubt, the Principal Closing Date shall not be delayed in any respect as a result of any proposed Change or any disagreement between the parties with respect to a proposed Change.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1.     Conditions Precedent to Obligations of the Purchaser and the Seller at the Principal Closing.  The obligations of each party to be performed by such party at the Principal Closing are subject to the satisfaction at or prior to the Principal Closing of each of the following conditions, unless waived in whole or in part, to the extent permitted by applicable Law, by each of the Purchaser and the Seller in its sole discretion:

(a)        Absence of Injunction.  No injunction or other Governmental Order shall have been issued by any Governmental Authority or court of competent jurisdiction and be in effect that prohibits or enjoins the consummation of the transactions contemplated by this Agreement.

(b)        Regulatory Clearances.  The waiting period (and any extension thereof) or approval required to consummate the transactions contemplated by this Agreement under the applicable Antitrust Laws in the jurisdictions set forth on Section 6.1(b) of the Disclosure Schedules shall have expired (or early termination shall have been granted) or been obtained, as the case may be.

(c)         Ancillary Jurisdiction Approval.  All Ancillary Jurisdiction Approvals in respect of the Initial Jurisdictions shall have been obtained or completed.

Section 6.2.     Conditions Precedent to Obligations of the Purchaser.  The obligations of the Purchaser to be performed by the Purchaser at the Principal Closing are subject to the satisfaction at or prior to the Principal Closing of each of the following conditions with respect to the Initial Jurisdictions, unless waived in whole or in part, to the extent permitted by applicable Law, by the Purchaser in its sole discretion.

(a)        Representations and Warranties.  The Seller Fundamental Representations shall be true and correct in all material respects as of the Principal Closing as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date). The representation and warranty of the Seller contained in Section 3.7(b) shall be true and correct in all respects as of the Principal Closing as though made on and as of such time. All other representations and warranties of the Seller contained in this Agreement and not specified in the immediately two preceding sentences shall be true and correct as of the Principal Closing (in each case without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true would not have, individually or in the aggregate, a Business Material Adverse Effect.

(b)        Performance of Covenants.  Each covenant and agreement of the Seller required by this Agreement to be performed by the Seller at or prior to the Principal Closing will have been duly performed in all material respects as of the Principal Closing.

(c)        Closing Certificate.  The Seller shall have delivered to the Purchaser a certificate executed by an authorized executive officer of the Seller, dated as of the Principal Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b).

(d)         Reorganization.  The Seller Group shall have completed the Reorganization.

Section 6.3.      Conditions Precedent to Obligations of the Seller.  The obligations of the Seller to be performed by the Seller at the Principal Closing are subject to the satisfaction at or prior to the Principal Closing of each of the following conditions with respect to the Initial Jurisdictions, unless waived, in whole or in part, to the extent permitted by applicable Law, by the Seller in its sole discretion:

(a)         Representations and Warranties.  The Purchaser Fundamental Representations shall be true and correct in all material respects as of the Principal Closing as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation or warranty shall be true and correct in all material respects as of such specified date). All other representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Principal Closing (in each case without giving effect to any “materiality” or “material adverse effect” qualifiers contained therein) as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations or warranties to be true would not have, individually or in the aggregate, a material adverse effect on, or materially impede, interfere with or delay, the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(b)        Performance of Covenants.  Each covenant and agreement of the Purchaser required by this Agreement to be performed by it at or prior to the Principal Closing will have been duly performed in all material respects as of the Principal Closing.

(c)         Closing Certificate.  The Purchaser shall have delivered to the Seller a certificate executed by an authorized executive officer of the Purchaser, dated as of the Principal Closing Date, certifying as to the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4.     Conditions Precedent to Obligations of the Purchaser and the Seller at the Deferred Closings and French Closing.  The obligations of the Purchaser and the Seller to be performed by the Purchaser and the Seller, as applicable, at any Deferred Closing or a French Closing (if any), are subject to the satisfaction at or prior to such Deferred Closing or such French Closing, respectively, of each of the following conditions with respect to the applicable Deferred Jurisdiction or France, respectively, unless waived in whole or in part, to the extent permitted by applicable Law, by each of the Purchaser and the Seller, with respect to each Deferred Closing or the French Closing, in each case in such waiving party’s sole discretion:

(a)        Absence of Injunction.  No injunction or other Governmental Order shall have been issued by any Governmental Authority or court of competent jurisdiction and be in effect that prohibits or enjoins the consummation of the transactions contemplated by this Agreement with respect to the applicable Deferred Jurisdiction or France, as applicable.

(b)         Ancillary Jurisdiction Approval.  The Ancillary Jurisdiction Approval in respect of the Deferred Jurisdiction or France, as applicable, shall have been obtained or completed.

ARTICLE VII

TERMINATION; EFFECT OF TERMINATION

Section 7.1.      Termination.

(a)        Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Principal Closing:

(i)       by mutual written agreement of the Purchaser and the Seller;

(ii)      by the Purchaser or the Seller by written notice to the other party, if the Principal Closing shall not have occurred on or before the Termination Date; provided, however, that the Purchaser or the Seller may only terminate this Agreement pursuant to this Section 7.1(a)(ii) if at the time of such termination, such party is not in material breach of any of its representations, warranties, covenants or agreements contained herein;

(iii)     by the Purchaser by written notice to the Seller, if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) if the Purchaser is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied;

(iv)     by the Seller by written notice to the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Seller is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied; and

(v)      by the Purchaser or the Seller by written notice to the other party if there shall be in effect a final and nonappealable Governmental Order of a Governmental Authority having competent jurisdiction over the Business and/or the Transferred Entities having the effect set forth in Section 6.1(a); provided that the Purchaser or the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if such party is then in material breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause, in the case of the Purchaser, any condition set forth in Section 6.3(a) or Section 6.3(b) not to be satisfied or, in the case of the Seller, any condition set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied.

Section 7.2.       Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Subsidiaries, Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys in fact or other representatives) shall have any liability in respect of such termination; provided that (a) no such termination (nor any other provision of this Agreement) shall relieve any party from liability for any damages for actual or intentional fraud or for willful misconduct or intentional breach of any covenant hereunder (it being acknowledged and agreed by the parties hereto that the failure to consummate the Applicable Closing by any party that was obligated to do so pursuant to the terms hereof shall be deemed to be an intentional breach of a covenant hereunder), and (b) the provisions of this Section 7.2 and of Section 5.2(a), Section 5.9, Section 7.1, Section 9.1, Section 9.2 and Section 9.9 shall survive any termination of this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.1.       No Survival.

(a)        None of the representations or warranties, in each case, contained in this Agreement, or in any certificate delivered by any party at the Principal Closing, will survive the Principal Closing, and none of the parties shall have any liability to each other after the Principal Closing for any breach thereof.

(b)        The covenants and agreements contained in this Agreement (i) that are required to be performed in whole prior to each Applicable Closing shall terminate on the Applicable Closing Date and (ii) that require performance after each Applicable Closing shall survive until twelve (12) months after the date or dates expressly specified therein or, if not so specified, until performed in accordance with their terms.

Section 8.2.       Indemnification by the Seller.  Subject to the limitations set forth in this Article VIII, from and after the Principal Closing, the Seller agrees to indemnify, defend and hold the Purchaser and each of its Affiliates (including the Transferred Entities after the Principal Closing) (the “Purchaser Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from any Excluded Liability.

Section 8.3.      Indemnification by the Purchaser.  Subject to the limitations set forth in this Article VIII, from and after the Principal Closing, the Purchaser agrees to, and agrees to cause the Transferred Entities to, indemnify, defend and hold the Seller and its Affiliates (the “Seller Group Indemnified Persons”) harmless from and in respect of any and all Losses that they may incur arising out of, relating to or resulting from any Assumed Liability.

Section 8.4.      Limitations on Indemnification.  Notwithstanding anything herein to the contrary, the indemnification obligations of an Indemnifying Party pursuant to this Agreement shall be subject to the following limitations:

(a)         Insurance and Other Payments; Tax Benefits and Tax Costs.  Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or its Affiliates) from any third parties (other than the Indemnifying Party) in respect of any such claim, net of any costs of recovery, and increases in premiums (to the extent such increase is reasonably demonstrated to have occurred as a result of the applicable indemnifiable Loss hereunder).  Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall (i) be reduced by an amount equal to any Tax Benefit actually realized by the Indemnified Party (or its Subsidiaries) as a result of, or arising from the recognition of, such Loss within the taxable year that the Loss occurs or any previous taxable year and (ii) increased by the amount of any Tax (including any withholding Tax) cost actually incurred by the Indemnified Party within the taxable year of the applicable indemnification payment hereunder arising from the receipt of such payment, as determined on a with-and-without basis.  In the event that an insurance, indemnification, contribution or other recovery is made by the Indemnified Party (or its Subsidiaries) with respect to any Loss for which it has been indemnified pursuant to this Article VIII, then a refund equal to the aggregate amount of the recovery or benefit shall be paid promptly in immediately available funds to the Indemnifying Party that provided such indemnification to the Indemnified Party.

(b)       No Duplication.  Losses shall be determined without duplication of any other Loss for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement.  The Indemnified Parties shall not be entitled to recover more than once for the same Loss.  Notwithstanding anything in the Transaction Documents to the contrary, without limiting the generality of the foregoing, in no event shall (x) the Seller or its Affiliates be obligated to indemnify the Purchaser and its Affiliates pursuant to Section 8.2 (which shall include any indemnification obligations of the Seller related to Section 1.4(b) and Section 5.8(c)), or with respect to any matter (i) to the extent that such matter was included in the calculation of Closing Working Capital pursuant to Section 1.7 or the calculation of Transaction Expenses and Indebtedness in the Final Purchase Price Adjustment pursuant to Section 1.8, or (ii) to the extent duplicative with any other indemnification obligation under the Transaction Documents including pursuant to Section 5.20(a) or (y) the Purchaser or its Affiliates be obligated to indemnify the Seller and its Affiliates pursuant to Section 8.3 (which shall include any indemnification obligations of the Purchaser related to Section 1.4(a), Section 2.5(f) and Section 5.8(b)) with respect to any matter to the extent duplicative with any other indemnification obligation under the Transaction Documents, including pursuant to Section 5.20(a) or Section 5.25(c).

(c)         Other Matters.  No indemnity may be sought hereunder in respect of any Losses to the extent such Loss was taken into account in determining the Final Purchase Price.

Section 8.5.      Indemnification Procedures.  The provisions of this Section 8.5 shall apply to any claim for indemnification pursuant to Section 8.2 or Section 8.3 except in the case of any Tax Claims or any other matter relating to Taxes or Tax Returns, which shall be governed exclusively by Section 5.20.  The party making a claim for indemnification under this Article VIII is referred to herein as the “Indemnified Party” and the party against whom such claims for indemnification are asserted under this Article VIII is referred to herein as the “Indemnifying Party”.

(a)         Claim Procedure.  In order for any Indemnified Party to be entitled to make a claim for indemnification under this Article VIII, such Indemnified Party shall deliver a written notice  (an “Indemnification Claim Notice”) to the Indemnifying Party, as promptly as reasonably practicable after it acquires knowledge of the fact, event or circumstance giving rise to a claim for Losses pursuant to this Article VIII, and in the event that there has been a Third-Party Claim, such Indemnified Party shall provide to the Indemnifying Party an Indemnification Claim Notice with respect thereto within forty-five (45) days following such Indemnified Party’s receipt of such claim or demand (and no fewer than ten (10) days prior to a scheduled appearance date in a litigated matter).  Each Indemnification Claim Notice shall specify in reasonable detail the nature of, the facts, circumstances and legal basis for, the amount or a good faith estimate (only to the extent ascertainable) of the potential Losses against which such Indemnified Party seeks indemnification for, such claim asserted, and the specific Assumed Liability or Excluded Liability, as applicable, for which such claim for indemnification is made, and include a statement that such Indemnified Party believes in good faith that it is entitled to indemnification pursuant to this Article VIII with respect to such potential Losses; provided, however, that any failure by such Indemnified Party to give such Indemnification Claim Notice shall not relieve the Indemnifying Party of its indemnification obligations, except to the extent that the Indemnifying Party is actually prejudiced thereby.  After delivery of an Indemnification Claim Notice to the Indemnifying Party, (i) the Indemnified Party which has provided such Indemnification Claim Notice shall, upon written request from the Indemnifying Party, supply and make available to the Indemnifying Party and its representatives all relevant information in its or its Affiliates’ possession relating to the claim reasonably requested by the Indemnifying Party (except to the extent that such action would result in a loss of attorney-client privilege; provided, that such Indemnified Party shall use its commercially reasonable efforts to provide such information in such format to the Indemnifying Party, or on an outside counsel only basis or in such other manner which would not result in the loss of such attorney-client privilege) and (ii) the Indemnified Party shall, and shall cause its and its employees and representatives, to (A) be reasonably available to the Indemnifying Party and its representatives (at the Indemnifying Party’s cost and expense) during normal business hours to discuss such claim, (B) render to the Indemnifying Party and its representatives such assistance as may reasonably be requested, (C) provide reasonable access to such properties, facilities, books, records, accountant work papers and other documents or information in their possession or that may be reasonably obtained as the Indemnifying Party and/or its representatives may reasonably require (provided that the accountants of the Indemnified Party shall not be obligated to make any working papers available to the Indemnifying Party or its representatives unless and until such party or such representative, as applicable, has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such accountants), and (D) otherwise cooperate with the Indemnifying Party and its representatives in good faith.  Without limiting the foregoing, such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party or its representatives of books, records and other documents and information which are actually and reasonably relevant to such claim.

(b)        Direct Claims.  Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by delivering an Indemnification Claim Notice with respect to such Direct Claim to the Indemnifying Party promptly in accordance with Section 8.5(a).  The Indemnified Party shall allow the Indemnifying Party and its representatives to investigate the Excluded Liability or Assumed

Liability, as applicable, alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim to the Indemnified Party as provided in Section 8.5(a).  The Indemnifying Party may, within sixty (60) days after receipt of an Indemnification Claim Notice with respect to such Direct Claim, deliver to the Indemnified Party a written response disputing such claim, which response must state in reasonable detail the basis for and reasons why the Indemnifying Party disputes such claim, together with reasonable supporting detail.  If the Indemnifying Party fails to deliver a written response disputing such claim within such sixty (60) day period, the Indemnifying Party will be deemed to have waived its right to dispute such claim and such claim shall have been deemed to have been agreed to by the Indemnifying Party.

(c)         Third-Party Claims.

(i)       If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which such Indemnifying Party may be obligated to provide indemnification under this Agreement, such Indemnified Party shall deliver an Indemnification Claim Notice with respect to such Third-Party Claim to the Indemnifying Party promptly in accordance with Section 8.5(a).  Such Indemnification Claim Notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all letters, claims, complaints, filings, documents and correspondence received by the Indemnified Party or its representatives with respect thereto, and all other material written evidence thereof.

(ii)      The Indemnifying Party shall have the right (and be entitled), but not the obligation, to investigate, participate in, or by giving written notice to the Indemnified Party within thirty (30) days of receipt of the Indemnification Claim Notice relating to such Third-Party Claim to assume and control the defense of, or settle (subject to Section 8.5(c)(v)), any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense.

(iii)     In the event that the Indemnifying Party timely notifies the Indemnified Party it desires (and is permitted pursuant to Section 8.5(c)(vi)) to assume and control the defense of any Third-Party Claim pursuant to Section 8.5(c)(ii), it shall diligently prosecute such Third-Party Claim and it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided that if there exists a conflict of interest between the Indemnifying Party and such Indemnified Party as has been determined by the Indemnified Party’s outside legal counsel or is there are one or more different defenses to such Third-Party Claims, the reasonable and documented costs and expenses of one (1) counsel of the Indemnified Party shall be deemed to be an indemnifiable Loss hereunder.

(iv)    If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or is not permitted to defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently defend the Third-Party Claim, the Indemnified Party may, subject to the provisions of this Article VIII, pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim.  Each of the Indemnified Party and the Indemnifying Party shall keep the other and the other’s representatives reasonably informed concerning the status of any such Third-Party Claim and any related proceedings and all stages thereof.  Each of the parties hereto and the Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the confidentiality provisions of this Agreement) and retaining records relevant or relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense for, and the defense of, such Third-Party Claim.

(v)      Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not compromise or otherwise enter into any judgment or settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), other than a compromise, judgment or settlement that (A) is on exclusively monetary terms with, subject to the limitations in Section 8.4, such monetary amounts paid by the Indemnifying Party concurrently with the effectiveness of the compromise, judgement or settlement, (B) does not involve any finding or admission of violation of Law or admission of wrongdoing by the Indemnified Party, and (C) provides in customary form, an unconditional release of, or dismissal with prejudice of, all claims against any Indemnified Party potentially affected by such Third-Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 8.5(c), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Notwithstanding the foregoing, if a Third-Party Claim (A) seeks relief other than the payment of monetary damages or would result in the imposition of a Governmental Order that would restrict in any respect any present or future activity or conduct of the Indemnified Parties or any of its controlled Affiliates (including, in the case of the Purchaser, the Transferred Entities) or (B) seeks a finding or admission of a violation of Law (including any Third-Party Claim seeking to impose criminal fines, penalties or sanctions) or of any Governmental Order or of a violation of the rights of any Person by the Indemnified Parties or any of its controlled Affiliates (including, in the case of the Purchaser, the Transferred Entities), then, in each such case, the Indemnified Party shall be entitled to solely direct the defense of any such Third-Party Claim.

Section 8.6.     Treatment of Indemnification Payments.  The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Final Purchase Price, unless otherwise required by applicable Law.

Section 8.7.     R&W Insurance Policy.  Nothing in this Agreement shall in any way limit the Purchaser or any Purchaser Indemnified Person from making any claims or receiving any recoveries under the R&W Insurance Policy, whether for breaches under this Agreement or any other claim that may be permitted to be made under the R&W Insurance Policy.

ARTICLE IX

MISCELLANEOUS

Section 9.1.      Notices.  All notices, demands and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by email, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first (1st) Business Day following such date of receipt), (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service (with confirmation of delivery) or (c) on the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by email, to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

if to any member of the Seller Group:

Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06905
Attention: Daniel J. Goldstein
Email: daniel.goldstein@pb.com

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Ting S. Chen; David J. Perkins
Email: tchen@cravath.com; dperkins@cravath.com

if to the Purchaser:

Starfish Parent, LP
c/o Centerbridge Capital Partners III, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Attention: General Counsel
Email: legalnotices@centerbridge.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304
Attention: Atif I. Azher; Naveed Anwar
Email: aazher@stblaw.com; naveed.anwar@stblaw.com

Section 9.2.       Certain Definitions; Interpretation

(a)         For purposes of this Agreement, the following terms shall have the following meanings:

“Accountant” shall mean KPMG LLP or, if KPMG LLP is unavailable, unwilling or unable to serve, an independent accounting firm of internationally recognized standing that is reasonably satisfactory to the Purchaser and the Seller and that has no material relationship with the Purchaser or the Seller.

“Accounting Principles” shall have the meaning set forth in Section 1.6.

“Acquired Entity” shall have the meaning set forth in Section 5.16(b)(i).

“Acquisition Proposal” shall mean an indication of interest, offer or proposal to acquire, directly or indirectly, (i) the Business, (ii) the Transferred Entities or (iii) all or substantially all of the Transferred Assets, in each case, in a single transaction or series of related transactions (whether such acquisition is structured as a sale of stock, sale of assets, merger, recapitalization or otherwise, other than the transactions contemplated by this Agreement).

“Action” shall mean any judicial, administrative or arbitral actions, suits, investigations, audits or proceedings (public or private) by or before a Governmental Authority (whether civil, criminal, administrative, or otherwise).

“Administrative Fee” shall have the meaning set forth in Section 2.5(e).

“Affiliate” of a Person shall mean a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.  For the avoidance of doubt, each of the Transferred Entities shall be deemed and treated as an Affiliate of the Purchaser beginning as of the Applicable Closing.  Notwithstanding anything to the contrary set forth in this Agreement, other than for purposes of Section 3.26, Section 5.2, and the definition of “Business Material Adverse Effect”, neither Centerbridge Partners, L.P. or Clearlake Capital Group, L.P., nor any portfolio company, investment or investment fund of Centerbridge Partners, L.P., Clearlake Capital Group, L.P. and/or their respective Affiliates, shall be deemed or treated as an Affiliate of the Purchaser (or vice versa).

“Affiliate Agreement” shall have the meaning set forth in Section 3.20.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 2.4(a).

“Ancillary Jurisdiction Approval” shall have the meaning set forth Section 2.5(a).

“Anti-Corruption Laws” shall have the meaning set forth in Section 3.12.

“Antitrust Laws” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Applicable Closing” shall mean (i) with respect to the Initial Jurisdictions, the Principal Closing and (ii) with respect to any Deferred Jurisdiction, the Deferred Closing.

“Applicable Closing Date” shall mean (i) with respect to the Initial Jurisdictions, the Principal Closing Date and (ii) with respect to any Deferred Jurisdiction, the Deferred Closing Date.

“Applicable Rate” shall mean the United States Federal Funds Rate plus 1.25%.

“Assigned Real Property Leases” shall have the meaning set forth in Section 1.2(a)(v).

“Assumed Benefit Plan” shall mean each Business Benefit Plan, or portion thereof, (a) any assets or liabilities of which (i) the Purchaser has expressly agreed to assume pursuant to this Agreement or (ii) the Purchaser or any of its Subsidiaries is required to assume under applicable Law, Contract or Labor Contract or (b) sponsored by any Transferred Entity.

“Assumed Employee Liabilities” shall have the meaning set forth in Section 1.4(a)(v).

“Assumed Liabilities” shall have the meaning set forth in Section 1.4(a).

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Automatic Transferred Employee” shall have the meaning set forth in Section 5.10(b)(ii).

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a)(i).

“Business” shall mean the Seller’s Software Solutions segment (as reported in the Seller’s filings with the SEC) as conducted on the date hereof, including: (i) the licensing of, or provision of access to, the Business Products and (ii) the provision of maintenance and technical support and services as well as training, customization, consulting and other professional services, in each case, related to the Business Products.

“Business 401(k) Plan” shall have the meaning set forth in Section 5.10(j)(i).

“Business Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, employment, change in control, retention, termination, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, agreement, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) (i) maintained, contributed to or required to be maintained or contributed to by any member of the Seller Group, providing benefits to any Business Employee or Former Employee, (ii) pursuant to which any member of the Seller Group could have any Liability on behalf of any Business Employee or Former Employee or (iii) pursuant to which the Business could have any Liability.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean, as of the Principal Closing Date, (i) each employee of any Transferred Entity, (ii) each employee of any member of the Seller Group who is exclusively engaged in the Business and (iii) each other employee of any member of the Seller Group who provides services to the Business but is not exclusively engaged in the Business, in each case, (A) who is listed on Section 5.10(a)(i) of the Disclosure Schedules and (B) including such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, disability, workers’ compensation or other authorized leave of absence or other leave protected under applicable Law; provided that any employee set forth on Section 5.10(a)(ii) of the Disclosure Schedules shall not be a “Business Employee” (unless the exclusion of any such individual would entail a breach of applicable Law).

“Business Employee List” shall have the meaning set forth in Section 5.10(a).

“Business Employee Payments” shall mean any (i) bonus or transaction fees that become payable by any of the Transferred Entities to Business Employees solely as a result of the Principal Closing, including retention payments, stay bonuses, sale bonuses, any “single-trigger” severance (regardless of whether such payments are made), transaction bonuses, change-in-control payments and other similar amounts payable to Business Employees and (ii) any employer payroll Taxes that become payable by any of the Transferred Entities in connection with the payments referenced in the foregoing clause (i).

“Business Intellectual Property” shall mean all Intellectual Property owned by the Transferred Entities and all Transferred Intellectual Property.

“Business Material Adverse Effect” shall mean any change, effect, event, occurrence, state of facts or development (any such item, and “Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations, assets or financial (or other) condition of the Business, the Transferred Entities and/or the Transferred Assets, taken as a whole; provided that Effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (i) changes in economic conditions, financial, credit or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices and currency) in which the Business is operated or in which products of the

Business are used or distributed, including increases in operating costs, (ii) any change or proposed change in Laws, GAAP or any other accounting standard applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business, (iii) any change resulting from the negotiation, execution, public announcement, pendency or consummation of the transactions contemplated by, or the performance of obligations under or in compliance with, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, the Purchaser or its Affiliates and including any impact of such announcement on relationships with customers, suppliers, vendors or personnel (except this clause (iii) shall be disregarded for the purpose of the representations and warranties set forth in Sections 3.2, 3.5 and 3.14(e) and the condition set forth in Section 6.2 solely as it relates to such representations and warranties), (iv) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act in the jurisdictions in which the Business is conducted or any escalation or worsening of any of the foregoing, (v) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Purchaser) (it being understood that this clause (v) shall not prevent a determination that the underlying cause for any such failure (unless otherwise excluded by any of the other clauses of this proviso) constitutes a Business Material Adverse Effect), (vi) any action taken by the Purchaser or any of its Affiliates, agents or representatives, (vii) any action to which the Purchaser has expressly consented in writing under this Agreement, (viii) any action taken at the express written request of the Purchaser; provided, however, that the exceptions in clauses (i), (ii) and (iv) shall only be applicable to the extent that such Effects do not have a disproportionate impact on the Business relative to businesses in the same or similar industries as the Business or (b) the ability of the Seller and/or its Affiliates, as applicable, to consummate the transactions contemplated by this Agreement.

“Business Products” shall mean the software, data, products, services and solutions listed on Section 8.2(a) of the Disclosure Schedules that address business problems in (i) customer information management (including data integration and data quality), (ii) location intelligence, geospatial analysis, geographic information systems, address-hygiene, infrastructure asset management and/or (iii) customer engagement.

“Cash” shall mean, with respect to a Person, all cash, cash equivalents and marketable securities of such Person, plus (i) uncleared checks and deposits in transit, in each case, received or deposited or available for deposit for the account of such Person that are not yet credited to the account of such Person and minus (ii) (x) uncleared checks and wires in transit, in each case, issued by such Person that are not yet credited to the account of the recipient thereof, and (y) Restricted Cash. For the avoidance of doubt, Cash shall not include any security deposits.

“Change” shall have the meaning set forth in Section 5.29.

“Closing Adjustments Schedule” shall have the meaning set forth in Section 1.7(a).

“Closing Adjustments Schedule Deadline” shall have the meaning set forth in Section 1.7(a).

“Closing Cash” shall mean all Cash of any Transferred Entity, determined as of 12:01 a.m., local time, on the Principal Closing Date.

“Closing Purchase Price” shall have the meaning set forth in Section 1.5(a).

“Closing Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities, in each case determined as of 12:01 a.m., local time, on the Principal Closing Date.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Combined Tax Return” shall have the meaning set forth in Section 5.20(e)(i).

“Competing Person” shall have the meaning set forth in Section 5.16(a).

“Competitive Activity” shall have the meaning set forth in Section 5.16(a)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

“Contract” shall mean any legally binding written contract, agreement, lease, license, purchase or task order, statement of work, undertaking or commitment.

“Contracting Parties” shall have the meaning set forth in Section 9.15.

“Control” (including the terms “Controls”, “Controlled”, “Controlled by” and “under common Control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, direct or indirect, of the power to vote at least 15% of the voting power of a Person or of any other power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee, personal representative or executor, by Contract or credit arrangement or otherwise.

“Controlled Group Liability” shall mean any and all Liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Current Assets” shall mean, for any time, the combined current assets of the Business that are Transferred Assets or are current assets of the Transferred Entities and, in each case, that are specifically listed on the sample calculation as set forth in Exhibit A, in each case as of such time and excluding all income and deferred Tax assets, calculated in accordance with the Accounting Principles.

“Current Liabilities” shall mean, for any time, the combined current liabilities of the Business that are Assumed Liabilities or are current liabilities of the Transferred Entities and, in each case, that are specifically listed on the sample calculation as set forth in Exhibit A, in each case as of such time and excluding all income and deferred Tax liabilities, calculated in accordance with the Accounting Principles.  For the avoidance of doubt, Current Liabilities shall not include any Indebtedness or any amounts included in Transaction Expenses.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.19.

“Data Room” shall mean any “data room” maintained by or on behalf of the Seller, including the “Project Sky” virtual data room operated by iDeals Solutions Group.

“Debt Commitment Letter” shall mean any debt commitment letter (including all related term sheets, exhibits, schedules, joinders and annexes thereto), and the fee letter associated therewith (the “Fee Letter”), that the Purchaser or its Affiliates enter into on or after the date hereof, pursuant to which the Debt Financing Sources party thereto commit, subject to the terms and conditions set forth therein, to provide cash in the aggregate amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement.

“Debt Financing” shall mean the provision and funding of any debt financing pursuant to any Debt Commitment Letter.

“Debt Financing Sources” shall mean the parties to any Debt Commitment Letter and shall include any person that has not executed the Debt Commitment Letter as of the date hereof, but becomes a party thereto after the date hereof, in accordance with the terms thereof (other than the Purchaser or its Affiliates).

“Debt Financing Source Related Party” shall mean, the Debt Financing Sources, together with their respective Affiliates, and their and their respective Affiliates’ employees, officers, directors, agents, advisors and representatives and their successors and assigns.

“Deferred Business” shall have the meaning set forth Section 2.5(a).

“Deferred Closing” shall have the meaning set forth in Section 2.5(b).

“Deferred Closing Date” shall have the meaning set forth in Section 2.5(b).

“Deferred Jurisdiction” shall have the meaning set forth Section 2.5(a).

“Deferred Transfer” shall have the meaning set forth in Section 2.5(b).

“Definitive Financing Agreements” shall mean definitive agreements with respect to the Debt Financing.

“Direct Claim” shall have the meaning set forth in Section 8.5(b).

“Disapplied Provisions” shall mean Section 1.2, Section 1.3, Section 1.4 and Section 5.10.

“Disclosure Schedules” shall have the meaning set forth in the Preamble of Article III.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Representative” shall have the meaning set forth in Section 3.19(a).

“Encumbrances” shall mean any mortgage, lien, pledge, security interest, hypothecation, easement, encumbrance, deed of trust, adverse claim, charge, servitude, pre-emptive right, right of first refusal, transfer restriction or other similar encumbrance on any property or asset that constitutes a preference, priority or preferential arrangement of any kind.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Enterprise-Wide Contract” shall mean any Shared Contract (i) for the purchase, lease, license or other provision of materials, supplies, goods, equipment, Intellectual Property or services to the Seller Group (including any of the Transferred Entities) or a subset of the Seller Group in a certain jurisdiction generally and (ii) to which the Seller or any of its Subsidiaries, but none of the Transferred Entities, is a party.  For the avoidance of doubt, a Transferred Entity is not a party to a Shared Contract that refers to “affiliates” or “subsidiaries” of the Seller Group being party to such Contract if such Transferred Entity is not otherwise expressly a signatory thereto.

“Environmental Laws” shall mean all federal, state, local and foreign Laws relating to protection of the environment or of human health or safety (as relates to exposure to harmful or deleterious substances).

“Environmental Permit” shall mean any Permit required under any applicable Environmental Law.

“Equity Financing” shall have the meaning set forth in Section 4.6(a).

“Equity Financing Commitment” shall have the meaning set forth in Section 4.6(a).

“Equity Financing Sources” shall have the meaning set forth in Section 4.6(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

“Estimated Adjustment Amount” shall mean the amount (which may be positive or negative) equal to (i) (A) Estimated Closing Working Capital, minus (B) Target Working Capital plus (ii) Estimated Closing Cash minus (iii) Estimated Transferring Indebtedness minus (iv) Estimated Transaction Expenses.

“Estimated Closing Cash” shall mean the Seller’s good faith estimate of Closing Cash.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.6(a).

“Estimated Closing Working Capital” shall mean the Seller’s good faith estimate of Closing Working Capital.

“Estimated Transaction Expenses” shall mean the Seller’s good faith estimate of Transaction Expenses.

“Estimated Transferring Indebtedness” shall mean the Seller’s good faith estimate of Transferring Indebtedness.

“EU” shall have the meaning set forth in Section 5.10(b)(ii).

“European Employee” shall have the meaning set forth in Section 5.10(b)(ii).

“Exchange Act” shall have the meaning set forth in Section 3.4.

“Exchange Rate” shall mean, whenever conversion of values from any Foreign Currency to U.S. dollars for a particular date or period is required, the data provided by Bloomberg at 5:00 p.m. New York City time on the day before the applicable date or dates.

“Excluded Assets” shall have the meaning set forth in Section 1.2(b).

“Excluded Equity Interests” shall mean the equity interests of Pitney Bowes UK Funding Ltd., a English limited company, Pitney Bowes Australia FAS Pty Limited, an Australian proprietary limited company, Pitney Bowes Australia Pty Limited, an Australian proprietary limited company, and Pitney Bowes Software Pty Ltd., an Australian proprietary limited company.

“Excluded Intellectual Property” shall mean all Intellectual Property owned or licensed by the Seller Group (other than the Transferred Entities) that is not Transferred Intellectual Property and all Intellectual Property provided to the Purchaser pursuant to the Transition Services Agreement, and any and all goodwill represented thereby and pertaining thereto, and the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith, including all rights to own and license any of the Seller Marks, and all business data that was collected or generated by the Other Seller Businesses (provided that any data that was collected or generated by the Business will not be Excluded Intellectual Property, even if that same data was collected or generated by the Other Seller Businesses).

“Excluded Interest” shall have the meaning set forth in Section 1.3(a).

“Excluded Interest Transfer Time” shall have the meaning set forth in Section 1.3(a).

“Excluded Liabilities” shall have the meaning set forth in Section 1.4(b).

“Expiry Date” shall have the meaning set forth in Section 5.11(d)(v).

“Final Adjustment Amount” shall mean the amount (which may be positive or negative) equal to (i) (A) Closing Working Capital minus (B) Target Working Capital plus (ii) Closing Cash minus (iii) Transferring Indebtedness minus (iv) Transaction Expenses.

“Final Purchase Price” shall mean (i) the Purchase Price plus (ii) the Final Adjustment Amount (which Final Adjustment Amount may be positive or negative).

“Final Purchase Price Adjustment” shall have the meaning set forth in Section 1.8(a).

“Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Financing Uses” shall have the meaning set forth in Section 4.6(d).

“Foreign Currency” shall mean any currency other than U.S. dollars.

“Former Employees” shall mean (i) any employee of any member of the Seller Group (other than a Transferred Entity) whose employment therewith terminated prior to the date hereof or terminates prior to the Applicable Closing Date and who, as of the time of such employment termination, spent or spends 50% or more of his or her work time engaged in the Business, and (ii) any employee of any Transferred Entity whose employment therewith terminated prior to the date hereof or terminates prior to the Applicable Closing Date.

“French Business” shall mean the portion of the Business conducted by Pitney Bowes Software S.A.S. in France.

“French Closing” shall have the meaning set forth in Section 5.11(c)(v).

“French Closing Date” shall have the meaning set forth in Section 5.11(c)(v).

“French Put Option” shall have the meaning set forth in Section 5.11(d)(ii).

“French Put Option Employees” shall mean the employees of Pitney Bowes Software S.A.S.

“French Put Option NWC Changes” shall have the meaning set forth in Section 5.11(c)(iv).

“French Transferred Equity Interests” shall mean all of the Transferred Equity Interests of Pitney Bowes Software S.A.S.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean any nation or government (including any supranational or inter-governmental bodies such as the institutions governing the European Union), any state, province or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign government, any state of the United States or any municipality or other political subdivision of any of the foregoing, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination, assessment, arbitration, decision or other award entered by or with any Governmental Authority.

“Hazardous Substances” shall mean any substance or material that (i) is regulated under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect, (ii) contains asbestos, petroleum or polychlorinated biphenyls, or (iii) forms the basis of Liability under any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person and without duplication, (a) all monetary obligations (including the principal amount, accrued interest, prepayment or other premiums, penalties, make-whole payments or other costs, fees or expenses (if any) related thereto or that otherwise would be required to be paid by the borrower pursuant to a customary payoff letter and in connection with the repayment, termination, redemption, satisfaction and discharge of any Indebtedness) in respect of (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities, (iii) all obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon, (iv) all obligations of such Person as lessee that are capitalized in accordance with GAAP, excluding any obligations associated with leases classified as operating leases in the Financial Statements and (v) all obligations with respect to any interest rate, currency swap and collar agreements, in each case, assuming the applicable Contract is terminated or settled at the Principal Closing, (b) all obligations of such Person, calculated as the reasonable and adequate amount payable under or pursuant to such obligation, for the deferred purchase price of acquisitions and of property or services (including any earn-out obligations but excluding current trade accounts payable incurred in the ordinary course of business), (c) the Transferred Pension Liabilities and (d) all indebtedness of others referred to in clauses (a) through (c) above guaranteed directly or indirectly in any manner by such Person.  Notwithstanding the foregoing “Indebtedness” shall not include any amounts reflected in Transaction Expenses.

“Indemnification Claim Notice” shall have the meaning set forth in Section 8.5(a).

“Indemnified Party” shall have the meaning set forth in Section 8.4.

“Indemnifying Party” shall have the meaning set forth in Section 8.4.

“Initial Jurisdictions” shall mean (i) the Principal Jurisdictions and (ii) each other jurisdiction in which any of the Transferred Assets, Transferred Employees, Transferred Entities or Assumed Liabilities is located and in respect of which all of the applicable Ancillary Jurisdiction Approvals have been obtained on or prior to the time the conditions of Article VI to the extent relating to the Principal Jurisdictions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Principal Closing).

“Initial Local Transfer Agreement” shall have the meaning set forth in Section 2.3(a)(vii).

“Intellectual Property” shall mean any and all intellectual property rights worldwide, including: (i) all patents and patent applications, including continuations, continuations-in-part, divisionals, reexaminations and reissues, (ii) trademarks, service marks, trade dress, trade names, domain names and other source identifiers, and all registrations of, and applications to register, the foregoing, and all associated goodwill, (iii) copyrights, including copyrights in software, and all registrations of, and applications to register, the foregoing, (iv) databases and data (including all compilations thereof and all rights therein) and (v) trade secrets, and, to the extent confidential, algorithms, methods, processes and know-how.

“Interests” shall have the meaning set forth in Section 1.3(a).

“Interim Period” shall have the meaning set forth in Section 2.5(c).

“IP Assignment Agreement” shall have the meaning set forth in Section 2.3(a)(ix).

“IP License Agreement” shall have the meaning set forth in Section 2.3(a)(vi).

“IRS” shall mean the Internal Revenue Service of the United States.

“IT Assets” shall mean all hardware, software, websites, applications, databases, systems, networks, servers, and all other information technology related assets and equipment; provided that IT Assets shall not include any Intellectual Property rights embodied in the foregoing.

“Knowledge” shall mean, (i) with respect to the Seller, the actual knowledge as of the date hereof of Bob Guidotti, Greg Van Den Heuvel, Amy Rizzo, John Lillis and Lisa Kelly, after reasonable inquiry of the applicable department head of the Seller Group having primary responsibility for the applicable subject matter and (ii) with respect to the Purchaser, the actual knowledge as of the date hereof of Joseph D. Rogers, after reasonable inquiry.

“Labor Contract” shall have the meaning set forth in Section 3.19.

“Law” shall mean any law (including common law), statute, ordinance, rule, code, decree, order, requirement or regulation of any Governmental Authority.

“Liability” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Local Consideration Payment” shall have the meaning set forth in Section 1.5(b).

“Local Transfer Agreement” shall mean any agreement or instrument of conveyance or assumption entered into or delivered pursuant to Section 9.11 in connection with the transfer of the Transferred Parent Equity Interests or the Transferred Assets to the Purchaser and/or its Affiliates or for the Purchaser and/or its Affiliates to assume the Assumed Liabilities, in any jurisdiction where the Business is organized or operates, which agreement or instrument shall be substantially in the form attached hereto as Exhibit H, except for (i) the deletion of provisions as may be reasonably agreed upon by the Seller and the Purchaser which are inapplicable to a particular jurisdiction, (ii) such changes as may be reasonably agreed by the Seller and the Purchaser with respect to Tax or as necessary to satisfy the requirements of applicable Law, (iii) such changes as may be reasonably agreed upon by the Seller and the Purchaser regarding employees and employee benefits matters in order to adapt such agreement to the particular circumstances of the relevant jurisdiction; provided that such changes shall be consistent with the principles underlying the corresponding provisions of this Agreement and any other Transaction Document and (iv) such other changes as may be agreed upon by the Seller and the Purchaser.

“Losses” shall mean any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, awards, settlement payments, fines, claims, damages, Taxes and assessments.

“Marks” shall have the meaning set forth in Section 5.13.

“Material Contracts” shall have the meaning set forth in Section 3.15(a).

“New Contract” shall have the meaning set forth in Section 5.7(a).

“Non-Party Affiliates” shall have the meaning set forth in Section 9.15.

“Notification and Information Processes” shall have the meaning set forth in Section 5.11(d)(i).

“Offer Employee” shall have the meaning set forth in Section 5.10(b)(iii).

“Optional Deferred Closing Period” shall have the meaning set forth in Section 2.5(g).

“Optional Deferred Jurisdiction” shall have the meaning set forth in Section 2.5(g).

“Other Seller Businesses” shall mean the Small and Medium Business Solutions Group and the Commerce Services Group, in each case, as reported in the Seller’s filings with the SEC.

“Permit” shall mean any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority or pursuant to any Law and, for the avoidance of doubt, shall not include Public Use Licenses.

“Permitted Encumbrances” shall mean such of the following: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings, (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Encumbrances for Taxes and other governmental charges that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with the Accounting Principles, (iv) imperfections of title, restrictions or Encumbrances, if any, which imperfections of title, restrictions or other Encumbrances do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate, (v) software or other third-party licenses granted by the Business, as applicable, in the ordinary course of business and on a non-exclusive basis, (vi) Encumbrances that represent the rights of customers, suppliers, licensors and subcontractors in the ordinary course of business under the terms of the Transferred Business Contracts and contracts held by the Transferred Entities, (vii) Encumbrances that will be removed on or prior to Principal Closing, (viii) any Encumbrance set forth in Section 3.3 of the Disclosure Schedules, (ix) any Encumbrance as of the date of this Agreement, as would be identified on a title survey, lien search or similar title search conducted with respect to the asset or property in question prior to the date hereof and do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate, (x) any statutory Encumbrance or any Encumbrance set forth in any lease, sublease, license or occupancy agreement that constitutes a Transferred Asset or is held by a Transferred Entity, (xi) transfer restrictions under applicable securities Laws and (xii) other customary Encumbrances that do not relate to Excluded Liabilities and that do not, individually or in the aggregate, materially impair the continued use and operation of the specific assets to which they relate.

“Person” shall mean an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated organization, joint venture, Governmental Authority or any other entity or group.

“Personal Information” shall mean information about an identified or identifiable individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information, or information relating to a natural Person’s physical or mental health, racial or ethnic origin, religious or political views or beliefs, criminal record or activity, in each case, that constitutes personal information or personally identifiable information as defined under applicable Law.

“Post-Closing Straddle Period” means the portion of any Straddle Period beginning after the date of the Principal Closing.

“Post-Closing Tax Period” means any taxable period beginning after the date of the Principal Closing and any Post-Closing Straddle Period.

“Pre-Closing Occurrences” shall have the meaning set forth in Section 5.14.

“Pre-Closing Separate Tax Return” shall have the meaning set forth in Section 5.20(e)(i).

“Pre-Closing Straddle Period” means the portion of any Straddle Period ending on the date of the Principal Closing.

“Pre-Closing Tax Period” means any taxable period ending on or before the date of the Principal Closing and any Pre-Closing Straddle Period.

“Pre-Closing Tax Refund” shall have the meaning set forth in Section 5.20(k).

“Preliminary Allocation” shall have the meaning set forth in Section 2.4(b).

“Principal Closing” shall have the meaning set forth in Section 2.1.

“Principal Closing Date” shall have the meaning set forth in Section 2.1.

“Principal Jurisdictions” shall mean the United States, Canada, the United Kingdom and each other jurisdiction in the world other than Brazil, France and Germany.

“Privacy Laws” shall mean all Laws regarding the collection, use, storage, disclosure other processing of Personal Information, including but not limited to Laws, regulations, guidelines and codes of practice relating to data protection, information security, cybercrime, use of electronic data and privacy matters in any applicable jurisdictions.

“Privileged Communications” shall have the meaning set forth in Section 9.13.

“Processors” shall have the meaning set forth in Section 3.21.

“Property Taxes” shall mean real, personal and intangible ad valorem property Taxes.

“Public Use License” shall mean any commercial data license granted by a Governmental Authority.

“Purchase Price” shall have the meaning set forth in Section 1.5(a).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser 401(k) Plan” shall have the meaning set forth in Section 5.10(j)(i).

“Purchaser Disclosure Schedules” shall have the meaning set forth in the Preamble of Article IV.

“Purchaser Flexible Spending Account Plan” shall have the meaning set forth in Section 5.10(o).

“Purchaser Fundamental Representations” shall mean Section 4.1 (Corporate Status) and Section 4.2 (Authority).

“Purchaser Indemnified Persons” shall have the meaning set forth in Section 8.2.

“Purchaser Party” shall have the meaning set forth in Section 4.1.

“Purchaser Tax Returns” shall have the meaning set forth in Section 5.20(e)(iii).

“Purchaser Welfare Plans” shall have the meaning set forth in Section 5.10(i)(i).

“Put Option Price” shall have the meaning set forth in Section 5.11(c)(iii).

“R&W Insurance Policy” shall have the meaning set forth in Section 5.15.

“Real Property Lease Assignments” shall have the meaning set forth in Section 2.3(a)(iii).

“Real Property License Agreements” shall have the meaning set forth in Section 2.3(a)(v).

“Real Property Subleases” shall have the meaning set forth in Section 2.3(a)(iv).

“Reference Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Registered IP” shall have the meaning set forth in Section 3.9(a).

“Relevant Persons” shall have the meaning set forth in Section 3.12.

“Reorganization” shall have the meaning set forth in Section 5.24.

“Restricted Cash” means cash subject to contractual restriction on the ability of the applicable Transferred Entity to use such cash for any lawful purpose.

“Retained Asset Taxes” shall have the meaning set forth in Section 5.20(a)(i)(B).

“Sanctions” shall have the meaning set forth in Section 3.12

“SEC” shall have the meaning set forth in Section 3.4.

“Section 9.12 Dispute” shall have the meaning set forth in Section 9.12.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Consolidated Group” shall mean any consolidated, combined or unitary Tax group that includes the Seller or any of its Affiliates (other than such a group consisting solely of the Transferred Entities).

“Seller Flexible Spending Account Plan” shall have the meaning set forth in Section 5.10(o).

“Seller Fundamental Representations” shall mean Section 3.1(a) (Due Organization), Section 3.2 (Authority) and paragraphs (a), (b) and (c) of Section 3.3 (Title to Transferred Equity Interests).

“Seller Group” shall mean, collectively, the Seller and each Subsidiary of the Seller.  Prior to an Applicable Closing relating to any Transferred Entity, the Seller Group shall include such Transferred Entity, and after such Applicable Closing the Seller Group shall exclude such Transferred Entity.

“Seller Group Indemnified Persons” shall have the meaning set forth in Section 8.3.

“Seller Guarantees” shall mean, collectively, all letters of credit, guarantees, surety bonds, performance bonds, net worth maintenance agreements, reimbursement obligations, letters of comfort and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) any member of the Seller Group (other than exclusively by any Transferred Entity) in connection with the Business.

“Seller Insurance” shall have the meaning set forth in Section 5.14.

“Seller Marks” shall have the meaning set forth in Section 5.13.

“Seller Retiree Welfare Plans” shall have the meaning set forth in Section 5.10(m).

“Seller Tax Item” shall have the meaning set forth in Section 5.20(e)(iii).

“Seller’s Proposed Allocation” shall have the meaning set forth in Section 2.4(b).

“Selling Entities” shall mean, collectively, the Seller and all Subsidiaries of the Seller (other than the Transferred Entities) that own or purport to own any Transferred Assets or that have obligations or liabilities in respect of, or that are otherwise subject to, any Assumed Liabilities, and “Selling Entity” shall mean any of the Selling Entities.

“Severance Obligations” shall mean any statutory, contractual, common law or other severance payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, any Labor Contract or otherwise (including any compensation payable during a mandatory termination notice period, any continued compensation, severance payments or other separation benefits payable pursuant to a judgment of a court having competent jurisdiction) and the employer portion of any employment Taxes with respect to all such severance payments or other separation benefits.  For the avoidance of doubt, Severance Obligations shall not include any severance compensation or benefits not required to be paid by applicable Law or a Business Benefit Plan.

“Shared Contract” shall mean any Contract to which the Seller or any of its Subsidiaries (including any Transferred Entity) is a party or by which the Seller or any of its Subsidiaries (including any Transferred Entity) is bound that, in each case, inures to the benefit or burden of both the Business and any other business conducted by any member of the Seller Group.

“Shared Spaces” shall have the meaning set forth in Section 3.16(c).

“Software License Agreements” shall have the meaning set forth in Section 2.3(a)(viii).

“Solvent” shall have the meaning set forth in Section 4.5.

“Split Contract” shall mean any Shared Contract that is not an Enterprise-Wide Contract.

“Straddle Period” means any taxable period that includes, but does not end on, the date of the Principal Closing.

“Straddle Period Separate Tax Return” shall have the meaning set forth in Section 5.20(e)(ii).

“Subsidiary” of a Person shall mean any corporation, limited liability company, partnership, limited liability partnership, joint venture, trust or other legal entity of which (i) such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or (ii) at least a majority of the stock or other equity interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Working Capital” shall mean -$61,614,537.

“Tax” shall mean any taxes, imposts, duties, withholdings, charges, fees, levies or other assessments imposed by any Governmental Authority of any kind whatsoever, in each case in the nature of a tax, and together with any interest, penalties and additions imposed with respect thereto.

“Tax Benefit” shall mean any actual reduction in cash Taxes paid or required to be paid (and any actual increase in a cash Tax refund or credit in lieu of a cash Tax refund, and including any interest paid by the relevant Taxing Authority with respect thereto and any interest that would have been payable to the relevant Taxing Authority but for such Tax Benefit), determined on a “with and without” basis.

“Tax Claim” shall mean any claim with respect to Taxes made by any Taxing Authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 5.20.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any Taxing Authority.

“Tax Return” shall mean any report, return, election, statement or other document or similar filing (including any attachments or amendment thereto) that is filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Taxing Authority” means any Governmental Authority or political subdivision thereof that exercises authority over the imposition, determination, collection or administration of Taxes.

“Termination Date” shall mean the date that is seven (7) months after the date of this Agreement.

“Third-Party Claim” shall have the meaning set forth in Section 8.5(c).

“Top Customers” shall have the meaning set forth in Section 3.23(b).

“Top Suppliers” shall have the meaning set forth in Section 3.23(a).

“Transaction Documents” shall mean, collectively, this Agreement, the Equity Financing Commitment, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Real Property Lease Assignments, the Real Property Subleases, the Real Property License Agreements, the IP License Agreement, the Local Transfer Agreements, the Software License Agreements, the deeds and the other documents and agreements contemplated hereby and thereby.

“Transaction Expenses” means, without duplication and, in each case, solely to the extent not paid as of immediately prior to the Principal Closing, (i) all legal, accounting, financial advisory, consulting, finders and other fees and expenses, including any such fees and  expenses related to the solicitation of any other potential buyers of the Business, the Transferred Entities and/or the Transferred Assets or the consideration of strategic alternatives with respect thereto or otherwise incurred in connection with the transactions contemplated by this Agreement, in each case, incurred on or prior to the Principal Closing Date and payable by any of the Transferred Entities or, solely to the extent any of the Transferred Entities is liable therefor, by the Seller or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, and including  any such fees and expenses (A) payable by any of the Transferred Entities to Goldman Sachs & Co. LLC and to any other financial advisors for investment banking services in connection with the transactions contemplated by this Agreement and the Transaction Documents, (B) payable by any of the Transferred Entities to Cravath, Swaine & Moore LLP and any other outside attorneys engaged by the Seller, any of its Subsidiaries or any of the Transferred Entities in connection with the transactions contemplated by this Agreement, (C) payable by any of the Transferred Entities to any outside accountants or other advisors, which fees were incurred in connection with the transactions contemplated by this Agreement and (D) payable by any of the

Transferred Entities for the Data Room and (ii) the Business Employee Payments, but excluding for purposes of this definition (x) all fees and expenses incurred by the Transferred Entities for which the Purchaser is responsible for paying pursuant to this Agreement and (y) any Indebtedness.

“Transfer Taxes” shall have the meaning set forth in Section 5.20(d)(i).

“Transferred Assets” shall have the meaning set forth in Section 1.2(a).

“Transferred Benefit Plan Assets” shall have the meaning set forth in Section 1.2(a)(xii).

“Transferred Business Contracts” shall have the meaning set forth in Section 1.2(a)(iv).

“Transferred Employee” shall have the meaning set forth in Section 5.10(b)(iii).

“Transferred Entities” shall mean the Transferred Parent Entities and the Transferred Subsidiary Entities set forth on Exhibit K (which exhibit may be updated or modified from time to time by the Seller with the consent of the Purchaser).

“Transferred Equity Interests” shall have the meaning set forth in Section 3.3.

“Transferred Intellectual Property” shall mean all Intellectual Property owned or purported to be owned by any member of the Seller Group (excluding the Transferred Entities) that (i) is used primarily in or primarily relates to the conduct of the Business and/or (ii) is embedded or incorporated in the Business Products as of the date hereof or as of the Principal Closing Date. For the avoidance of doubt, subject to the restrictions set forth in the IP License Agreement, clause (i) of this definition shall not include (x) any Intellectual Property in the Seller’s (A) Commerce Cloud Design System, (B) Commerce Cloud Fusion Data Platform, (C) Commerce Cloud SaaS Platform (including API Management system), (D) Commerce Cloud Business Systems, (E) Localization and Globalization Platform, and (F) Common DevOps tools and scripts (referred to by the Seller as PB intersource) that will be licensed to the Purchaser pursuant to the IP License Agreement and (y) business data that was collected or generated by the Other Seller Businesses, which shall be considered Excluded Intellectual Property (provided that any data that was collected or generated by the Business will not be Excluded Intellectual Property, even if that same data was collected or generated by the Other Seller Businesses).

“Transferred Parent Entities” shall mean the entities designated as such on Exhibit K.

“Transferred Parent Equity Interests” shall mean the issued and outstanding equity interests in the Transferred Parent Entities, as set forth in Section 3.3 of the Disclosure Schedules.

“Transferred Pension Liabilities” shall have the meaning set forth in Section 5.10(l)(i).

“Transferred Personal Property” shall mean all tangible personal property and interests therein, including tools, vehicles, machinery, fixtures, equipment, furnishings, furniture, computer equipment, IT Assets, office equipment and supplies (other than any items disposed of after the date hereof in the ordinary course of business), primarily relating to or used or held for use primarily in connection with the Business; provided, however, that Transferred Personal Property shall not include (i) any furnishings or furniture that are located at any of the Shared Spaces that are not occupied pursuant to Transferred Real Property Leases or (ii) any fixtures that become the property of the landlord upon installation pursuant to the terms of any Transferred Real Property Leases.

“Transferred Real Property Leases” shall have the meaning set forth in Section 1.2(a)(v).

“Transferred Subsidiary Entities” shall mean the entities designated as such on Exhibit K.

“Transferring Indebtedness” shall mean the net aggregate amount of Indebtedness of the Transferred Entities determined as of immediately prior to the Principal Closing in accordance with the Accounting Principles; provided that, for the avoidance of doubt, Transferring Indebtedness shall not include any Indebtedness owed to a Transferred Entity.

“Transition Services Agreement” shall have the meaning set forth in Section 2.3(a)(ii).

“Unaudited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“U.S. Transferred Entity” shall mean Pitney Bowes Software Inc., a Delaware corporation.

“VAT” shall mean any value added tax, including that imposed in compliance with the European Council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112), and any similar value added goods and services, consumption, excise, sales or use tax or any other similar, replacement or supplemental tax wherever imposed, together with any interest, penalties and additions imposed with respect thereto.

“WARN” and “WARN Act” shall have the meaning set forth in Section 3.19(c).

“Welfare Benefit Claims” shall have the meaning set forth in Section 5.10(i)(iii).

(b)       Unless the context otherwise requires, as used in this Agreement: (i) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein, (ii) “or” is not exclusive, (iii) “including” and its variants mean “including, without limitation” and its variants, (iv) the word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not mean simply “if”, (v) words defined in the singular have the parallel meaning in the plural and vice versa, (vi) words of one gender shall be construed to apply to each gender, (vii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto and not to any particular provision of this Agreement, (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (ix) the words “asset”, “right” and “property” shall be construed to have the same meaning and effect, (x) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement, (xi) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP (it being  understand that in the event of any discrepancy between GAAP and the provisions of this Agreement, the provisions of this Agreement shall control), (xii) a reference to any Person includes such Person’s successors and permitted assigns; provided, however, that nothing contained in this clause (xii) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement, (xiii) any reference to “days” means calendar days unless Business Days are expressly specified,

(xiv) “party” or “parties” shall refer to parties to this Agreement, (xv) the term “representative” means with respect to any Person, any officer, director, principal, partner, member, manager, attorney, accountant, agent employee, consultant, financial or other advisor or other authorized representative of such Person, (xvi) the terms “Affiliate” and “Subsidiary” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”, whether or not such phrase appears after such term, other than in the case of a provision that expressly applies only to Affiliates or Subsidiaries existing as of a different date, (xvii) any reference to “$” is to U.S. dollars and (xviii) the date and/or time on which any event occurs shall be the date and/or time in New York City on and/or at which such event occurs unless otherwise expressly specified.  All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any document being “made available” or “delivered” by the Seller to the Purchaser means that the Seller (A) delivered such document to the Purchaser or its representatives or (B) posted such document in the Data Room, in each case, as of 6:00 p.m. New York City Time on the date that is one Business Day prior to the date hereof.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first (1st) succeeding Business Day thereafter.

Section 9.3.      Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller and the Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 9.4.      Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof.  This Agreement (other than (i) Section 5.19, (ii) Section 8.2, which is intended to be for the benefit of, and shall be enforceable by, any of the Purchaser Indemnified Persons, (iii) Section 8.3, which is intended to be for the benefit of, and shall be enforceable by, any of the Seller Group Indemnified Persons, (iv) Section 9.15, which is intended to be for the benefit of, and shall be enforceable by, any of the Non-Party Affiliates and (v) Section 9.16, which is intended to be for the benefit of, and shall be enforceable by, any of the Debt

Financing Source Related Parties) does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder.

Section 9.5.      Amendment; Waiver.  This Agreement may be amended, restated or supplemented or otherwise modified only in a writing signed by all parties hereto.  Any waiver of rights hereunder must be set forth in writing.  A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

Section 9.6.      Binding Effect; Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors.  Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties, except that (i) the Seller may (A) assign its rights and obligations in respect of the transfer of any Transferred Asset or any Assumed Liability to any of its Affiliates and (B) after the Principal Closing, assign all or any portion of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the equity interests or the assets of the Seller or any of its Affiliates, or any other action or combination of actions, in each case without the consent of the Purchaser, and (ii) the Purchaser may (A) collaterally assign all or part of its rights and obligations under this Agreement to any agent for the Debt Financing Sources, (B) assign all or part of its rights or obligations in respect of the purchase and acceptance of any Transferred Asset, Transferred Entity or Assumed Liability to any of its Affiliates or (C) after the Principal Closing, assign all or any portion of its rights or obligations hereunder to any Person in connection with an internal restructuring, joint venture, sale or divestiture of all or a portion of the equity interests or the assets of the Purchaser or any of its Affiliates, or any other action or combination of actions, in each case without the consent the Seller.  No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.

Section 9.7.     Disclosure Schedules.  The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Any matter disclosed pursuant to the Disclosure Schedules or the Purchaser Disclosure Schedules shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.  With respect to each of the Disclosure Schedules and the Purchaser Disclosure Schedules, any disclosure made on any section or subsection thereof with respect to any representation or warranty shall be deemed to be made with respect to any representation or warranty to which such disclosure’s application or relevance is reasonably apparent on the face of such disclosure.

Section 9.8.      Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and money damages would be both incalculable and an insufficient remedy for any such failure to perform or breach of this Agreement.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith.  Subject to Section 7.2, nothing contained herein shall prevent a party from seeking damages in the event that specific performance is not available.  It is explicitly agreed that, prior to the termination of this Agreement, the Seller shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the Purchaser’s obligations to consummate the transactions contemplated by this Agreement and cause the Equity Financing to be funded (including to cause Purchaser to enforce the obligations of the Equity Financing Sources under the Equity Financing Commitment in order to cause the Equity Financing to be timely completed in accordance with and subject to the terms and conditions set forth in the Equity Financing Commitment), which right shall be subject to the requirement that (i) all conditions in Section 6.1 and Section 6.2 were satisfied or waived (other than those conditions which by their terms are to be satisfied at the Principal Closing) at the time when the Principal Closing would have been required to occur, but for the failure of the Equity Financing to be funded and (ii) the Seller has irrevocably confirmed that if the Equity Financing is funded, then it would take such actions required of it by this Agreement to cause the Principal Closing to occur.

Section 9.9.      Governing Law, etc.  This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby.  Each party hereby irrevocably agrees that any Action arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each party hereby submits to the exclusive jurisdiction of such courts in any such Action.  A final judgment in any such Action may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Each party further agrees that service of any process, summons, notice or document to such party pursuant to Section 9.1, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING DIRECTLY OR INDIRECTLY OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER AGREEMENT ENTERED INTO IN CONNECTION HEREWITH.  EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN

INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.9.

Section 9.10.     Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 9.11.     Local Transfer Agreements.

(a)          The parties do not intend this Agreement to transfer title to any Transferred Parent Equity Interests or Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, and any such Transferred Parent Equity Interests or Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall (other than the representations and warranties expressly set forth in Article III) be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature).  The parties shall (or shall cause their applicable Subsidiary to) execute and deliver any requisite Local Transfer Agreement no later than the Applicable Closing Date; provided that the parties shall not enter into any Local Transfer Agreement with respect to a jurisdiction in which the Seller has an obligation to inform and consult with Business Employees regarding the transactions contemplated hereby, until the Seller has concluded its information and consultation process, and such Local Transfer Agreement shall reflect any changes as may be reasonably agreed by the parties to take into account the results of such information and consultation process.

(b)          Notwithstanding the generality of Section 9.11(a), to the extent that the provisions of a Local Transfer Agreement (including any provisions required by local Law to be included in the Local Transfer Agreement) are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Parent Equity Interests and Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Group and the Purchaser shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c)          Each party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated hereby) against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Parent Equity Interests and Transferred Assets or the assumption of Assumed Liabilities sold or assigned to the Purchaser hereunder in a manner consistent with the terms of this Agreement.  All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements

(but without prejudice to the establishment of the existence of the claim hereunder).  To the extent that a party does bring such a claim (except as referred to above), that party shall indemnify the other party (and/or that other party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such claim against it or them.

Section 9.12.          Provision Respecting Legal Representation.  Each party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Cravath, Swaine & Moore LLP may serve as counsel to the Seller, on the one hand, and the Business and any Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of such transactions, Cravath, Swaine & Moore LLP (or any successor) may serve as counsel to the Seller or any Affiliate or representative of the Seller, in connection with any litigation, claim or obligation, in each case, solely arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby (a “Section 9.12 Dispute”) notwithstanding such prior representation of the Business or any Transferred Entity and each party to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each party to this Agreement shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation; provided that this sentence shall not apply if Cravath, Swaine & Moore LLP, at the time of such Section 9.12 Dispute, is handling ongoing matters for the Purchaser, the Transferred Entities or any of their respective Affiliates.

Section 9.13.          Privilege.  The Purchaser, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees in connection with a Section 9.12 Dispute that all attorney-client privileged communications between the Seller, any Transferred Entity or their respective current or former Affiliates or representatives and their counsel, including Cravath, Swaine & Moore LLP, made before the consummation of any Applicable Closing in connection with the negotiation, preparation, execution, delivery and any Applicable Closing under this Agreement or any Transaction Document, any dispute arising from this Agreement, the other Transaction Documents or any of the transactions contemplated hereby or thereby or, before any Applicable Closing, any other matter (the “Privileged Communications”), shall continue after such Applicable Closing to be privileged communications with such counsel (provided, that such privilege from and after the Principal Closing shall be solely held and controlled by Seller) and neither the Purchaser nor any of its former or current Affiliates or representatives nor any Person purporting to act on behalf of or through the Purchaser or any of its current of former Affiliates or representatives, shall (i) seek to obtain the same by any process on the grounds that the privilege attaching to such Privileged Communications belongs to the Purchaser, any Transferred Entity or the Business or on any other grounds or (ii) use or rely on any such Privileged Communications in any Section 9.12 Dispute.

Section 9.14.          Counterparts.  This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 9.15.          Non-Recourse.  Except as expressly set forth in the other Transaction Documents (including the Equity Financing Commitment) or the Confidentiality Agreement, all

claims, obligations, liabilities, or causes of action (whether at Law, in equity, in contract, in tort or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or any other Transaction Document, or the negotiation, execution, or performance of this Agreement or any other Transaction Document (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any other Transaction Document ), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or such other Transaction Document (the “Contracting Parties”).  No Person who is not a Contracting Party, including any current, former or future equityholder, incorporator, controlling person, general or limited partner, member, Affiliate, assignee or representative of, and any financial advisor to, any Contracting Party, or any current, former or future equityholder, incorporator, controlling person, general or limited partner, Affiliate, assignee or representative of, any of the foregoing or any of their respective successors, predecessors or assigns (or any successors, predecessors or assigns of the foregoing) (collectively, the “Non-Party Affiliates”), shall have any Liability (whether in Law or in equity, whether in contract or in tort or otherwise) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or such other Transaction Document or based on, in respect of, or by reason of this Agreement or such other Transaction Document or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents, including, the Equity Financing Commitment, or the Confidentiality Agreement), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as expressly set forth in the other Transaction Documents, including, the Equity Financing Commitment, or the Confidentiality Agreement) against any such Non-Party Affiliates.  Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise expressly set forth in the other Transaction Documents or the Confidentiality Agreement, (i) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available, whether at Law, in equity, in contract, in tort or otherwise, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Non-Party Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, in each case arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach and (ii) each Contracting Party disclaims any reliance upon any Non-Party Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.16.          Debt Financing Sources.  Notwithstanding anything in this Agreement to the contrary, the Seller on behalf of itself, its Subsidiaries, and each of their respective controlled Affiliates hereby: (i) agrees that all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder involving the Debt Financing Source Related Parties shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of the Delaware)) shall be governed by the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, (ii) agrees not to bring or support or permit any of its controlled Affiliates to bring or support any Action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement, the Debt Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder against any Debt Financing Source Related Party in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Seller, its Subsidiaries or their respective controlled Affiliates in any such Action shall be effective if notice is given in accordance with Section 9.1, (iv) irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) irrevocably and unconditionally waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury in any Action brought against the Debt Financing Sources directly or indirectly arising out of, under or in connection with this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Source Related Parties will have any Liability to the Seller or any of its Subsidiaries or any of their respective controlled Affiliates or representatives (in each case, other than the Purchaser and its Subsidiaries) relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder (whether in tort, contract or otherwise) and (vii) agrees that the Debt Financing Source Related Parties are express third party beneficiaries of, and may enforce, any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.16 (including, for the avoidance of doubt, Section 9.4 (solely to the extent it relates to the Debt Financing Source Related Parties))and such provisions and the definition of “Debt Financing Sources” and “Debt Financing Source Related Parties” shall not be amended in any way adverse to the Debt Financing Source Related Parties without the prior written consent of the Debt Financing Sources.  Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Seller or any of its Affiliates be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source Related Party related to the Debt Financing under the terms of this Agreement prior to the Principal Closing Date, and nor shall there be any right of the Seller or its Affiliates to enforce specifically any of Seller’s and its Affiliates’ respective rights under the Debt Commitment Letter or any other agreements relating to the Debt Financing.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PITNEY BOWES INC.

By:	/s/ Marc B. Lautenbach
	Name:	Marc B. Lautenbach
	Title:	President and Chief Executive Officer

STARFISH PARENT, LP

By:	/s/ Joseph Rogers
	Name:	Joseph Rogers
	Title:	President

[Signature page to the Stock and Asset Purchase Agreement]